Exhibit 99.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

☐	Definitive Additional Materials

ZEDGE, INC.

(Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14c-5(g), and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Howard S. Jonas

Chairman of the Board of Directors

IDT Corporation
520 Broad Street
Newark, NJ 07102

[________], 2016

Dear IDT Corporation Stockholder:

We are pleased to inform you that the Board of Directors of IDT Corporation (“IDT”) has approved the spin-off of Zedge, Inc. (“Zedge”), a majority-owned subsidiary of IDT, to IDT’s stockholders. IDT currently owns 82% of Zedge, 69% on a fully-diluted basis, which may increase based on investments made prior to the spin-off, and will be distributing all of that interest to IDT’s stockholders. Following the spin-off, IDT’s business will consist of IDT Telecom, our Gibraltar-based bank, as well as real estate holdings and other interests.

The spin-off of Zedge will occur by way of a pro rata distribution of Zedge Class A common stock and Class B common stock to IDT’s stockholders. On the distribution date, each IDT stockholder will receive one share of Zedge Class A common stock for every three shares of IDT Class A common stock and one share of Zedge Class B common stock for every three shares of IDT Class B common stock, held at 5:00 p.m., New York City time, on [_______ ___], 2016, which is the record date of the spin-off. The distribution of shares of our Class B common stock will be issued in book-entry form and physical certificates of Zedge will be issued only to holders of IDT Class A common stock and, upon request, to holders of IDT Class B common stock.

Stockholder approval of the spin-off is not being sought, and you are not required to take any action to receive your Zedge common stock.

Zedge will focus its efforts on evolving its content distribution platform into the leading medium for digital self-expression for both creators looking to promote their content and consumers who utilize such content to express their identity, feelings, tastes and interests. More immediately Zedge will continue expanding its mobile personalization service that avails users with ringtones, wallpapers, home screen app icons and notification sounds. By creating a separate entity with management focused on the Zedge businesses, we expect to unlock greater value than was the case as part of IDT.

Following the spin-off, you will own shares in both IDT and Zedge. We have applied to have Zedge’s Class B common stock listed for trading on the New York Stock Exchange MKT LLC (“NYSE MKT”) under the symbol “ZDGE”. We intend to satisfy all the requirements for that listing.  IDT Class B common stock will continue to trade on the New York Stock Exchange under the symbol “IDT.” As we have previously disclosed, we are working toward another spin-off that will separate IDT Telecom and certain of our other interests.

We intend for the spin-off to be tax-free for stockholders. To that end, prior to consummation of the spin-off, we expect to receive a favorable legal opinion from Pryor Cashman LLP as to the spin-off’s tax-free status. You should, of course, consult your own tax advisor as to the particular consequences of the spin-off to you.

The enclosed information statement, which is being mailed to all of those who are IDT stockholders as of the record date, describes the spin-off in detail and contains important information about Zedge, including financial statements.

We look forward to your continued support as a stockholder of IDT. We remain committed to working on your behalf to build long-term stockholder value.

Sincerely,

Howard S. Jonas Chairman of the Board of Directors

[___________], 2016

Dear Zedge, Inc. Stockholder:

It is my pleasure to welcome you as a stockholder of our newly independent company, Zedge, Inc. We look forward to becoming an independent company and increasing our value by executing our business plan in a focused and deliberate fashion.

As an independent company, we will have the ability to focus exclusively on the development of our business, and, in doing so, we expect to create value for our stockholders, as well as to concentrate our resources solely on our own operations and growth opportunities.

Zedge provides one of the most popular content distribution platforms, worldwide, centered on self-expression. Today our platform enables consumers to personalize their mobile devices with free, high quality ringtones, wallpapers, home screen app icons and notification sounds. The Zedge smartphone app, available in the Google Play, iTunes and Microsoft Market app stores, has been installed over 190 million times, has more than 32 million monthly active users and has averaged among the top 25 free applications in the Google Play store in the U.S. for the past six years and is ranked in the top 10 most popular free apps in the iTunes Entertainment category. Zedge’s user base has grown organically and until now the Company hasn’t made any material investment in marketing, user acquisition or advertising.

Following the spin-off, IDT stockholders will own shares in both IDT and Zedge. We have applied to have Zedge’s Class B common stock listed for trading on the NYSE MKT under the symbol “ZDGE”. We intend to satisfy all the requirements for that listing.  IDT Class B common stock will continue to trade on the NYSE under the symbol “IDT”.  We invite you to learn more about us by reviewing the enclosed information statement. We look forward to our future as a separate publicly-traded company and to your support as a stockholder.

I want to thank our users, employees, investors and business partners for supporting us and helping us achieve and maintain our leadership position. Without your continued support we would not be here today and your belief in our goals, values and aspirations is humbling. We will continue working hard to deliver best of breed products and services in the world of digital self-expression and personalization.

I am excited about the opportunity that faces us and appreciate your support, as a holder of our common stock.

Sincerely,

Tom Arnoy Chief Executive Officer

Tom Arnoy	Zedge, Inc.	Zedge Europe AS
CEO and Co-Founder	22 Cortlandt Street	Ladebekken 17
	14th Floor	7041 Trondheim
	New York, NY 10007	Norway

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED [___________], 2016

INFORMATION STATEMENT

ZEDGE, INC.

Class A Common Stock

and

Class B Common Stock

(each, par value $0.01 per share)

This information statement is being furnished by IDT Corporation, or IDT, to its stockholders in connection with the distribution to holders of its Class A common stock and Class B common stock, each par value $0.01 per share, of all the outstanding shares of Class A common stock and Class B common stock, each par value $0.01 per share, of Zedge, Inc., or Zedge, held by IDT.

Zedge is currently a majority-owned subsidiary of IDT and owns 100% of Zedge Europe AS.

The spin-off will separate our business from the remainder of IDT’s operations and holdings. Following the spin-off, IDT’s business will consist of IDT Telecom, Gibraltar-based bank, as well as real estate holdings and other interests.

We believe that the spin-off will more effectively deploy Zedge’s assets and will allow for the realization of greater value to you by the creation of an entity with management and resources that are focused solely on Zedge’s business rather than having those assets remain within IDT. Separating the two entities will allow management of Zedge to design and implement strategies and tactics that are based exclusively on its business characteristics and the industry in which it competes. In addition, the spin-off will separate business units with different risk profiles and performance characteristics from one another and allow stockholders to choose to invest or remain invested in a company that meets their investment criteria and goals. Zedge will primarily focus its efforts on building its content distribution platform centered on self-expression, attracting both creators looking to promote their content and consumers who utilize such content to express their identity, feelings, tastes and interests. It will achieve this through the development of ongoing feature enhancements, social marketing activities, content partnerships, distribution opportunities and localization methodologies, but not to the exclusion of other strategies and tactics as it sees fit. In addition, the Company will explore new and untapped opportunities in the mobile app and personalization markets and execute on those that it believes can provide significant returns. Accordingly, we believe the spin-off will build long-term stockholder value.

Our business will initially consist of one reportable segment.

The spin-off of Zedge will occur by way of a pro rata distribution of the Zedge Class A common stock and Class B common stock held by IDT to IDT’s stockholders. On the distribution date each IDT stockholder will receive one share of Zedge Class A common stock for every three shares of IDT Class A common stock and one share of Zedge Class B common stock for every three shares of IDT Class B common stock, held at 5:00 p.m., New York City time, on [________], 2016, which is the record date for the spin-off. The distribution of shares of our Class B common stock will be paid in book-entry form and physical stock certificates will be issued only to holders of Class A common stock and, upon request, to holders of Class B common stock.

Holders of Zedge common stock immediately prior to the distribution will not see any change to their ownership as a result of the distribution.

No stockholder approval of the spin-off is required or sought and you are not required to take any action to receive your Zedge common stock.

We are not asking you for a proxy and you are requested not to send us a proxy. IDT stockholders will not be required to pay for the shares of our Class A common stock or Class B common stock to be received by them in the spin-off or to surrender or exchange shares of IDT Class A common stock or Class B common stock in order to receive our Class A common stock and Class B common stock or to take any other action in connection with the spin-off.

Currently, there is no trading market for Zedge’s Class A common stock or Class B common stock. We have applied to have Zedge’s Class B common stock listed for trading on the NYSE MKT under the symbol “ZDGE”. We intend to satisfy all the requirements for that listing.  IDT Class B common stock will continue to trade on the NYSE under the symbol “IDT”.

We do not intend to list Zedge’s Class A common stock for trading on any exchange or trading system.

In reviewing this Information Statement, you should carefully consider the matters described under “Risk Factors” beginning on page 6 for a discussion of certain factors that should be considered by recipients of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This Information Statement is first being mailed to IDT stockholders on or about [__________], 2016.

This information statement is being furnished solely to provide information to IDT stockholders who will receive shares of our common stock in the distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our or IDT’s securities. This information statement describes our business, our relationship with IDT, and how the spin-off affects IDT and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover, except as otherwise set forth herein. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

Unless the context indicates otherwise, all references in this information statement:

●	to “Zedge,” “us,” “we,” or “our” are to Zedge, Inc. and its subsidiaries; and

●	to “IDT” are to IDT Corporation and its subsidiaries, and, with respect to periods following the spin-off, IDT Corporation and its subsidiaries other than Zedge.

The transaction in which we will be separated from IDT and become a separately-traded public company is referred to in this information statement as the “separation,” the “distribution” or the “spin-off.”

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:	Why am I receiving this document?

A:	IDT is delivering this document to you because you were a holder of IDT’s Class A common stock or Class B common stock on the record date for the distribution of our shares of our Class A common stock and Class B common stock to IDT’s holders. Accordingly, you are entitled to receive one share of our Class A common stock for every three shares of IDT Class A common stock that you held on the record date and one share of our Class B common stock for every three shares of IDT Class B common stock that you held on the record date. No action is required for you to participate in the distribution.

Q:	What is the spin-off?

A:	The spin-off is the overall transaction of separating our company from IDT resulting in Zedge being owned by the public and continuing to own and operate the assets. The final step of the spin-off will be the pro rata distribution by IDT of our Class A common stock and Class B common stock held by IDT to holders of IDT’s Class A common stock and Class B common stock, as set forth in the answer above. We refer to this last step as the “distribution.” For additional information regarding these transactions, see “The Spin-Off--Manner of Effecting the Spin-Off” beginning on page 22.

Q:	What is Zedge?

A:	Up to the time of the spin-off, we will be a majority-owned subsidiary of IDT. Following the spin-off, we will be a separate publicly-traded company. Zedge owns and operates Zedge Europe AS.

Q:	Why is IDT separating our businesses and distributing our stock?

A:	IDT’s Board of Directors and management believe the separation will provide the benefits set forth below under the caption “The Spin-Off – Reasons for the Spin-Off” beginning on page 21, including unlocking greater value for Zedge than was the case as part of IDT. Management also considered the other factors set forth below under the caption “The Spin-Off – Other Benefits of the Spin-Off” on page 22.

Q:	Why is the separation of the two companies structured as a spin-off?

A:	IDT’s Board of Directors believes that a spin-off of our shares held by IDT is a cost-effective and tax efficient way to separate the companies.

Q:	What is the record date for the distribution?

A:	The record date is [__________], 2016 and ownership will be determined as of 5:00 p.m., New York City time, on that date. When we refer to the “record date,” we are referring to that time and date.

Q:	When will the spin-off be completed?

A:	Shares of our common stock will be distributed on or about [______________], 2016. We refer to this date as the “distribution date.”

Q:	What will be our relationship with IDT after the spin-off?

A:	IDT and Zedge each will be independent publicly-traded companies with no common management and no ongoing relationship other than provision of certain administrative, legal, financial, internal audit, corporate and tax services, and as necessary to cooperate with respect to certain matters related to periods prior to the spin-off. Any relationships among management of Zedge and IDT are described below under the caption “Our Relationship with IDT After the Spin-Off and Related Person Transactions.”

Q:	What will happen to the listing of IDT’s Class B common stock?

A:	Nothing. We expect that IDT Class B common stock will continue to be traded on the New York Stock Exchange under the symbol “IDT.”

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Q:	Will the spin-off affect the market price of my IDT shares?

A:	Possibly. As a result of the spin-off, the trading price of IDT shares immediately following the distribution may be lower than immediately prior to the distribution because the trading price will no longer reflect the value of our assets. In addition, until the market has fully analyzed the operations of IDT without these assets, the price of IDT shares may fluctuate more than it has historically. Furthermore, the combined trading prices of IDT’s Class B common stock and, if and when outstanding, our Class B common stock, after the distribution may be higher or lower than the trading price of IDT Class B common stock prior to the distribution. See the Risk Factor entitled “There may not be an active trading market for shares of our common stock and Zedge stockholders may find it difficult to transfer our securities.” on page 16.

Q:	What will IDT stockholders receive in the spin-off?

A:

In the spin-off, IDT stockholders will receive one share of our Class A common stock for every three shares of IDT Class A common stock and one share of our Class B common stock for every three shares of IDT Class B common stock that they own as of the record date, and compensation in lieu of fractional shares as set forth below. Immediately after the spin-off, IDT stockholders will still own all of IDT’s current business segments, but they will own them as two separate investments rather than as a single investment.

Holders of our Class A common stock will be entitled to three votes per share and holders of our Class B common stock will be entitled to one tenth of one vote per share.

After the spin-off, the certificates and book-entry interests representing IDT Class A common stock and Class B common stock will represent such stockholders’ interests in the IDT businesses (other than our business) following the spin-off, and the certificates and book-entry interests representing our Class A common stock and Class B common stock that IDT stockholders receive in the spin-off will represent their interest in Zedge’s business only.

Q:	If an IDT stockholder owns unvested restricted stock or deferred stock units of IDT, what will that stockholder receive in the spin-off?

A:	Holders of unvested restricted stock of IDT will receive, in respect of those unvested restricted shares, one share of our Class B common stock for every three unvested restricted shares of IDT Class B common stock that they own as of the record date for the spin-off. Those particular unvested restricted shares of our stock that you will receive will be restricted under the same terms as the IDT unvested restricted shares in respect of which they were issued. This means that unvested restricted shares of our stock received in the spin-off are subject to forfeiture on the same terms, and their restrictions lapse at the same time, as the corresponding IDT shares. Holders of deferred stock units, or DSUs with respect to Class B common stock of IDT will receive, upon vesting, in addition to the shares of IDT Class B common stock, one share of our Class B common stock for every three shares of IDT Class B common stock subject to the DSU. Vesting of the DSUs will not be impacted by the spin-off.

Q:	If an IDT stockholder owns options to purchase shares of IDT stock that have been issued by IDT, what will that option holder receive in the spin-off?

A:	In the spin-off, the exercise price of each outstanding option to purchase IDT Class B common stock that was issued by IDT will be proportionately reduced based on the relative trading prices of IDT and Zedge following the spin-off.

Q:	What does an IDT stockholder need to do now?

A:

IDT stockholders do not need to take any action, although we urge you to read this entire document carefully. The approval of the IDT stockholders is not required or sought to effect the spin-off, and IDT stockholders have no appraisal rights in connection with the spin-off.  IDT is not seeking a proxy from any stockholders, and you are requested not to send us a proxy.

IDT stockholders will not be required to pay anything for our shares distributed in the spin-off or to surrender any shares of IDT Class A common stock or Class B common stock. IDT stockholders should not send in their IDT share certificates. IDT stockholders will automatically receive their shares of our Class A common stock and Class B common stock when the spin-off is effected.

Q:	Are there risks associated with owning Zedge common stock?

A:	Yes. Our business is subject to both general and specific risks relating to our operations. In addition, our spin-off from IDT presents risks relating to our becoming a separately-traded public company as well as risks relating to the nature of the spin-off transaction itself. See “Risk Factors” beginning on page 6.

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Q:	What are the U.S. Federal income tax consequences of the spin-off to IDT stockholders?

A:	IDT stockholders should not recognize a gain or loss on the receipt of shares of our common stock in the spin-off other than with respect to fractional shares of our common stock for which cash is received. IDT stockholders should apportion their tax basis in IDT common stock between such IDT common stock and our common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off. An IDT stockholder’s holding period for our common stock received in the spin-off should include the period for which that stockholder’s IDT common stock was held. See “The Spin-Off--Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 24. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE SPIN-OFF TO YOU.

Q:	What if I want to sell my IDT common stock or my Zedge common stock?

A:

You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. We do not make any recommendations on the purchase, retention or sale of shares of IDT common stock or our common stock.

If you decide to sell any shares after the record date, but before the spin-off, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your IDT common stock, or your Zedge common stock after it is distributed, or both.

Q:	Where will I be able to trade shares of Zedge common stock?

A:	There is no current public market for our common stock. Upon satisfaction of all necessary initial listing requirements, we intend to have our Class B common stock traded on NYSE MKT under the symbol “ZDGE”. We anticipate that trading in shares of our Class B common stock will begin on a “when-issued” basis on or shortly before the record date and before the distribution date, and “regular way” trading will begin on the first trading day following the distribution date. If trading does begin on a “when-issued” basis, you may purchase or sell our Class B common stock after that time, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, when-issued trading with respect to our Class B common stock will end and regular way trading will begin. We cannot predict the trading prices for our Class B common stock before or after the distribution date. However, neither method of trading will occur on the NYSE MKT unless our Class B common stock has received prior approval for listing.

Q:	Do you intend to pay dividends on your common stock?

A:	We do not anticipate paying dividends on our common stock until we achieve sustainable profitability (after satisfying all of our operational needs) and retain certain minimum cash reserves. Distributions will be subject to the need to retain earnings for investment in growth opportunities or the acquisition of complementary assets. The payment of dividends in any specific period will be at the sole discretion of our Board of Directors. We and IDT will be separate entities after the spin-off. As such, our decision to pay (or not pay) dividends in the future will not impact IDT’s decision of whether to pay (or not pay) dividends in the future. See “Dividend Policy” on page 26 for additional information on our dividend policy following the spin-off.

Q:	Where can IDT stockholders get more information?

A:

If you have any questions relating to the distribution, you should contact:

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Attention: Bill Ulrey, Vice President–Investor Relations and External Affairs

(973) 438-3838

Q:	Who will be the distribution agent for the spin-off?

A:

American Stock Transfer & Trust Company will be the distribution agent for the spin-off. The distribution agent can be contacted at:

59 Maiden Lane

Plaza Level

New York, New York 10038

Telephone (800) 937-5449

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EXECUTIVE SUMMARY

We provide one of the most popular content platforms for smartphone personalization globally offering a wide array of free and interesting content including ringtones, wallpapers, home screen icons and notification sounds.

Summary of the Spin-Off

The following is a summary of the terms of the spin-off. Please see “The Spin-Off” beginning on page 21 for a more detailed description of the matters described below.

Distributing company	IDT Corporation, a Delaware corporation.

Distributed company	Zedge, Inc., a Delaware corporation. Zedge’s principal executive offices are currently located at 22 Cortlandt Street 14th Floor, New York, NY 10007 and Ladebekken 17, 7041 Trondheim Norway.

Distribution ratio	Each holder of IDT Class A common stock will receive a distribution of one share of Zedge Class A common stock for every three shares of IDT Class A common stock held on the record date and each holder of IDT Class B common stock will receive a distribution of one share of Zedge Class B common stock for every three shares of IDT Class B common stock held on the record date. For additional information regarding how holders of IDT common stock will receive cash in lieu of fractional shares of our common stock, see “The Spin-Off Manner of Effecting the Spin-Off on page 22.

Securities to be distributed

Approximately 0.5 million shares of Zedge Class A common stock, which will constitute all of the outstanding shares of Zedge Class A common stock immediately after the spin-off (based on approximately 1.6 million shares of IDT Class A common stock that were expected to be outstanding on the record date).

Approximately 7.2 million shares of Zedge Class B common stock (based on approximately 21.5 million shares of IDT Class B common stock that were expected to be outstanding on the record date), which will include the shares of Zedge Class B common stock that IDT is expected to receive in respect of IDT’s portion of certain existing shareholders purchasing $3 million of Zedge Class B common stock at a pre-investment valuation for Zedge of $27 million.

The 7.7 million shares of Zedge Class A common stock and Zedge Class B common stock to be distributed by IDT, will constitute approximately 82% of the outstanding shares of capital stock of Zedge immediately after the spin-off.

Prior to the spin-off, the equity interests in Zedge not owned by IDT, in addition to that portion of the $3 million of Zedge Class B common stock being purchased by Zedge stockholders other than IDT, will be recapitalized into 1.6 million shares of Zedge Class B common stock. These shares will not be distributed to IDT stockholders in the spin-off. Also, options outstanding to purchase 24,898 shares of current Zedge common stock will be converted into options to purchase 1.5 million shares of Zedge Class B common stock.

Record date	The record date is 5:00 p.m., New York City time, on [___________], 2016. In order to be entitled to receive shares of Zedge Class A common stock and/or Class B common stock in the spin-off, holders of shares of IDT Class A common stock and Class B common stock must be stockholders as of 5:00 p.m., New York City time, on the record date.

Distribution date	The distribution date will be on or about [_____], 2016.

Relationship between Zedge and IDT after the spin-off	Following the spin-off, IDT and Zedge each will be independent, publicly-traded companies. We expect to enter into a Services Agreement with IDT, to allow us to utilize certain personnel of, and obtain administrative, legal, financial, internal audit, corporate, tax and other services from IDT unless we develop those capabilities internally or arrange for such services from other vendors.

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Dividend policy	We do not anticipate paying dividends on our common stock until we achieve sustainable profitability (after satisfying all of our operational needs) and retain certain minimum cash reserves. Distributions will be subject to the need to retain earnings for investment in growth opportunities or the acquisition of complementary assets. The payment of dividends in any specific period will be at the sole discretion of our Board of Directors.

Payment of intercompany indebtedness	Any intercompany debt between IDT and Zedge as of the distribution date will be repaid prior to the completion of the spin-off and there will be no indebtedness owing from Zedge to IDT immediately following the spin-off. The only contemplated obligations to IDT arising after the spin-off would be obligations that arise under the Separation and Distribution Agreement between Zedge and IDT (the “Separation Agreement”), the Services Agreement between Zedge and IDT (the “Services Agreement”) or the Tax Separation Agreement between Zedge and IDT (the “Tax Separation Agreement”).

Corporate Information and Structure

Pursuant to the spin-off, we will be separated from IDT and become a separate publicly-traded company. The spin-off and our resulting separation from IDT involve the following steps:

●	As part of the spin-off, our capital stock will be recapitalized so that, instead of having a single class of common stock and two series of preferred stock authorized and outstanding, all such shares will be converted into approximately 0.5 million shares of our Class A common stock and 8.8 million shares of our Class B common stock, all options to purchase our common stock will become options to purchase a proportional number of shares of our Class B common stock, and we will have preferred stock authorized, but no shares will be outstanding. The rights of the various classes of capital stock are described below under the heading “Description of Our Capital Stock” beginning on page 51.

●

Prior to the Distribution, certain holders of our capital stock, including IDT, will collectively purchase common stock representing approximately 10.0% of our capital stock for $3 million. These shares will be split into approximately 0.9 million shares prior to the spin-off.

●	Before our separation from IDT, we will enter into the Separation Agreement and Tax Separation Agreement with IDT to effect the separation and provide a framework for our relationship with IDT after the spin-off. For more information on these agreements, see “Our Relationship with IDT After the Spin-Off and Related Person Transactions” beginning on page 48.

●	Under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the registration statement on Form 10, as amended, of which this information statement is a part, shall have become effective, and IDT will mail this information statement to its stockholders.

●	Following the separation, we will operate as a separate publicly-traded company, and we have applied to have Zedge’s Class B common stock listed for trading on the NYSE MKT under the symbol “ZDGE”. We intend to satisfy all the requirements for that listing and commence trading on a regular way basis on the first trading day following the distribution date. However, trading will not occur on the NYSE MKT unless our Class B common stock has received prior approval for listing.

For a further explanation of the spin-off, see “The Spin-Off” beginning on page 21.

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RISK FACTORS

Our business, operating results or financial condition could be materially adversely affected by any of the following risks associated with any one of our businesses, as well as the other risks highlighted elsewhere in this document, particularly the discussions about competition. The trading price of our common stock could decline due to any of these risks. Note that references to “our”, “us”, “we”, etc. used in each risk factor below refers to the business about which such risk factor is provided.

Risks Related to the Business

If we fail to attract advertisers or if our advertisers reduce their spending with us, our revenues, profitability and prospects may be materially and adversely affected.

In the fiscal years ended July 31, 2014 and 2015 and for the six months ended January 31, 2016, our revenues from advertising accounted for 100%, 94% and 94%, respectively, of our total revenues. It is anticipated that our growth profitability and prospects will continue to depend on our ability to sell advertising inventory. Companies that advertise via Zedge may choose to utilize other channels. If the size of the mobile advertising market does not increase from current levels, or if we are unable to capture and retain a sufficient share of that market, our ability to maintain or increase our current level of advertising revenues and our profitability and prospects could be materially and adversely affected.

If we fail to maintain and enhance our brand, or if we incur excessive expenses in this effort, our business, results of operations and prospects may be materially and adversely affected.

We believe that maintaining and enhancing our brand is of significant importance to the success of our business. Historically we have not made material investments in this effort. Yet, we believe that enhancing the recognition and reputation of our brand is important to our future success and ability to compete. A well-recognized brand is important to increasing the number of users and enhancing our attractiveness to advertisers and business partners. Brand recognition and enhancement may directly affect our ability to maintain our market position.

Many factors, some of which are beyond our control, are important to maintaining and enhancing our brand and may negatively impact our brand and reputation if not properly managed, such as:

●	our ability to maintain an easy and reliable user experience as user preferences evolve and as we expand into new service categories and new service lines;

●	our ability to increase brand awareness among existing and potential users, advertisers and content providers through various marketing and promotional activities;

●	our ability to adopt new technologies or adapt our products and services to meet user needs or emerging industry standards; and

●	our ability to distinguish Zedge from the competition and maintain this distinction.

In the future we may conduct various marketing and brand promotion activities to expand our brand. Some of these may require material investment. We cannot assure you, however, that these activities will be successful or that we will be able to achieve the brand promotion effect we expect. In addition, any negative publicity in relation to our mobile internet products or services could harm our brand and reputation.

We have sometimes received, and expect to continue to receive, complaints from users regarding the quality of our products and services. If our users’ complaints are not addressed to their satisfaction, our reputation and our market position could be significantly harmed, which may materially and adversely affect our business and prospects.

We may not be able to continually meet user demand and retain or expand our user base.

Although we constantly monitor and research user needs, we may be unable to meet user demand on an ongoing basis or anticipate future user demands. A decrease in the number of users may have a material and adverse effect on our ability to sell advertising and on our business, financial condition and results of operations. In order to attract and retain users and remain competitive, we must continue to innovate our products and services, improve user experience, and implement new technologies and functionalities.

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The mobile internet business is characterized by constant changes, including but not limited to rapid technological evolution, continual shifts in user demands, frequent introductions of new products and services and constant emergence of new industry standards and practices. As a result, users may leave us for our competitors’ products and services more quickly than in other sectors. Thus our success will depend, in part, on our ability to respond to these changes on a timely and cost-effective basis, including improving and marketing our existing products and services and developing and pricing new products and services in response to evolving user needs. Our ability to successfully retain or expand our user base will depend on our ability to achieve the following, among others:

●	Anticipate and effectively respond to the growing number of mobile internet users in general and the Zedge users in particular;

●	Attract, retain and motivate talented application designers, product managers and engineers who have experience developing personalization products or other mobile internet products and services;

●	Effectively market our existing and new mobile internet products in response to evolving user needs;

●	Develop in a timely fashion and launch new Zedge products and features and other mobile internet products cost-effectively;

●	Further improve our platform to provide a compelling and optimal user experience through integration of products and services provided by existing and new third party developers or business partners; and

●	Continue to provide quality content to attract and retain users and advertisers.

We cannot assure you that our existing products and services will remain sufficiently popular with our users. We may be unsuccessful in adding compelling new enhancements; products and services to further diversify our product offerings. Unexpected technical, commercial or operational problems could delay or prevent the introduction of one or more of our new products or services. Moreover, we cannot be sure that any of our new products and services will achieve widespread market acceptance or generate incremental revenue the way our existing Zedge service has. If we fail to continue to achieve sufficient user satisfaction through our products or services or our products and services fail to meet our expectation to maintain and expand our user base, our business, results of operations and financial condition will be materially and adversely affected.

Our user base is heavily weighted to the Android operating system and our revenues may suffer if the market demand for Android smartphones decreases.

Our user base is heavily weighted to smartphones running the Android operating system, which constitutes approximately 85% of our monthly active mobile app users and most of our revenues. Any significant downturn in the overall demand for Android smartphones or the use of Android smartphones could significantly and adversely affect the demand for our personalization app and would materially affect our revenues. Although the Android smartphone market has grown rapidly in recent years, it is uncertain whether the Android smartphone market will continue growing at a similar rate in the future. In addition, due to the constantly evolving nature of the smartphone industry, another operating system for smartphones may eclipse the Android operating system and result in a decline in popularity. To the extent that the Zedge app continues to be operated on Android smartphones and to the extent that our future revenues substantially depend on the use and sales of Android smartphones, our business would be vulnerable to any downturns in the Android smartphone market.

We may not be able to effectively manage our growth or implement our future business strategies, in which case our business and results of operations may be materially and adversely affected.

Our continued success depends on our ability to grow organically and our strategic cooperation with third party partners. We have experienced a period of significant rapid growth and expansion that has placed, and continues to place, significant strain on our management and resources. We cannot assure you that this level of significant growth will be sustainable or achieved at all in the future. We believe that our continued growth will depend on our ability to develop and enhance our products and services, attract new users, retain existing users, continue developing innovative technologies in response to user demand, increase brand awareness through marketing and promotional activities, react to changes in market trends, expand into new market segments, attract new advertisers, retain existing advertisers and take advantage of the growth in the relevant markets. We cannot assure you that we will achieve any of the above.

To manage our growth and attain and maintain profitability, we will also need to further expand, train, manage and motivate our workforce and manage our relationships with users, consultants, business partners and advertisers. We anticipate that we will need to implement a variety of enhanced and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. All of these endeavors involve risks and will require substantial management efforts and skills and additional expenditures. In addition, we currently enjoy a global customer base. This geographic diversification may raise the level of difficulty in managing our growth and profitability. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. In addition, we cannot assure you that we will be able to effectively manage our growth or implement our future business strategies effectively, and failure to do so may materially and adversely affect our business and results of operations.

Our products may contain errors, flaws or failures that may only become apparent after their release, especially in terms of updates to our app. From time to time we receive user feedback in connection with errors, flaws or failures and such errors, flaws or failures may also come to our attention during our internal testing process. We generally have been able to resolve such errors, flaws or failures in a timely manner, but we cannot assure you that we will be able to detect and resolve all of them effectively or in a timely manner. Errors, flaws or failures in our services and products may adversely affect user experience and cause our users to stop using our services and products, which could materially and adversely affect our business and results of operations.

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Our core values of focusing on our users first and acting for the long-term may conflict with the short-term interests of our business.

One of our core values is a focus on the user’s experience, which we believe is essential to our success and serves the best, long-term interests of Zedge and our stakeholders. Therefore, we have made, in the past and/or may make in the future, significant investments or changes in strategy that we think will benefit our users, even if our decision negatively impacts our operating results in the short term. In addition, our philosophy of putting our users first may cause disagreements or negatively impact our relationships with advertisers or other third parties. Our decisions may not result in the long-term benefits that we expect, in which case the success of our business and operating results could be harmed.

The mobile advertising market may deteriorate or develop more slowly than expected, which could harm our business.

Mobile connected devices, especially smartphones, are generally a new advertising medium. Advertisers have historically spent a smaller portion of their advertising budgets on mobile media as compared to traditional advertising methods, such as television, newspapers, radio and billboards, or online advertising over the internet, such as placing banner ads on websites. Future demand and market acceptance for mobile advertising is uncertain. Many advertisers still have limited experience with mobile advertising and may continue to devote larger portions of their advertising budgets to more traditional offline or online personal computer-based advertising, instead of shifting additional advertising resources to mobile advertising. In addition, our current and potential advertiser clients may ultimately find mobile advertising to be less effective than traditional advertising media or marketing methods or other technologies for promoting their products and services, and they may even reduce their spending on mobile advertising from current levels as a result. If the market for mobile advertising deteriorates, or develops more slowly than we expect, we may not be able to increase our revenue.

If mobile connected devices, their operating systems or content distribution channels develop in ways that prevent users from downloading our app or block advertising from being delivered to our users, our ability to grow our business will be impaired.

Our business model depends upon the continued compatibility between our app and the major mobile operating systems. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers, including but not limited to Verizon, AT&T or T-Mobile, may also impact the ability to download apps or access specified content on mobile devices.

We rely upon third party distribution platforms, including Google Play, iTunes and Microsoft Market for distribution of our app. Google Play, iTunes and Microsoft Market are global application distribution platforms and the main distribution channels for Zedge. As such, the promotion, distribution and operation of our apps are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers. In late January 2016, iTunes removed our app from their store claiming a policy violation. Although we didn’t agree with their interpretation, we modified the app and published a remediated version in early March. During this period prospective iOS users were unable to download our app yet existing users (i.e. users that had already installed the app on their iPhone) were still able to utilize it.

In addition if any of these providers were to limit or disable advertising on their platforms, devices or operating systems, either because of technological constraints or because a maker of these devices, developer of these operating systems or owner of these distribution platforms wished to impair our ability to serve ads on them, our ability to generate revenue could be significantly harmed. Also, technologies may be developed that can block the display of our ads. Most of our revenues are derived from fees paid to us by advertisers in connection with the display of ads in our mobile app. As a result, ad-blocking technology could, in the future, adversely affect our operating results.

We do not have long-term agreements with our advertisers, and we may be unable to retain existing advertisers, attract new advertisers or replace departing advertiser with advertisers that can provide comparable revenue to us.

Our success requires us to maintain and expand our current advertiser relationships and to develop new relationships. Our contracts with our advertising partners generally do not include long-term obligations requiring them to purchase our inventory and are cancelable upon short or no notice and without penalty. Furthermore, the majority of our advertisers buy our inventory via third-party platforms and bidding exchanges that own the relationship with the advertiser. As a result, we may have limited visibility as to our future advertising revenue streams. We cannot assure you that our advertisers will continue to purchasing our inventory, or that we will be able to replace, in a timely or effective manner, departing advertisers with new advertisers that generate comparable revenue. If a major advertiser representing a significant portion of our business decides to materially reduce its advertising spend with us or cease purchasing our advertising inventory, our revenue could be significantly reduced.

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We face competition in all aspects of our business. If we fail to compete effectively or if our reputation is damaged, our business, financial condition and results of operations may be materially and adversely affected.

Although we are currently a leading platform for smartphone personalization, we cannot guarantee that we will be able to maintain this position in the future. We face potential competition from other mobile internet companies and smartphone manufacturers, not to mention that new market entrants may also emerge. If we are not able to differentiate our business from that of our competitors, drive value for our customers, and/or effectively align our resources with our goals and objectives, we may not be able to compete effectively against our competitors. Our failure to compete effectively against any of the foregoing competitive threats could materially and adversely harm our business. Increased competition may result in new products and offerings which may in turn require us to take actions to retain and attract our users and advertisers in such a fashion which would lower gross margins. If we fail to compete effectively, our market share would decrease and our results of operations would be materially and adversely affected.

If we are not able to effectively compete in any aspect of our business or if our reputation is harmed by rumors or allegations regarding our business or business practices, our overall user base may decrease, making us less attractive to advertisers. We may be required to spend additional resources to further increase our brand recognition and promote our products and services, and such additional spending could adversely affect our profitability.

If we fail to keep up with rapid technological changes in the internet and smartphone industries, our results and future growth may be adversely affected.

The internet industry and smartphone industries are characterized by rapid and innovative technological changes. Our future success will depend on our ability to respond to fast changing technologies, adapt our products and services to evolving industry standards and improve the performance, functionality and reliability of our products and services. Our failure to continue to adapt to such changes could harm our business. If we are slow to develop products and services that are compatible with smartphones, or if the products and services we develop are not widely accepted and used by smartphone users, we may not be able to capture a significant share of this important market. In addition, the widespread adoption of new internet, networking or telecommunications technologies or other technological changes for smartphones could require substantial expenditures to modify or adapt our products, services or infrastructure. If we fail to keep up with rapid and innovative technological changes to remain competitive, our future growth may be adversely affected.

Our international operations and availability expose us to additional risks that could harm our business, operating results, and financial condition.

In addition to uncertainty about our ability to continue expanding and monetizing internationally, there are additional risks inherent in doing business internationally including:

●	tariffs, trade barriers, customs classifications and changes in trade regulations;

●	difficulties in developing, staffing, and simultaneously managing foreign operations as a result of distance, language, and cultural differences;

●	stringent local labor laws and regulations;

●	strict and unclear laws around data privacy

●	longer payment cycles;

●	credit risk and higher levels of payment fraud;

●	profit repatriation restrictions and foreign currency exchange restrictions;

●	political or social unrest, economic instability, repression, or human rights issues;

●	geopolitical events, including natural disasters, acts of war and terrorism;

●	import or export regulations;

●	compliance with U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting bribery and corrupt payments to government officials;

●	antitrust and competition regulations;

●	potentially adverse tax developments;

●	seasonal volatility in business activity and local economic conditions;

●	economic uncertainties relating to European sovereign and other debt;

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●	laws, regulations, licensing requirements, and business practices that favor local competitors or prohibit foreign ownership or investments;

●	laws, regulations or rulings that block access to Zedge;

●	different, uncertain or more stringent user protection, content, data protection, privacy, intellectual property and other laws; and

●	risks related to other government regulation, required compliance with local laws or lack of legal precedent.

We are subject to numerous and sometimes conflicting U.S. and foreign laws and regulations that increase our cost of doing business. Violations of these complex laws and regulations that apply to our international operations could result in damage awards, fines, criminal actions, sanctions, or penalties against us, our officers or our employees, prohibitions on the conduct of our business and our ability to offer products and services, and damage to our reputation. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors, or agents will not violate our policies. These risks inherent in our international operations and expansion increase our costs of doing business internationally and could result in harm to our business, operating results, and financial condition.

Companies and governmental agencies may restrict access to our website or mobile apps, or the Internet generally, which could lead to the loss or slower growth of our player base.

Our users need to access the internet and in particular our website or mobile application. Companies and governmental agencies, could block access to our website or mobile application or the internet generally. For example, in 2013 the Indian courts issued orders restraining internet service providers from providing access to various internet domains including Zedge’s. Access to Zedge through any mode has been blocked in many parts of India since February 2013 as discussed more fully in the Legal Proceedings section on page 50. If companies or governmental entities block or limit access to Zedge or otherwise adopt policies restricting access to our advertiser’s products and services our business could be negatively impacted resulting in a loss or slow-down of user base growth and/or revenues.

Legal proceedings or allegations of impropriety could have a material adverse impact on our reputation, results of operation, financial condition and liquidity.

We have been, and may be in the future, subject to allegations or lawsuits by entities claiming that we engage in unethical, fraudulent or otherwise inappropriate business practices. Any such lawsuit or allegation, with or without merit, or any perceived unfair, unethical, fraudulent or inappropriate business practice by us or perceived wrong doing by any key member of our management team could harm our reputation and user base and distract our management from day-to-day operations of our company. We cannot assure that we will not be subject to lawsuits or allegations in the future. Where we can make a reasonable estimate of the liability relating to pending litigation and determine that an adverse liability resulting from such litigation is probable, we will record a related contingent liability. As additional information becomes available, we will assess the potential liability and revise estimates as appropriate. In fiscal years 2015 and 2014, and in the six months ended January 31, 2016, we did not record any contingent liabilities relating to pending litigation. However, when we record or revise our estimates of contingent liabilities in the future, the amount of our estimates may be inaccurate due to the inherent uncertainties relating to litigation. In addition, the outcomes of actions we institute against third parties may not be successful or favorable to us. Litigations and allegations against us may also generate negative publicity that significantly harms our reputation, which may materially and adversely affect our user base and our ability to attract publishers and advertisers. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert management’s and the board of directors’ attention from operating our business. We may also need to pay damages or settle the litigation with a substantial amount of cash. All of these could have a material adverse impact on our business, results of operation and cash flows.

A variety of new and existing U.S. and foreign government laws and regulations could subject us to claims, judgments, monetary liabilities and other remedies, and to limitations on our business practices.

We are subject to numerous U.S. and foreign laws and regulations covering a wide variety of subject matters. New laws and regulations, changes in existing laws and regulations or the interpretation of them, our introduction of new products, or an extension of our business into new areas, could increase our future compliance costs, make our products and services less attractive to our users, or cause us to change or limit our business practices. We may incur substantial expenses to comply with laws and regulations or defend against a claim that we have not complied with them. Further, any failure on our part to comply with any relevant laws or regulations may subject us to significant civil or criminal liabilities, penalties, and negative publicity.

The application of existing domestic and international laws and regulations to us relating to issues such as user privacy and data protection, security, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, consumer protection, accessibility, content regulation, quality of services, law enforcement demands, telecommunications, mobile, and intellectual property ownership and infringement in many instances is unclear or unsettled. Further, the application to us or our subsidiaries of existing laws regulating or requiring licenses for certain businesses of our advertisers can be unclear. U.S. export control laws and regulations also impose requirements and restrictions on exports to certain nations and persons and on our business. Internationally, we may also be subject to laws regulating our activities in foreign countries and to foreign laws and regulations that are inconsistent from country to country. New regulations governing the transfer of personal information outside of the European Union are being developed by regulators due to the European Court of Justice invalidating the US-EU Safe Harbor framework in October of 2015 and the new US-EU Privacy Shield agreement reached in February of 2016. The new agreement will place major new obligations on U.S. companies, the details of which have not yet been finalized. The result will likely be an increase in cost of compliance, and an increase in potential for liability for non-compliance.

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In addition, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for hosting, or for listing or linking to, third party websites and apps that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. Various U.S. and international laws restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In the area of data protection, most states have passed laws requiring notification to users when there is a security breach for personal data. We face similar risks and costs as our products and services are offered in international markets and may be subject to additional regulations. Although we have invested and continue to invest in systems and resources to ensure that we are compliant with the Digital Millennium Copyright Act and other U.S. and international laws around materials that infringe on copyrights or other rights or other objectionable content our systems may not be sufficient or we may unintentionally err and fail to comply with these laws and regulations which could expose us to claims, judgments, monetary liabilities and other remedies, and to limitations on our business practices.

If we are unable to license, acquire or otherwise obtain access to compelling content and services at reasonable cost or if we do not develop or commission compelling content of our own, the number of users of our services may not grow as anticipated, or may decline, or users’ level of engagement with our products and services may decline, all or any of which could harm our operating results.

Our future success depends in part on our ability to aggregate and host compelling content and deliver that content to our users. We achieve this when users upload their own user-generated content to our distribution platform or when we create content or enter into business partnerships with content owners and host this content to our distribution platform. We believe that users value high-quality content. As such we may need to make substantial payments to third parties from whom we license or acquire such content or from whom we have create this content on our behalf. Our ability to maintain and build relationships with such third party providers may become important to our success. As competition for compelling content increases both domestically and internationally, our business partners may alter business terms under which they avail their content and services to us and potential providers may not offer their content or services to us at all, or may offer them on terms that are not agreeable to us. A change in commercial terms could harm our operating results and financial condition. Further, much of the content that we acquire may only be available on a non-exclusive basis allowing competitors the ability of offering this content to our disadvantage.

We may be subject to intellectual property infringement claims or other allegations, which could require us to pay substantial statutory penalties or other damages and fines, remove relevant content, enter into license agreements, which may not be available on commercially reasonable terms or could result in our app being barred from any of the third party distribution platforms.

There may be owners of technology patents, copyrights, trademarks, trade secrets and content, who assert claims against us. If a claim of infringement is brought against us we may be required to pay substantial penalties or other damages and fines, remove relevant content, enter into license agreements that may not be available on commercially reasonable terms or at all or be barred from any of the third party distribution platforms. Even though the allegations or claims could be baseless, defense against any of these allegations or claims would be both costly and time-consuming and could significantly divert the efforts and resources of our management and other personnel.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, service marks, patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our proprietary rights As of January 31, 2016, we have registered, amongst others, the following domain names: www.zedge.net and www.zedge.com. In addition, we have been granted trademark protection for “Zedge” in the U.S., E.U., U.K. and Canada and for “Tonesync” in the U.S. and E.U. As discussed in the Business section below, we also have applied for trademark protections for other marks in the U.S. and India as well as for copyright protection for our flagship app, Zedge.

Monitoring unauthorized use of our intellectual property rights is difficult and costly, and we cannot be certain that we can effectively prevent misappropriation of our intellectual property, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, it is often difficult to create and enforce intellectual property rights in certain international markets. Patents, trademarks and service marks may also be invalidated, circumvented, or challenged. Trade secrets are difficult to protect, and our trade secrets may be leaked or otherwise become known or be independently discovered by others. Confidentiality agreements may be breached, and we may not have adequate remedies for any breach. Even where adequate and relevant laws exist it may not be possible to obtain swift and equitable enforcement of such laws, or to obtain enforcement of a court judgment or an arbitration award delivered in another jurisdiction, and accordingly, we may not be able to effectively protect our intellectual property rights or enforce agreements in such countries.

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We rely on third parties to provide the technologies necessary to deliver content, advertising, and services to our users, and any change in the licensing terms, costs, availability, or acceptance of these formats and technologies could adversely affect our business.

Our service and hosting providers may experience downtime from time to time, which may negatively affect our brand and user perception of the reliability of our service. Any scheduled or unscheduled interruption could result in an immediate, and possibly substantial, loss of revenues. Although we seek to reduce the possibility of disruptions or other outages, our product may be disrupted by problems relating either to our own technology or third party technology that is used for our product. Our systems may be vulnerable to damage or interruption from telecommunication failures, power loss, computer attacks or viruses, earthquakes, floods, fires, terrorist attacks and similar events. Parts of our system are not fully redundant or backed up, and our disaster recovery planning may not be sufficient for all eventualities. Despite any precaution we may take, the occurrence of a natural disaster or other unanticipated problems at our hosting facilities could result in lengthy interruptions in the availability of our products and services. Any interruption in the ability of our users to use our products and services could reduce our future revenues, harm our future profits, subject us to regulatory scrutiny and lead users to seek alternative internet mobile products.

There can be no assurance that these providers will continue licensing their technologies or intellectual property to us on reasonable terms, or at all. Providers may change the fees they charge users or otherwise change their business model in a manner that slows the widespread acceptance of their technologies. Any change in the licensing terms, costs, availability, or user acceptance of these technologies could adversely affect our business.

We use open source software in our platform that may subject our technology to general release or require us to re-engineer our solutions, which may cause harm to our business.

We use open source software in connection with our services. From time to time, companies that incorporate open source software into their products have faced claims challenging the ownership of open source software and/or compliance with open source license terms. Therefore, we could be subject to suits by parties claiming ownership of what we believe to be open source software or noncompliance with open source licensing terms. Some open source software licenses require users who distribute or make available open source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose the source code or that would otherwise breach the terms of an open source agreement, such use could nevertheless occur and we may be required to release our proprietary source code, pay damages for breach of contract, re-engineer our applications, discontinue use in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, financial condition or operating results.

Our business depends on our ability to collect and use data to deliver relevant content and ads, and any limitation on the collection and use of this data could significantly diminish the value of our services and cause us to lose clients and revenue.

When one uses our products and services, we may collect both personally identifiable and non-personally identifiable data about the user. This may include but isn’t limited to the user’s name, telephone number, email address, Facebook login credentials, phone model, operating system, location, Identifier for Advertising (IDFA), Android Advertising ID, the collection of apps running on the user’s mobile device as well as information relating to their interaction with advertisements appearing within our app. Often we use some of this data to provide a better experience for the user by delivering both relevant content and advertisements or by limiting the number of times a specific ad is presented to the same mobile device. In addition, we use some of this data for advertising reporting purposes.

Although our Privacy Policy and Terms of Service provide extensive details about how we use customer data our clients may decide not to allow us to collect some or all of this data or may limit our use of this data. Any limitation on our ability to collect data about user behavior and app interactions would likely make it more difficult for us to deliver germane content to our users and effective mobile advertising campaigns that meet the demands of our advertisers.

Although our contracts with advertisers generally permit us to aggregate data from advertising campaigns, these clients might nonetheless request that we discontinue using data obtained from their campaigns that have already been aggregated with other clients' campaign data. It would be difficult, if not impossible to comply with these requests, and these kinds of requests could also cause us to invest significant amounts of resources. Interruptions, failures or defects in our data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection of data, could also limit our ability to aggregate and analyze mobile device user data from our clients' advertising campaigns. If that happens, we may not be able to optimize the placement of advertising for the benefit of our advertiser clients, which could make our services less valuable, and, as a result, we may lose clients and our revenue may decline.

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Concerns about collection and use of personal data could damage our reputation and deter current and potential users from using our products and services, which could have material adverse effects on our business and results of operations.

Concerns about our platform with regard to the collection, use or disclosure of personal information or other privacy-related matters, even if unfounded, could damage our reputation and results of operations. We apply strict management and protection of user provided data and only use this data as described in our Privacy Policy and Terms of Service. While we strive to comply with our Privacy Policy as well as all applicable data protection laws and regulations, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, and could damage our reputation. User and regulatory attitudes towards privacy are evolving, and future regulatory or user concerns about the extent to which personal information is used or shared with advertisers or others may adversely affect our ability to share certain data with advertisers, which may limit certain methods of targeted advertising. In addition, new regulatory requirements or orders or other federal, state or international privacy or consumer protection-related laws and regulations or proceedings or actions against us by governmental entities or others (e.g., class action privacy litigation) could result in us having to change our business practices, increase our costs and adversely affect our business. For instance, U.S. courts have begun to define a level of reasonable security that is required when maintaining personal information, and such requirements could both increase our cost of operations and subject us to liability for failure to maintain such levels of security.

Data collection, privacy and security have become the subject of increasing public concern. If internet and mobile customers were to reduce their use of our products, and services as a result of these concerns, our business could be harmed. As noted above, we are also subject to the possibility of security breaches, which themselves may result in a violation of these laws.

Concerns about the security of personal data could also lead to a decline in general usage of our products and services, which could lead to lower user numbers. A significant reduction in user numbers could have a material and adverse effect on our business, financial condition and results of operations.

Activities of our advertiser clients could damage our reputation or give rise to legal claims against us.

Our advertisers may not comply with federal, state and local laws, including, but not limited to, laws and regulations relating to mobile communications. Failure of our clients to comply with federal, state or local laws or our policies could damage our reputation and expose us to liability under these laws. We may also be liable to third parties for content in the ads we deliver if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws. Although we generally receive assurance from our advertising partners that their ads are lawful and that they have the right to use any copyrights, trademarks or other intellectual property included in an ad, and although we are normally indemnified by the advertisers, a third party or regulatory authority may still file a claim against us. Any such claims could be costly and time consuming to defend and could also hurt our reputation within the mobile advertising industry. Further, if we are exposed to legal liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend significant resources.

Security breaches or computer virus attacks could have a material adverse effect on our business prospects and results of operations.

Any significant breach of security of our computer systems could significantly harm our business, reputation and results of operations and could expose us to lawsuits brought by our users and partners and to sanctions by governmental authorities in the jurisdictions in which we operate. We cannot assure you that our IT systems will be completely secure from future security breaches or computer virus attacks. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including the personal information of our users, obtaining user’s names and passwords and enabling the hackers to access user’s other online and mobile accounts, if those users use identical user names and passwords. They could also misappropriate other information, including our content. These circumventions may cause interruptions in our operations or damage our brand image and reputation. Our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could cause system interruptions, website slowdown or unavailability, delays in communication or transactions, or loss of data. We may be required to incur significant additional costs to protect against security breaches or to alleviate problems caused by such breaches. In addition, a significant security breach or virus attack on our system could result in a material adverse impact on our business and results of operations.

We may incur net losses and experience negative cash flow from operating activities in the future and may not be able to obtain additional capital in a timely manner or on acceptable terms, or at all.

In fiscal year 2015 and for the six months ended January 31, 2016, we generated net income, compared to a net loss incurred in fiscal year 2014. While we were profitable in those periods we may incur net losses in the future as we grow our business. In addition, we experienced cash flow from operating activities of $2.3 million, $0.8 million and $1.4 million in fiscal years 2015 and 2014 and for the six months ended January 31, 2016, respectively. Although we generated positive cash flow from operating activities, we may experience negative cash flows again in the future.

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Our ability to achieve and maintain profitability and positive cash flow from operating activities depends on various factors, including but not limited to, the acceptance of our products and services by mobile internet users, the growth and maintenance of our user base, our ability to maintain existing and obtain new advertisers, our ability to grow our revenues and the effectiveness of our selling and marketing activities as well as control our costs and expenses. We may not be able to achieve or sustain profitability or positive cash flow from operating activities, and if we achieve positive operating cash flow, it may not be sufficient to satisfy our anticipated capital expenditures and other cash needs. As such, we may not be able to fund our operating expenses and expenditures and may be unable to fulfill our financial obligations as they become due, which may result in voluntary or involuntary dissolution or liquidation proceeding of our company and a total loss of your investment.

We have granted, and may continue to grant, options, restricted shares and other types of awards under our share incentive plans, which may result in increased share-based compensation expenses.

The expenses associated with share-based compensation have affected our net income and may reduce our net income in the future, and any additional securities issued under share-based compensation schemes will dilute the ownership interests of our stockholders. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, or consultants, and we will continue to grant share-based compensation in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

We are exposed to fluctuations in foreign currency exchange rates.

We have significant operations in Europe that are denominated in foreign currencies, primarily the Norwegian Kroner, subjecting us to foreign currency risk. The strengthening or weakening of the U.S. Dollar versus these currencies impacts the expenses generated in these foreign currencies when converted into the U.S. Dollar. In fiscal year 2015, foreign currency movements relative to the U.S. Dollar positively impacted gains from foreign exchange transactions by approximately $0.2 million (net of a $0.1 million loss from hedging activities).  While we regularly enter into transactions to hedge portions of our foreign currency exposure, it is impossible to predict or eliminate the effects of this exposure. Fluctuations in foreign exchange rates could significantly impact our financial results.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

We are a majority-owned subsidiary of IDT relying on IDT for finance, accounting, internal audit and certain legal and human resource department needs. Our independent registered public accounting firm has not conducted an audit of our internal controls over financial reporting. However, in connection with the audit of our consolidated financial statements as of and for the fiscal year ended July 31, 2015, we and our independent registered public accounting firm identified three material weaknesses relating to Financial Reporting, Account Reconciliations and Segregation of Duties, which resulted in material audit adjustments.

Financial Reporting

As a subsidiary of IDT our results were immaterial to IDT’s books and records. As such we did not maintain a sufficient complement of personnel (either directly or through services provided by IDT) with an appropriate level of accounting knowledge, experience, and training in the application of Generally Accepted Accounting Principles (GAAP) commensurate with our financial reporting requirements and business environment.

Account Reconciliations

Account reconciliations have historically not been performed for all significant accounts or performed on a timely basis. This did not impact IDT’s books and records but was material to us on a stand-alone basis. We need to establish internal controls to identify and detect material misstatements using a stand-alone materiality level.

Segregation of Duties

With the size of our company, segregation of duties issues would inherently exist. Going forward we need to ensure that the appropriate activity level controls exist to mitigate this issue including ensuring a preparer and reviewer exists for all journal entries recorded in the general ledger.

In order to remediate the material weaknesses, we will need to either hire our own personnel, outsource to third party providers, or alternatively rely on IDT, under a services arrangement with greater service levels than were provided by IDT historically, to provide us with an adequate allotment of resources with technical accounting expertise, to design adequate review and monitoring procedures in our accounting and finance organization, and identify and implement improved processes and controls. Further we will need to design and implement a system of internal controls over financial reporting required to comply with our future obligations and to strengthen our overall control environment. This initiative will be time consuming, costly, and might place significant demands on our financial and operational resources, as well as our IT systems. However, we cannot assure you that we will be able to continue implementing these measures in the future, or that we will not identify additional material weaknesses or significant deficiencies in the future. We have started to remediate the material weaknesses by assigning IDT personnel to assist with the preparation and review of Zedge’s financial reporting and account reconciliations. We believe that this assignment of IDT personnel should also remediate the segregation of duties issues as well. However we are in the process of identifying any other segregation of duties issues that may exist in an effort to remediate them. We will monitor our progress, and take further steps to fine tune our remediation for our current business needs as we continue our evaluation.

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Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. Upon the completion of the spin-off, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, a newly public company is not required to comply with either the management or the auditor reporting requirements related to internal control over financial reporting until its second annual report, if applicable. As such we will be required to include a report of management on our internal control over financial reporting in our annual report beginning with our annual report for the fiscal year ending July 31, 2017. In addition, should we become an accelerated filer, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our stock.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Future strategic alliances or acquisitions may not be successful and may have a material and adverse effect on our business, reputation and results of operations.

We may enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

In addition, although we have no immediate acquisition plans, if appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. Future acquisitions and the subsequent integration of new assets and businesses into our own would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. In addition to possible stockholders’ approval, we may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs.

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Our business, financial condition and results of operations, as well as our ability to obtain financing, may be adversely affected by downturn in the global economy.

The global financial markets have experienced significant disruptions over the past ten years and the recovery from the lows of 2008 and 2009 has been uneven. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies. There have also been concerns over unrest in the Middle East and Africa, which have resulted in volatility in oil and other markets. We may be affected by economic downturns. A prolonged slowdown in the world economy may lead to a reduced amount of mobile internet advertising, which could materially and adversely affect our business, financial condition and results of operations.

Moreover, a slowdown or disruption in the global economy may have a material and adverse impact on financings available to us. The weakness in the economy could erode investor confidence, which constitutes the basis of the credit market. Turmoil affecting the financial markets and banking system may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all.

The reporting requirements associated with our being a public company could subject us to significant expenses.

As a result of the spin-off, we will become a public reporting company and will be required to file with the Securities and Exchange Commission reports required by the Exchange Act of 1934. Specifically, among other requirements, we will need to file quarterly reports on Form 10-Q, annual reports on Form 10-K and under some circumstances, current reports on Form 8-K, in accordance with strict timelines. We will also be required to file annual proxy materials. In addition, as part of those filings, we will be required to provide annual audited financial statements. Also, we will need to establish an internal audit function. We anticipate that compliance with such requirements will significantly increase our legal and accounting costs and will demand significant attention from management. The resources and time required to comply with rules applicable to public companies could divert financial and human resources from focusing on our business, and we can provide no assurance that the benefits of our being public outweigh the disadvantages and costs associated with compliance. We currently anticipate our total costs to increase by approximately $750,000 to $900,000 a year as a result of being a public reporting company.  Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

There may not be an active trading market for shares of our Class B common stock and stockholders may find it difficult to transfer our securities.

Prior to the spin-off, there is no public trading market for shares of our common stock. We have applied to have Zedge’s Class B common stock listed for trading on the NYSE MKT under the symbol “ZDGE”. We intend to satisfy all the requirements for that listing. However, our Class B common stock may not be approved for listing on the NYSE MKT or any other national securities exchange. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our common stock or how liquid such a market might become. It is possible that, if our Class B common stock is eventually listed on the NYSE MKT an active trading market will not develop or continue, and there can be no assurance as to the price at which our Class B common stock will trade. The initial share price of our Class B common stock may not be indicative of prices that will prevail in any future trading market.

In addition, because of the significant changes that will take place as a result of the spin-off, the trading market for our Class B common stock and IDT’s Class B common stock after the spin-off may be significantly different from that for IDT’s Class B common stock prior to the spin-off.

We cannot predict the price range or volatility of our Class B common stock after it is listed, and sales of a substantial number of shares of our Class B common stock may adversely affect the market price of our Class B common stock.

Investors may suffer dilution.

We may engage in equity financing to fund our future operations and growth.  If we raise additional funds by issuing equity securities, stockholders may experience significant dilution of their ownership interest (both with respect to the percentage of total securities held, and with respect to the book value of their securities) and such securities may have rights senior to those of the holders of our common stock.

We are controlled by our principal stockholder, which limits the ability of other stockholders to affect our management.

Following the spin-off, Howard S. Jonas, will be majority stockholder and a director, and will have voting power over 839,302 shares of our Class B common stock (which includes 524,775 shares of our Class A common stock, which are convertible into shares of our Class B common stock on a 1-for-1 basis, and 314,527 shares of our Class B common stock), representing approximately 66% of the combined voting power of our outstanding capital stock. Mr. Jonas is able to control matters requiring approval by our stockholders, including the election of all of the directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of our assets. As a result, the ability of any of our other stockholders to influence our management is limited.

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We intend to exercise our option for the “controlled company” exemption under NYSE MKT rules with respect to our Nominating Committee.

Following the spin-off, we will be a “controlled company” as defined in section 801(a) of the NYSE MKT Company Guide because more than 50% of the combined voting power of all of our outstanding common stock will be beneficially owned by a single stockholder. As a “controlled company,” we will be exempt from certain NYSE MKT rules requiring a board of directors with a majority of independent members, a compensation committee composed entirely of independent directors and a nominating committee composed entirely of independent directors. These independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. We intend to apply this “controlled company” exemption for our corporate governance practices only with respect to the independence requirements of our Nominating Committee. Accordingly, with respect to our Nominating Committee you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE MKT, and if we were to apply the controlled company exemption to other independence requirements, you would not have the protection afforded by those requirements either.

We have limited resources and could find it difficult to raise additional capital.

As a result of the spin-off, we will be independent from IDT. We have no operating history as an independent company, and no current sources of financing. Any financing formerly provided to any of our businesses by IDT will no longer be available. We may need to raise additional capital in order for stockholders to realize increased value on our securities. Given the current global economy, there can be no assurance that we will be able to obtain the necessary funding on commercially reasonable terms in a timely fashion. Failure to receive the funding could have a material adverse effect on our business, prospects, and financial condition.

Our historical and pro forma financial information may not be indicative of our future results as an independent company.

The historical and pro forma financial information we have included in this Information Statement may not reflect what our results of operations, financial position and cash flows would have been had we been an independent company during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future when we are an independent company. Our pro forma information should not be assumed to be indicative of what our results of operations, cash flows or financial condition actually would have been as a stand-alone public company nor to be a reliable indicator of what our results of operations, cash flows and financial condition actually may be in the future.

Risks Related to the Separation from IDT

The combined post-separation value of IDT and Zedge common stock may not equal or exceed the pre-separation value of IDT common stock.

As a result of the distribution, IDT expects the trading price of IDT common stock immediately following the distribution to be lower than the “regular-way” trading price of such common stock immediately prior to the distribution because the trading price will no longer reflect Zedge’s value. The aggregate market value of the IDT common stock and Zedge common stock following the separation may be higher or lower than the market value of IDT common stock immediately prior to the separation.

If the spin-off were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, our stockholders and/or IDT might be subject to significant tax liability.

If the spin-off fails to qualify for tax-free treatment, IDT would be treated as if it had sold the common stock of our company for its fair market value, resulting in a taxable gain to the extent of the excess of such fair market value over its tax basis in our stock. In general, our initial public stockholders would be treated as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. For additional information, see “Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 23.

An active trading market for our common stock may not develop.

Prior to the spin-off, there has been no public market for our common stock. Although we intend to apply to list our common stock on an active trading market for our shares may never develop or be sustained following the spin-off. If an active market for our common stock does not develop, it may be difficult to sell shares you receive in the spin-off without depressing the market price for the shares or to sell your shares at all.

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The trading price of the shares of our common stock is likely to be volatile, and purchasers of our common stock could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general and the market for mobile internet companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by many factors, including:

●	actual or anticipated variations in quarterly operating results;

●	changes in financial estimates by us or by any securities analysts who might cover our stock;

●	conditions or trends in our industry;

●	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that operate in the advertising, internet or media industries;

●	announcements by us or our competitors of new product or service offerings, significant acquisitions,

●	strategic partnerships or divestitures;

●	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

●	capital commitments;

●	additions or departures of key personnel; and

●	sales of our common stock, including sales by our directors and officers or specific stockholders. In addition, in the past, stockholders have initiated class action lawsuits against technology companies following periods of volatility in the market prices of these companies' stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management's attention and resources.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not currently have and may never obtain research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our common stock after the completion of the spin-off, and such lack of research coverage may adversely affect the market price of our common stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

Our results of operations may be subject to wide fluctuations due to a number of factors, which may adversely affect the trading price of our stock.

We may experience seasonality and other fluctuations in our business, reflecting fluctuations in mobile internet and smartphone usage and advertising. Revenues from mobile application products and services are typically higher in the fourth quarter of the calendar year due to increased year-end advertising and marketing budgets. Conversely we generally experience lower advertising revenues during the first quarter due to weaker advertising spend following the holidays. Thus, our operating results in one or more future quarters or years may fluctuate substantially or fall below the expectations of securities analysts and investors. In such event, the trading price of our stock may fluctuate significantly.

We may not achieve some or all of the expected benefits of the separation, and the separation could harm our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others: enhanced strategic and management focus; better ability to form strategic partnerships and relationships; faster decision-making; more efficient allocation of capital; alignment of incentives with performance objectives; direct access to the capital markets; and a distinct investment identity.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

●	the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business;

●	following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of IDT;

●	following the separation, our business will be less diversified than IDT’s business prior to the separation; and

●	the other actions required to separate the respective businesses could disrupt our operations.

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If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, our business could be harmed.

If we are unable to attract and retain highly qualified employees, we may not be able to grow effectively.

Our ability to compete and grow depends in large part on the efforts and talents of our employees. Such employees, particularly product managers, designers and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. The loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

We believe that two critical components of our success are our ability to retain our best people by preserving our culture and maintaining competitive compensation practices. As we continue to grow rapidly, and we develop the infrastructure of a public company, we may find it difficult to maintain our entrepreneurial, execution-focused culture. In addition, some of our employees may be able to receive material proceeds from sales of our equity in the public markets after our separation from IDT, which may reduce their motivation to continue to work for us.

Our limited operating history makes it difficult to evaluate our business and prospects and may increase your investment risk.

We have only a limited operating history upon which you can evaluate our business and prospects. Although we have experienced significant revenue growth in recent periods, it is likely that we will not be able to sustain this growth. As part of the nascent mobile advertising industry, we will encounter risks and difficulties frequently encountered by early-stage companies in rapidly evolving industries, including the need to:

●	maintain our reputation and build trust with our advertiser and developer clients;

●	offer competitive pricing to both advertisers and developers;

●	maintain and expand our network of advertising space through which we deliver mobile advertising campaigns;

●	deliver advertising results that are superior to those that advertisers or developers could achieve directly or through the use of competing providers or technologies;

●	continue to develop and upgrade the technologies that enable us to provide mobile advertising services;

●	respond to evolving government regulations relating to the internet, telecommunications, privacy, direct marketing and advertising aspects of our business;

●	identify, attract, retain and motivate qualified personnel; and

●	manage our expanding operations.

If we do not successfully address these risks, our revenue could decline and our ability to pursue our growth strategy and attain profitability could be compromised.

Our net operating loss carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.

We may be limited in the portion of net operating loss carryforwards that we can use in the future to offset taxable income for U.S. federal income tax purposes. Our gross state net operating loss carryforwards are equal to or less than the federal net operating loss carryforwards and expire over various periods based on individual state tax law.

We periodically assess the likelihood that we will be able to recover our net deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As a result of this analysis of all available evidence, both positive and negative, we concluded that a full valuation allowance against our net deferred tax assets should be applied as of January 31, 2016. To the extent we determine that all or a portion of our valuation allowance is no longer necessary, we will recognize an income tax benefit in the period such determination is made for the reversal of the valuation allowance. Once the valuation allowance is eliminated or reduced, its reversal will no longer be available to offset our current tax provision. These events could have a material impact on our reported results of operations.

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SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This information statement and other materials filed or to be filed by us and IDT, as well as information in oral statements or other written statements made or to be made by us and IDT, contain statements, including in this document under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases. Any forward-looking statements contained in this information statement are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.

We believe that the factors that could cause our actual results to differ materially include but are not limited to the factors we describe in this information statement, including under “Risk Factors,” “The Spin-off” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

●	Fluctuations in our financial results;

●	Changes in demand for our licenses or the prevalence of communications over the internet use;

●	Acts of terrorism or war;

●	The availability of competing intellectual property at lower prices;

●	Difficulty in developing, preserving and protecting our intellectual property;

●	Adequacy of our internal controls;

●	Loss of key management and other personnel;

●	Our ability to comply with laws governing our operations and industries;

●	Increases in tax liabilities;

●	Difficulty in implementing our business strategies;

●	Availability and access to financial and other resources;

●	Failure to qualify as a tax-free reorganization; and

●	Our ability to obtain financing;

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this information statement. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this information statement are made only as of the date of this information statement, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

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THE SPIN-OFF

After a strategic review of IDT’s operations and costs, IDT determined that separating Zedge’s businesses from its other operations would best facilitate the growth and exploitation of Zedge’s position and presence under its own management focus and long-term growth plans and allow Zedge to create more long-term value than to continue to have Zedge controlled by IDT. In addition, by separating from the remaining IDT businesses, the separate entities may avoid exposure to the risks associated with the other company’s businesses.

The transaction is intended to be in the form of a tax-free distribution to IDT’s stockholders. IDT’s Board of Directors established a record date of [____________], 2016 and established a payment date for the spin-off shortly before the completion of the distribution.  You should consult your own tax advisor concerning the tax impact of the spin-off on you.

Reasons for the Spin-Off

IDT’s Board of Directors believes that the spin-off will allow Zedge to better focus on its strategic mission and that its prospects will be better served as an independent entity. Zedge provides one of the most popular content distribution platforms, worldwide, centered on self-expression, attracting both creators looking to promote their content and consumers who utilize such content to express their identity, feelings, tastes and interests. Today, Zedge’s platform is optimized for mobile device personalization including ringtones, wallpapers, home screen icons and notification sounds. The Zedge smartphone app, available in the Google Play, iTunes and Microsoft Market app stores, has been installed over 190 million times, has more than 32 million monthly active users and has averaged among the top 25 free applications in the Google Play store in the U.S. for the past six years and is ranked in the top 10 most popular free apps in the iTunes Entertainment category. Zedge has grown its user base without material investment in marketing, user acquisition or advertising.

Management believes that separating Zedge from the remaining IDT businesses will allow management of each of IDT and Zedge to design and implement corporate strategies and policies that are based solely on the business characteristics of that company and the industry in which they compete, to maintain a sharper focus on core business and growth opportunities, and to concentrate their financial resources wholly on their own operations. The companies will be able to reinvest the proceeds from their operations into their businesses, find other ways to deploy those resources or distribute value to that company’s shareholders.

Management believes that a smaller entity with fewer diverse business interests and a focus on the internet and mobile applications is needed to best position Zedge for continued growth. This structure will allow Zedge to better position itself as a mobile internet growth company opening the door for new partnerships, creating transparency and prioritizing opportunities that may not align with IDT’s core business priorities. Management believes that this will be better accomplished as part of an independent Zedge and not as a controlled subsidiary of IDT. Because of the need of having management with complete decision making authority to achieve the full strategic and financial benefits that they believe possible for Zedge, this is not practicable in a non-taxable transaction that did not result in a full separation from IDT. Further, as IDT has previously disclosed, IDT is working toward another spin-off that will separate IDT Telecom and many of its other interests.

In addition, IDT and Zedge also believe that management of Zedge may better be able to enhance the value of Zedge under the proposed structure more so than was possible as part of IDT or as a standalone entity, due to Zedge’s ability to attract talent, new business partners and establish a well-recognized brand.

IDT initially announced its intent to spin-off Zedge as part of larger strategic restructuring in August 2015.

In August 2015, the IDT Board of Directors determined that a spin-off of Zedge independent of the spin-off of the other proposed entities, presented an opportunity to realize synergies from the overlap of the nature and approach to generate value from those businesses and eliminate restrictions on those efforts that resulted from being part of IDT, and authorized the spin-off of Zedge in its current form. The determination is based on the belief that it is the plan with the greatest likelihood of realizing the greatest value to the IDT shareholders.

On March 7, 2016, the IDT Board of Directors gave its final approval for the spin-off in the form described in this information statement.

IDT’s Board of Directors weighed the reasons for the spin-off and the other benefits it is expected to bring against the negative impacts thereof, including the one-time costs of effecting the spin-off, the increased costs of maintaining IDT and Zedge as separate public companies, the possibility of reduced liquidity in the market for the Zedge common stock as a smaller company and the disruption on operations caused by the separation. The Board of Directors concluded that the reasons and benefits outweighed the negative impacts and elected to proceed with the spin-off.

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Other Benefits of the Spin-Off

The Board of Directors of IDT considered the following potential benefits in making the determination to effect the spin-off:

●	Reduce internal competition for capital. Instead of having limited access to resources, Zedge will now be able to invest its resources and cash flow exclusively into our business. In addition, it will have direct access to capital markets to allow us to seek to finance its operations and growth without having to compete with IDT’s other businesses with respect to financing. As an independent entity, it will be in a position to pursue strategies our Board of Directors and management believe will create long-term stockholder value, including organic and acquisition growth opportunities, provided it continues to have access to capital

●	Provide both companies heightened strategic flexibility to form strategic business alliances in their target markets, unencumbered by considerations of the potential impact on the other business.

●

Provide for a market for Zedge equity, including options and restricted shares, in order to provide the appropriate incentive mechanisms to motivate and reward its management and employees. The common stock of the independent, publicly-traded Zedge will have a value that reflects the efforts and performance of its management and employees. As a result, we will be able to develop better incentive programs to attract and retain key employees through the use of stock-based and performance-based incentive plans that more directly link their compensation with Zedge’s financial performance. These programs will be designed to more directly reward employees based on Zedge’s performance.

●	Allow Zedge to effect future acquisitions utilizing its common stock for all or part of the consideration and to issue a security more directly tied to the performance of its business.

●	Increase transparency and clarity into the different businesses of IDT and Zedge. The investment community will be better able to evaluate the merits and future prospects of each company. This will enhance the likelihood that each company will receive an appropriate market valuation.

Neither Zedge nor IDT can assure you that, following the spin-off, any of these benefits will be realized to the extent anticipated or at all. For a description of the factors that might impact our ability to achieve these benefits, see “Risk Factors.”

Negative Factors

In evaluating the spin-off, the IDT’s Board of Directors also considered a number of other factors that may have weighed against proceeding, including:

●	The one-time costs of the spin-off, and the ongoing costs of having us operate as an independent public company, including legal, auditing and other costs of compliance with laws and regulations applicable to public companies, that are estimated to be between $750,000 and $900,000 annually;

●	IDT’s capital structure and the need to replicate that structure in Zedge;

●	The possibility that disruptions in normal business may result, including as we are compelled to independently perform functions that previously were provided by IDT; and

●	The risk that the combined trading prices of our common stock and IDT common stock after the distribution may be lower than the trading price of IDT common stock before the distribution.

IDT’s Board of Directors concluded, however, that the potential long-term benefits of the spin-off outweigh these factors, and that separating us from IDT in the form of a tax-free distribution is appropriate and advisable.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off are set forth in the Separation and Distribution Agreement between us and IDT. The spin-off will be effective at 11:59 p.m., New York City time on the distribution date, which will be on or about [_______________], 2016. As a result of the spin-off, each IDT stockholder will receive one share of our Class A common stock for every three shares of IDT Class A common stock and one share of our Class B common stock for every three shares of IDT Class B common stock held as of the record date. The distribution agent will first convert shares of our Class A common stock into Class B common stock and then aggregate fractional shares of our Class B common stock into whole shares, sell the respective whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the respective sales pro rata to each holder of our Class A common stock and Class B common stock, respectively, who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders as described in “Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 24.

In order to be entitled to receive shares of our common stock in the spin-off, IDT stockholders must be stockholders as of the record date. The distribution of shares of our Class B common stock will be paid in book-entry form and physical stock certificates will be issued only to holders of our Class A common stock and, upon request, to holders of our Class B common stock. Each share of our Class A common stock and Class B common stock that is distributed will be validly issued, fully paid and non-assessable and free of preemptive rights. See “Description of Our Capital Stock” beginning on page 51.

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IDT stockholders will not be required to pay for shares of our Class A common stock and Class B common stock received in the spin-off or to surrender or exchange shares of IDT Class A common stock and/or Class B common stock in order to receive our common stock or to take any other action in connection with the spin-off. No vote of IDT stockholders is required or sought in connection with the spin-off, and IDT stockholders will have no appraisal rights in connection with the spin-off.

If any stockholder of IDT on the record date sells shares of IDT common stock after the record date but on or before the spin-off date, the buyer of those shares, and not the seller, will become entitled to receive the shares of our common stock issuable in respect of the shares sold. See “Trading Between the Record Date and Spin-Off Date” below for more information.

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and including through the distribution date, we expect that there will be two markets in IDT Class B common stock: a “regular-way” market and an “ex-distribution” market. Shares of IDT Class B common stock that trade on the regular-way market will trade with an entitlement to receive shares of Zedge Class B common stock distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of Zedge Class B common stock distributed pursuant to the distribution. Therefore, if you sell shares of IDT Class B common stock in the “regular-way” market after the close of business on the record date and up to and including through the distribution date, you will be selling your right to receive shares of Zedge Class B common stock in the distribution. If you own shares of IDT Class B common stock at the close of business on the record date and sell those shares on the “ex-distribution” market, up to and including through the distribution date, you will still receive the shares of Zedge Class B common stock that you would be entitled to receive pursuant to your ownership of the shares of IDT Class B common stock.

Furthermore, beginning on or shortly before the record date and continuing up to and including through the distribution date, we expect that there will be a “when-issued” market in our Class B common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of Zedge Class B common stock that will be distributed to IDT stockholders on the distribution date. If you owned shares of IDT Class B common stock at the close of business on the record date, you would be entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Zedge Class B common stock, without trading the shares of IDT Class B common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Zedge Class B common stock will end and “regular-way” trading will begin. However, neither method of trading will occur on the NYSE MKT unless our Class B common stock has received prior approval for listing.

Results of the Spin-Off

After the spin-off, we will be a separately traded, public company. Immediately following the spin-off, we expect to have approximately 1 record holder of our Class A common stock and 522 record holders of shares of our Class B common stock based on the number of beneficial and record holders, respectively, of shares of IDT Class A common stock and Class B common stock on [_______], 2016 and non-IDT holders of shares prior to the spin-off. These numbers do not include the number of persons whose shares are in nominee or in “street name” accounts through brokers. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of IDT stock options between the date the Board of Directors of IDT declares the distribution for the spin-off and the record date for the spin-off.

We and IDT will be parties to a number of agreements that govern the spin-off and the future relationship between the two companies. For a more detailed description of these agreements, please see “Our Relationship with IDT After the Spin-” beginning on page 56.

Treatment of Stock Options Issued by IDT in the Spin-Off

In the spin-off, the exercise price of each outstanding option to purchase IDT Class B common stock that was issued by IDT will be proportionately reduced based on the relative trading prices of IDT and Zedge following the spin-off.

Interest of Zedge Officers and Directors

The interest of our officers and board of directors in the spin-off is reflected in their stock ownership as set forth in the Security Ownership and Certain Beneficial Owners and Management table as certain of them will be receiving shares of our common stock as a result of the distribution.

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Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of the material U.S. federal income tax consequences to IDT, the holders of IDT Class A common stock and Class B common stock, us and the holders of our common stock after the spin-off as of the date hereof. This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as stockholders subject to the alternative minimum tax, tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, stockholders who acquire shares as compensation for services (including holders of IDT restricted stock who did not make a Section 83(b) election), banks, insurance companies, other financial institutions, traders in securities that use mark-to-market accounting, and dealers in securities or commodities. In addition, this summary does not address any state, local or foreign tax consequences. This summary is based upon provisions of the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service and such other relevant authorities, in effect on the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary is limited to holders of shares of IDT common stock that are U.S. Holders, as defined immediately below. A U.S. Holder is a beneficial owner of IDT common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or a resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not address the U.S. federal income tax consequences to IDT stockholders who do not hold shares of IDT common stock as a capital asset. Moreover, this summary does not address any state, local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of IDT common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to the tax consequences of the distribution.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION.

THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR

IDT expects to receive a legal opinion from Pryor Cashman LLP as to the U.S. federal income tax treatment of the distribution. The legal opinion will provide that the distribution should qualify as a transaction described in Section 368(a)(1)(D) of the Code and Section 355(a) of the Code. An opinion of independent tax attorneys is not binding on the IRS or the courts. In addition, there is no direct authority on point with respect to some of the conclusions in the opinion and therefore the IRS or the courts may disagree with these conclusions. The opinion will be based on, among other things, current tax law and assumptions and representations as to factual matters made by IDT, which if incorrect in certain material respects, would jeopardize the conclusions reached in the opinion. Neither we nor IDT are currently aware of any facts or circumstances that would cause these assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions reached by Pryor Cashman LLP in the opinion.

Assuming the distribution qualifies under Section 355 of the Code, for U.S. federal income tax purposes, we believe that:

●	no gain or loss will be recognized by IDT or us as a result of the distribution;

●	no gain or loss will be recognized by, or be includible in the income of, a holder of IDT common stock, solely as a result of the receipt of our common stock in the distribution;

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●	the aggregate tax basis of the shares of IDT common stock and our common stock in the hands of IDT stockholders immediately after the distribution will be the same as the aggregate tax basis of the shares of IDT common stock held by the holder immediately before the distribution, allocated between the shares of IDT common stock and our common stock in proportion to their relative fair market values immediately following the distribution; and

●	the holding period with respect to our common stock received by IDT stockholders will include the holding period of their shares of IDT common stock, provided that such shares of IDT common stock are held as a capital asset immediately following the distribution.

If, notwithstanding the conclusions included in the opinion, it is ultimately determined that the distribution does not qualify as tax-free for IDT for U.S. federal income tax purposes, then IDT would recognize gain in an amount equal to the excess of the fair market value of our common stock distributed to IDT stockholders over IDT's tax basis in such shares.

In addition, if the distribution were not to qualify as tax-free for IDT's stockholders for U.S. federal income tax purposes, each IDT stockholder that is subject to U.S. federal income tax and who receives our common stock in the distribution could be treated as receiving a distribution in an amount equal to the fair market value of our common stock that was distributed to the stockholder, which generally would be taxed as a dividend to the extent of the stockholder’s pro rata share of IDT's current and accumulated earnings and profits and then treated as a non-taxable return of capital to the extent of the stockholder’s basis in the IDT stock and finally as capital gain from the sale or exchange of IDT stock.

Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate level taxable gain to IDT under Section 355(e) of the Code if 50% or more, by vote or value, of our stock or IDT’s stock is acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of IDT's stock within two years before the distribution, and any acquisitions or issuances of our stock or IDT's stock within two years after the distribution may be presumed to be part of such a plan, although we or IDT may be able to rebut that presumption. We are not aware of any acquisitions or issuances of IDT’s stock within the two years before the distribution that would be considered to occur as part of a plan or series of related transactions that includes the distribution. If an acquisition or issuance of our stock or IDT’s stock triggers the application of Section 355(e) of the Code, IDT would recognize taxable gain as described above and such gain would be subject to U.S. federal income tax.

A merger, recapitalization or acquisition, or issuance or redemption of our common stock after the spin-off, in some circumstances, could be counted toward the 50% change of ownership threshold. As a result, we may be unable to engage in strategic or capital raising transactions that stockholders might consider favorable, or to structure potential transactions in the manner most favorable to us.

If you receive cash in lieu of a fractional share of our common stock, you will be treated as though you first received a distribution of the fractional share in the spin-off and then sold it for the amount of such cash. You will recognize capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash you receive for such fractional share and your tax basis in that fractional share, as determined above.

If you are a “significant distributee” with respect to the spin-off, you are required to attach a statement to your federal income tax return for the year in which the spin-off occurs setting forth our name and IRS employer identification number, IDT’s name and IRS employer identification number, the date of the spin-off, and the fair market value of the shares of our common stock that you receive in the spin-off. Upon request, IDT will provide the information necessary to comply with this reporting requirement to each stockholder of record as of the record date. You are a “significant distributee” with respect to the spin-off if you own at least 5% of the outstanding shares of IDT common stock immediately before the spin-off. You should consult your own tax advisor concerning the application of this reporting requirement in light of your particular circumstances.

Certain State Income Tax Matters

The above discussion does not address any tax consequences of the spin-off other than the material U.S. federal income tax consequences set forth above.  IDT stockholders are encouraged to consult their tax advisors concerning all possible state income tax consequences of the spin-off.

Listing and Trading of Common Stock

There is currently no public market for our common stock. We have applied to have Zedge’s Class B common stock listed for trading on the NYSE MKT under the symbol “ZDGE”. We intend to satisfy all the requirements for that listing.

We anticipate that trading of our Class B common stock will commence on a when-issued basis on or shortly before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our Class B common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. However, neither method of trading will occur on the NYSE MKT unless our Class B common stock has received prior approval for listing.

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We cannot predict what the trading price for our Class B common stock will be before or after the distribution date.  We also cannot predict any change that may occur in the trading price of IDT Class B common stock as a result of the spin-off. Until our Class B common stock is fully distributed and an orderly market develops, the prices at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. See “Risk Factors--Risk Factors Generally Relating to Us and Our Common Stock.”

The shares of our Class B common stock distributed to IDT stockholders will be freely transferable except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act of 1933, as amended (the “Securities Act”). Persons that may be considered affiliates of us after the spin-off generally include individuals or entities that control, are controlled by or are under common control with us. This may include some or all of our officers and directors as well as our principal stockholders. Persons that are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Following the spin-off, the number of shares of each of our Class A common stock and Class B common stock, other than Class B common stock that will be freely transferable, that could be sold pursuant to Securities Act Rule 144 or that we have agreed to register under the Securities Act for sale by resale is [________] and [________] respectively.

We do not intend to list or quote our Class A common stock on any exchange or trading system.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to IDT stockholders who will receive shares of our common stock in the spin-off. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither we nor IDT undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

We do not anticipate paying dividends on our common stock until we achieve sustainable profitability (after satisfying all of our operational needs) and retain certain minimum cash reserves. Distributions will be subject to the need to retain earnings for investment in growth opportunities or the acquisition of complementary assets. The payment of dividends in any specific period will be at the sole discretion of our Board of Directors.

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UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The unaudited pro forma consolidated financial data reported below consist of an unaudited pro forma consolidated balance sheet as of January 31, 2016 and unaudited pro forma consolidated statements of comprehensive income for the six months ended January 31, 2016 and for the fiscal year ended July 31, 2015. The unaudited pro forma consolidated financial data reported below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements as of July 31, 2015 and 2014 and for the fiscal years then ended and the notes thereto, and the unaudited interim consolidated financial statements as of January 31, 2016 and for the six months ended January 31, 2016 and 2015 and the notes thereto, all of which are included elsewhere in this Information Statement.

The pro forma consolidated balance sheet adjustments assume that our spin-off from IDT occurred as of January 31, 2016. The pro forma adjustments to the consolidated statements of comprehensive income for the six months ended January 31, 2016 and for the year ended July 31, 2015 assume that the spin-off occurred as of August 1, 2014.

In connection with and prior to the spin-off, IDT and other existing stockholders of Zedge are expected to purchase a total of $3 million of our common stock at a pre-investment valuation for us of $27 million, proportionate to their respective holdings in us. In addition, it is expected that any intercompany balance due to IDT as of the spin-off date will be repaid prior to the completion of the spin-off. There will be no indebtedness owing from us to IDT immediately following the spin-off. The following unaudited pro forma consolidated financial statements reflect the purchase of our commons stock and the repayment of our intercompany balance due to IDT prior to the spin-off as described above. The following unaudited pro forma consolidated financial statements reflect the recapitalization of 42,481 outstanding shares of our Series A convertible preferred stock, 56,295 outstanding shares of our Series B convertible preferred stock, 947 outstanding shares of our Series B convertible preferred stock in excess of the amount authorized that is included in Mezzanine Equity, and 35,517 outstanding shares of our common stock, an aggregate of 135,240 total outstanding shares. Including the shares of our Class B common stock expected to be purchased for $3 million, our total pro forma shares outstanding will be an aggregate of 9,315,188 shares, comprised of 524,775 shares of our Class A common stock and 8,790,413 shares of our Class B common stock.

In the distribution of our shares held by IDT to its stockholders, each IDT stockholder will receive one share of our Class A common stock for every three shares of IDT Class A common stock and one share of our Class B common stock for every three shares of IDT Class B common stock held on the record date for the spin-off. The distribution by IDT to its stockholders is expected to include (i) 524,775 shares of our Class A common stock, based on 1,574,326 shares of IDT Class A common stock outstanding on the record date and (ii) 7,151,559 shares of our Class B common stock, based on 21,454,677 shares of IDT Class B common stock outstanding on the record date.

The unaudited pro forma financial statements assume that the charges for the services that IDT will provide to us will be similar to those currently being charged via inter-company billings. Accordingly, the pro forma financial statements assume that future service agreements will not result in a significantly different impact on our results of operations as compared to periods preceding the spin-off.

In addition, the service agreements between IDT and Zedge may include additional services to be provided by IDT to Zedge following the spin-off that will be required by Zedge, as a separate publicly-traded company. Such services may include assistance with internal audit, periodic reports required to be filed with the SEC, as well as maintaining minutes, books and records of meetings of the Board of Directors and its committees. Charges for these additional services were not included in the historical consolidated financial statements or in the pro forma adjustments since they were not applicable for periods that we were not a separate public company. The additional costs (including for services that may be provided by IDT and others) related to being a publicly-traded company and being separated from IDT, are currently estimated to be between $750,000 and $900,000 annually. Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

The unaudited pro forma consolidated balance sheet and unaudited consolidated statements of comprehensive income included in this Information Statement have been derived from our audited and unaudited consolidated financial statements included elsewhere in this Information Statement and do not purport to represent what our financial position, results of operations or cash flows actually would have been had the spin-off occurred on the dates indicated, or to project financial performance for any future period.

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ZEDGE, INC.
PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET
JANUARY 31, 2016
(in thousands, except share data)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,193	$3,000	(A)	$5,829
		(364	)(B)
Trade accounts receivable, net	2,350			2,350
Prepaid expenses	91			91
Other current assets	132			132
TOTAL CURRENT ASSETS	5,766	2,636		8,402
Property and equipment, net	1,753			1,753
Goodwill	2,297			2,297
Other assets	109			109
TOTAL ASSETS	$9,925	$2,636		$12,561
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITES:
Trade accounts payable	$75			$75
Accrued expenses	1,652			1,652
Deferred revenue	4			4
Due to IDT Corporation	364	$(364	)(B)	—
TOTAL CURRENT LIABILITIES	2,095	(364)		1,731
TOTAL LIABILIITES	2,095	(364)		1,731
MEZZANINE EQUITY:
Series B convertible preferred stock	100	(100	)(C)	—
TOTAL MEZZANINE EQUITY	100	(100)		—
STOCKHOLDERS’ EQUITY:
Series A convertible preferred stock—historical 42,481 shares, pro forma nil shares issued and outstanding	4	(4	)(C)	—
Series B convertible preferred stock—historical 56,295 shares, pro forma nil shares issued and outstanding	6	(6	)(C)	—
Common stock—historical 34,417 shares, pro forma nil shares issued and outstanding	3	(3	)(C)	—
Class A common stock— historical nil shares, pro forma 524,775 shares issued and outstanding	—	5	(C)	5
Class B common stock— historical nil shares, pro forma 8,790,413 shares issued and outstanding	—	9	(A)	88
		79	(C)
Additional paid-in capital	17,803	2,991	(A)	20,823
		29	(C)
Accumulated deficit	(9,272)			(9,272)
Accumulated other comprehensive loss	(814)			(814)
TOTAL STOCKHOLDERS’ EQUITY	7,730	3,100		10,830
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$9,925	$2,636		$12,561

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ZEDGE, INC.
PROFORMA CONDENSED CONSOLIDATED STATEMENT OF COMPRHENSIVE INCOME
FOR THE SIX MONTHS ENDED JANUARY 31, 2016
(in thousands, except share and per share data)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma

REVENUES	$6,089			$6,089
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	605			605
Selling, general and administrative	3,466			3,466
Depreciation and amortization	317			317
INCOME FROM OPERATIONS	1,701			1,701
Interest income	2			2
Net losses resulting from foreign exchange transactions	(161)			(161)
INCOME BEFORE INCOME TAXES	1,542			1,542
Provision for income taxes	106		(D)	106
NET INCOME	1,436			1,436
Other comprehensive loss:
Changes in foreign currency translation adjustment	(159)			(159)
TOTAL OTHER COMPREHENSIVE LOSS	(159)			(159)
TOTAL COMPRENSIVE INCOME	$1,277			$1,277

Earnings per share attributable to Zedge, Inc. common stockholders:
Basic	$10.71		(E)	$0.18
Diluted	$9.76		(E)	$0.16

Weighted-average number of shares used in calculation of earnings per share:
Basic	34,417		(E)	8,202,756
Diluted	47,343		(E)	9,116,747

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ZEDGE, INC.
PROFORMA CONDENSED CONSOLIDATED STATEMENT OF COMPRHENSIVE INCOME
FOR THE YEAR ENDED JULY 31, 2015
(in thousands, except share and per share data)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma

REVENUES	$9,052			$9,052
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	1,082			1,082
Selling, general and administrative	5,723			5,723
Depreciation and amortization	624			624
INCOME FROM OPERATIONS	1,623			1,623
Interest income	5			5
Net gains resulting from foreign exchange transactions	171			171
INCOME BEFORE INCOME TAXES	1,799			1,799
Provision for income taxes	212		(D)	212
NET INCOME	1,587			1,587
Other comprehensive loss:
Changes in foreign currency translation adjustment	(733)			(733)
TOTAL OTHER COMPREHENSIVE LOSS	(733)			(733)
TOTAL COMPRENSIVE INCOME	$854			$854

Earnings per share attributable to Zedge, Inc. common stockholders:
Basic	$11.84		(E)	$0.19
Diluted	$10.81		(E)	$0.17

Weighted-average number of shares used in calculation of earnings per share:
Basic	34,355		(E)	8,202,756
Diluted	47,124		(E)	9,102,410

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ZEDGE, INC.
NOTES AND MANAGEMENT’S ASSUMPTIONS
TO THE PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The following is a description of the pro forma adjustments to the consolidated financial statements:

(A)	In connection with and prior to the spin-off, IDT and other existing stockholders of Zedge are expected to purchase shares of our Class B common stock for $3 million in cash based on a pre-investment valuation for us of $27 million, proportionate to their respective holdings in us. This sale of shares of our common stock is reflected as if it occurred on January 31, 2016.

(B)	It is expected that any intercompany balance due to IDT as of the spin-off date will be repaid prior to the completion of the spin-off. There will be no indebtedness owing from us to IDT immediately following the spin-off.

(C)

This pro forma adjustment includes the following:

The recapitalization of 42,481 outstanding shares of our Series A convertible preferred stock, 56,295 outstanding shares of our Series B convertible preferred stock, 947 outstanding shares of our Series B convertible preferred stock in excess of the amount authorized that is included in Mezzanine Equity, and 35,517 outstanding shares of our common stock, an aggregate of 135,240 total outstanding shares. Including the shares of our Class B common stock expected to be purchased for $3 million, our total pro forma shares outstanding will be an aggregate of 9,315,188 shares, comprised of 524,775 shares of our Class A common stock and 8,790,413 shares of our Class B common stock.

The distribution of our shares held by IDT to its stockholders of (i) 524,775 shares of our Class A common stock, is based on 1,574,326 shares of IDT Class A common stock outstanding on the record date and (ii) 7,151,559 shares of our Class B common stock, is based on 21,454,677 shares of IDT Class B common stock outstanding on the record date. In the distribution, each IDT stockholder will receive one share of our Class A common stock for every three shares of IDT Class A common stock and one share of our Class B common stock for every three shares of IDT Class B common stock held on the record date for the spin-off.

(D)	Our historical consolidated financial statements included provisions for federal and state income taxes on a separate tax return basis for all periods presented. Accordingly, there is no pro forma adjustment for income taxes.

(E)	Earnings per share is calculated as if the shares of our Class A common stock and Class B common stock to be issued upon the recapitalization of our shares and the distribution of our shares by IDT to its stockholders were issued and outstanding as of August 1, 2014. Diluted earnings per share was determined in the same manner as basic earnings per share, except that the number of shares was increased for the assumed exercise of stock options to purchase shares of our Class B common stock using the treasury stock method, unless the effect of such increase was anti-dilutive.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We provide one of the most popular content distribution platforms, worldwide, centered on self-expression, attracting both creators looking to promote their content and consumers who utilize such content to express their identity, feelings, tastes and interests. Today our platform enables consumers to personalize their mobile devices with free, high quality ringtones, wallpapers, home screen app icons and notification sounds. Our smartphone app, available in the Google Play, iTunes and Microsoft Market app stores, has been installed over 190 million times, has more than 32 million monthly active users and has averaged among the top 25 free applications in the Google Play store in the U.S. for the past six years and is ranked in the top 10 most popular free apps in the iTunes Entertainment category. We have grown our user base without material investment in marketing, user acquisition or advertising. IDT currently owns 82% of us, which may increase based on investments made prior to the spin-off. The spin-off will separate our business from the remainder of IDT’s operations and holdings. We will operate as an independent public company following the spin-off. While many of the costs of being a public company were already borne by us either directly or by allocation of corporate overhead from IDT, we will need to have the proper infrastructure in place to perform the necessary, legal, treasury, accounting, internal audit and reporting functions. We anticipate our total costs will increase by $750,000 to $900,000 per year as a result of being a public reporting company. Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

We generate over 90% of our revenues from selling our advertising inventory to advertising networks/exchanges, real time bidding platforms, direct advertisers and game publishers. Advertisers are attracted to Zedge because of our sizable and growing user base; user demographics; non-incentivized acquisition platform specifically for mobile game publishers; and our focus on mobile phone personalization. Separately, being that we consistently optimize the service and introduce new ad formats and implementations, we do not view the number of impressions or any other similar metric as a material performance indicator.

A key element in maintaining our position is our ability to meet user’s expectations which necessitates retaining employees with solid educational and professional credentials who are passionate about Zedge and its mission to serve as a medium for self-expression.

We must offer advertisers exposure to an active and engaged user base with attractive demographic characteristics.

Our ability to continue to present advertisers with a compelling platform depends on continued growth of our user base, increased app usage and improved retention, which will require ongoing investment in product and technology and increased marketing efforts. Our growth plan also depends on improved monetization techniques and selective strategic investments and acquisitions.

We believe that our business model is scalable and allows for significant portions of revenue growth to flow to our bottom line.

Reportable Segments

Our business consists of one reportable segment.

Presentation of financial information

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Critical accounting policies are those that require application of management’s most subjective or complex judgments, often as a result of matters that are inherently uncertain and may change in subsequent periods. Our critical accounting policies include those related to capitalized software and technology development costs, revenue recognition and goodwill. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. See Note 1 to the Consolidated Financial Statements in this Information Statement for a complete discussion of our significant accounting policies.

Capitalized software and technology development costs

Software and technology development activities generally fall into three stages:

1.	Planning stage activities include developing a project or business plan that outlines the goals for the content distribution platform or new product or service; determining the functionality; identifying hardware and software applications that will achieve functionality, security, and traffic flows; and selecting the internal resources that will be assigned to the project as well as the external vendors where applicable.
2.	Application and infrastructure development stage activities focus on acquiring or developing hardware and software to operate a content distribution platform or new product and service; and
3.	Post-Implementation/Operating stage activities address training, administration, maintenance, and all other activities to operate an existing content distribution platform or new product or service.

During the Planning Stage, Zedge expenses all costs as incurred.

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During the Application and Infrastructure Development Stage, capitalization of costs begins when the project has been properly authorized and is probable of completion (if a project is subsequently cancelled prior to placement in service, costs that have been capitalized to date will be reviewed for potential impairment). Capitalization ceases no later than the point at which a computer software project is substantially complete and ready for its intended use. Amortization begins for each project when the code is ready for use, whether or not it is actually placed in service at that time (an exception being if the project’s functionality completely depends on the completion of another project; then, amortization begins when that project is ready for use).

During the Post-Implementation/Operation Stage, training costs and maintenance costs are expensed as incurred. However, upgrades and enhancements, defined as modifications to existing internal-use software that result in additional functionality (modifications to enable the software to perform tasks that it was previously incapable of performing, normally requiring new software specifications and perhaps a change to all or part of the existing software specifications) are treated as though they were new projects, and are assessed utilizing the same stages and criteria on a project by project basis. As such, internal costs incurred for upgrades and enhancements are expensed or capitalized based on the requirements noted above, while costs incurred for maintenance are expensed as incurred. These projects are tracked individually, such that the beginning and ending of the capitalization can be appropriately established, as well as the amounts capitalized therein.

Amortization of these costs is included in depreciation and amortization in the Statement of Comprehensive Income (Loss).

Revenue Recognition

We generate over 90% of our revenues from selling our advertising inventory to advertising networks/exchanges, real time bidding platforms, direct advertisers and game publishers. We recognize advertising revenue as advertisements are delivered to users through impressions or ad views, as long as evidence of the arrangement with the payor exists (generally through an executed contract), the price is fixed and determinable, and we have assessed collectability as reasonably assured. The advertiser may compensate us on a cost-per-impression, cost-per-click, cost-per-action or cost-per-install basis.

We generally report our revenue net of amounts due to agencies and brokers because we are not the primary obligor in the relevant arrangements, we do not finalize the pricing, and we do not establish or maintain a direct relationship with the advertiser. Certain advertising arrangements that are directly between us and advertisers are recognized gross equal to the price paid to us by the customer since we are the primary obligor and we determine the price. Any third party costs related so such direct relationships are recognized as direct cost of revenues.

Goodwill

Goodwill is deemed to have an indefinite life and is not amortized. Goodwill is reviewed annually (or more frequently under various conditions) for impairment using a fair value approach.

The goodwill impairment assessment involves estimating the fair value of our reporting unit and comparing it to its carrying amount, which is known as Step 1. If the carrying value of the reporting unit exceeds its estimated fair value, Step 2 is performed to determine if an impairment of goodwill is required. We estimate the fair value of our reporting unit using discounted cash flow methodologies, as well as considering third party market value indicators. Goodwill impairment is measured by the excess of the carrying amount of the reporting unit’s goodwill over its implied fair value.

We have the option to perform a qualitative assessment to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. However, we may elect to perform the two-step quantitative goodwill impairment test even if no indications of a potential impairment exist.

For our annual impairment tests, our estimated fair value substantially exceeded our carrying value in Step 1; therefore, it was not necessary to perform Step 2. Calculating the fair value of the reporting unit, and allocating the estimated fair value to all of the tangible assets, intangible assets and liabilities, requires significant estimates and assumptions by management. Should our estimates or assumptions regarding the fair value of our reporting unit prove to be incorrect, we may be required to record impairment of goodwill in future periods and such impairment could be material.

Recent Issued Accounting Standards Not Yet Adopted

In March 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The new standard simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We will adopt the new standard on August 1, 2017. We are evaluating the impact that the new standard will have on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use, or ROU, model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. We will adopt the new standard on August 1, 2019. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the impact that the new standard will have on our consolidated financial statements.

In November 2015, the FASB issued an ASU to simplify the presentation of deferred income taxes, as well as align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards, or IFRS. The ASU requires that deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet instead of separated into current and noncurrent amounts. The ASU is effective for our financial statements beginning August 1, 2017. Earlier application is permitted. The change may be applied either prospectively or retrospectively. We are evaluating when to apply the ASU for our consolidated balance sheet.

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In May 2014, the FASB and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard that will supersede most of the current revenue recognition guidance under U.S. GAAP and IFRS. The goals of the revenue recognition project were to clarify and converge the revenue recognition principles under U.S. GAAP and IFRS and to develop guidance that would streamline and enhance revenue recognition requirements. To accomplish this objective, the standard requires five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We will adopt this standard on August 1, 2018. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. We are evaluating the impact that the standard will have on our consolidated financial statements.

Results of Operations

Six Months Ended January 31, 2016 Compared to Six Months Ended January 31, 2015

(in thousands)			Change
Six months ended January 31,	2016	2015	$	%
Revenues	$6,089	$4,425	$1,664	37.6%
Direct cost of revenues	605	535	70	13.1
Selling, general and administrative	3,466	2,936	530	18.1
Depreciation and amortization	317	356	(39)	(11.0)
Income from operations	1,701	598	1,103	184.4
Interest income	2	4	(2)	(50.0)
Net (losses) gains resulting from foreign exchange transactions	(161)	128	(289)	(225.8)
Provision for income taxes	(106)	(82)	(24)	(29.3)
Net income	$1,436	$648	$788	121.6%

Revenues. Revenues increased in the six months ended January 31, 2016 compared to the six months ended January 31, 2015 due mainly to growth of both Android and iOS users. We experienced a 32% increase in monthly active users, or MAU, to 33.6 million on January 31, 2016 from 25.5 million MAU on January 31, 2015. MAU is a performance indicator that captures the number of unique users that utilized our app in the previous 30 days, determined by a user opening the app in the relevant period. Other contributors to the revenue growth included: initiatives to increase app usage via push notifications; translating the app into six new languages consisting of Chinese, French, German, Japanese, Korean and Portuguese; and migrating to a more advanced ad mediation platform on iOS, which help increase demand for our advertising inventory increasing the price accordingly.

Direct cost of revenues. Direct cost of revenues consists primarily of costs associated with the running of our content distribution platform including hosting, marketing automation and content filtering services. The increase in direct cost of revenues resulted from our growth in users and was attributable to the fees that we pay to third parties that provide us with internet hosting and marketing automation services. Although we experienced robust user growth, our direct cost of revenues grew at a slower pace as a result of implementing core technology and network changes resulting in more favorable pricing. Conversely the costs associated with push notification marketing increased as a result of both the complete rollout and the expanding customer base.

Selling, general and administrative expense.  Selling, general and administrative expense consists mainly of payroll, benefits, facilities, marketing, content acquisition and consulting and professional fees. The increase in selling, general and administrative expense in the six months ended January 31, 2016 compared to the six months ended January 31, 2015 was primarily due to an increase in headcount from 42 employees as of January 31, 2015 to 53 employees as of January 31, 2016. During that time, we hired engineers, designers and marketing personnel who focused on enhancing our content delivery platform, building and testing new product initiatives and increasing user engagement. We also incurred higher recruitment costs in Norway to locate and retain employees, higher facilities costs to seat our newly hired employees, and higher consulting and professional fees as a result of preparing for the spin-off. In addition, subsequent to January 2015, we also started creating and purchasing content, which added to selling, general and administrative expense, which was not present in the year earlier period.

Depreciation and amortization. Depreciation and amortization consists mainly of amortization of capitalized software and technology development costs of our internal developers on various projects that we invested in specific to the various platforms on which we operate our service.

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Net (losses) gains resulting from foreign exchange transactions. Net (losses) gains resulting from foreign exchange transactions are comprised of losses or gains incurred from movements in Norwegian Krone, or NOK, relative to the U.S. Dollar, as well as in the six months ended January 31, 2016 losses of $225,000 from hedging activities.

Provision for income taxes.  The increase in the provision for income taxes in the six months ended January 31, 2016 compared to the six months ended January 31, 2015 directly related to the increase in our income before income taxes to $1.5 million in the six months ended January 31, 2016 compared to $730,000 in the six months ended January 31, 2015.

Year Ended July 31, 2015 Compared to Year Ended July 31, 2014

(in thousands)			Change
Year ended July 31,	2015	2014	$	%
Revenues	$9,052	$6,529	$2,523	38.6%
Direct cost of revenues	1,082	909	173	19.0
Selling, general and administrative	5,723	5,068	655	12.9
Depreciation and amortization	624	578	46	8.0
Income (loss) from operations	1,623	(26)	1,649	nm
Interest income	5	6	(1)	(16.7)
Impairment of investment in Bizgames	—	(63)	63	100.0
Net gains resulting from foreign exchange transactions	171	75	96	128.0
Provision for income taxes	(212)	(138)	(74)	(53.6)
Net income (loss)	$1,587	$(146)	$1,733	nm

nm—not meaningful

Revenues.  Revenues increased in fiscal year 2015 compared to fiscal year 2014 due mainly to growth of both Android and iOS users. We experienced a 45% increase in MAU to 28.2 million on July 31, 2015 from 19.5 million MAU on July 31, 2014. Other contributors to the revenue growth included: rolling out reengagement campaigns to Android; localizing our app and app store listings into three languages including French, German and Portuguese; and migrating to a robust ad mediation platform on iOS, which exposed our inventory to additional advertising demand from new prospective purchasers driving up the price.

Direct cost of revenues. Direct cost of revenues consists primarily of costs associated with the running of our content distribution platform including hosting, marketing automation and content filtering services. The increase in direct cost of revenues resulted from our growth in users and was attributable to the fees that we pay to third parties that provide us with internet hosting and marketing automation services. Although we experienced robust user growth, our direct cost of revenues grew at a slower pace as a result of implementing core technology and network changes resulting in more favorable pricing. Conversely the costs associated with push notification marketing increased as a result of both the complete rollout and the expanding customer base.

Selling, general and administrative expense. Selling, general and administrative expense consists mainly of payroll, benefits, sales commissions, facilities, marketing and consulting and professional fees. The increase in selling, general and administrative expenses in fiscal year 2015 compared to fiscal year 2014 was primarily due to an increase in headcount from 32 employees as of July 31, 2014 to 51 employees as of July 31, 2015. During that time, we hired additional developers and designers to enhance our website and mobile applications and develop additional offerings, as well as hiring marketing personnel focused on increasing user engagement. We also incurred higher recruitment costs in Norway to locate and retain employees, higher facilities costs to seat our newly hired employees and higher consulting and professional fees as a result of us preparing for the spin-off. In addition, in fiscal year 2015, we also started creating, purchasing and licensing content, which added to selling, general and administrative expense, which was not present in the year earlier period.

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Depreciation and amortization. Depreciation and amortization consists mainly of amortization of capitalized software and technology development costs of our internal developers on various projects that we invested in specific to the various platforms on which we operate our service.

Impairment of investment in Bizgames. In August 2012, our subsidiary Zedge Europe AS made an investment to purchase 10.5% of the common shares of Bizgames Studios AS, a Norwegian corporation. At that time, we entered into a promotional, advertising and porting services agreement with Bizgames in connection with which we were issued an additional 4.0% of Bizgames common shares. The combined 14.5% investment in Bizgames’ common shares was recorded at $67,000. Additionally, also alongside another investor, Zedge Europe AS loaned Bizgames approximately $30,000 at an annual interest rate of 8.0%, which was to be repaid by February 2014. At July 31, 2014, we wrote-off the balance of our investment in Bizgames, and reserved for the entirety of our loan outstanding to Bizgames, inclusive of related interest, because the loan has not been repaid and there was no timetable for repayment. Additionally, we had not collected any cash associated with Bizgames revenue, nor were we successful in obtaining timely financial information.

Net gains resulting from foreign exchange transactions.  Net gains resulting from foreign exchange transactions are comprised of gains generated from movements in NOK relative to the U.S. Dollar, partially offset in fiscal year 2015 by losses of $58,000 from hedging activities.

Provision for income taxes.  The increase in the provision for income taxes in fiscal year 2015 compared to fiscal year 2014 directly related to the increase in our income before income taxes to $1.8 million in fiscal year 2015 compared to a loss before income taxes of $8,000 in fiscal year 2014.

Liquidity and Capital Resources

General

Historically, we satisfied our cash requirements primarily through intercompany debt funding from IDT, which was mostly satisfied by us through the conversion of the intercompany debt into equity. Any remaining balances were repaid from our cash from operations since turning profitable. We continue to maintain an intercompany balance due to IDT that relates to charges for services provided to us by IDT and payroll costs for our personnel that are paid by IDT. In connection with and prior to the spin-off, IDT and other existing stockholders of Zedge are expected to purchase a total of $3 million of our common stock at a pre-investment valuation for us of $27 million, proportionate to their respective holdings in us. In addition, it is expected that any intercompany balance due to IDT as of the spin-off date will be repaid prior to the completion of the spin-off. There will be no indebtedness owing from us to IDT immediately following the spin-off.

We anticipate our total operating costs will increase by $750,000 to $900,000 per year as a result of being a public reporting company. Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

As of January 31, 2016, we had cash and cash equivalents of $3.2 million and working capital (current assets less current liabilities) of $3.7 million. We currently expect that our cash and cash equivalents on hand, and our cash from operations will be sufficient to meet our anticipated cash requirements during the twelve months ended January 31, 2017.

(in thousands)	Six months ended January 31,		Year ended July 31,
	2016	2015	2015	2014
Cash flows provided by (used in)
Operating activities	$1,428	$957	$2,284	$826
Investing activities	(344)	(438)	(899)	(814)
Financing activities	—	9	9	—
Effect of exchange rates on cash and cash equivalents	(61)	(94)	11	7
Increase in cash and cash equivalents	$1,023	$434	$1,405	$19

Operating Activities

Our cash flow from operations varies significantly from quarter to quarter and from year to year, depending on our operating results and the timing of operating cash receipts and payments, specifically trade accounts receivable and trade accounts payable. The cash provided by operating activities in the six months ended January 31, 2016 and 2015, fiscal year 2015 and fiscal year 2014 was primarily due to the continued growth in Zedge revenues.

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Investing Activities

Cash used in investing activities for the six months ended January 31, 2016 and 2015, fiscal year 2015 and fiscal year 2014 consisted mostly of capitalized software and technology development costs related to various projects that we invested in specific to the various platforms on which we operate our service. In particular, we recently overhauled our core web technology.

Financing Activities

In fiscal year 2015, we received $9,000 from the exercise of stock options.

We do not anticipate paying dividends on our common stock until we achieve sustainable profitability and retain certain minimum cash reserves. The payment of dividends in any specific period will be at the sole discretion of our Board of Directors.

CHANGES IN TRADE ACCOUNTS RECEIVABLE

Gross trade accounts receivable increased to $2.4 million at January 31, 2016, from $1.6 million at July 31, 2015, and from $1.3 million at July 31, 2014 primarily due to the continued growth in our revenues. Historically, we have no or very little bad debt, which is common with other platforms of our size that derive their revenue from digital advertising, as we aggressively manage our collections and perform due diligence on our customers. In addition, the majority of our revenue is derived from large, credit-worthy customers (e.g. Google, Twitter, Millennial Media and Facebook) and we terminate our services with smaller customers immediately upon balances becoming past due. Since these smaller customers rely on us to derive their own revenue, they generally pay their outstanding balances on a timely basis. Our cash collections during the six months ended January 31, 2016, fiscal year 2015 and fiscal year 2014 were $6.4 million, $9.6 million, and $6.4 million, respectively.

Concentration of Credit Risk and Significant Customers

We routinely assess the financial strength of our customers. As a result, we believe that our accounts receivable credit risk exposure is limited and has not experienced significant write-downs in our accounts receivable balances. At January 31, 2016 and for the six months then ended, three customers represented 47%, 22% and 12% of our revenue, and one customer represented 60% of our accounts receivable balance, respectively. At July 31, 2015 and for the year then ended, two customers represented 37%, and 25% of our revenue, and three customers represented 55%, 13% and 12% of our accounts receivable balance, respectively. At July 31, 2014 and for the year then ended, three customers represented 23%, 23% and 13% of our revenue and 42%, 17%, and 13% of our accounts receivable balance, respectively. All were advertising exchanges operated by leading companies, and the receivables represent many smaller amounts due from advertisers.

CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

Smaller reporting companies are not required to provide the information required by this item.

OFF-BALANCE SHEET ARRANGEMENTS

As of January 31, 2016, we did not have any “off-balance sheet arrangements,” as defined in relevant SEC regulations that are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

In connection with the spin-off, we and IDT will enter into a tax separation agreement, which sets forth the responsibilities of IDT and us with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. IDT will be generally responsible for our federal, state, local and foreign income taxes for periods before and including the spin-off. We will be generally responsible for all other taxes relating to our business. We and IDT will each generally be responsible for managing those disputes that relate to the taxes for which each of us is responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both of us are responsible.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Smaller reporting companies are not required to provide the information required by this item.

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BUSINESS

Zedge provides one of the most popular content distribution platforms, worldwide, centered on self-expression, attracting both creators looking to promote their content and consumers who utilize such content to express their identity, feelings, tastes and interests. Today our platform enables consumers to personalize their mobile devices with free, high quality ringtones, wallpapers, home screen app icons and notification sounds. Our smartphone app, available in the Google Play, iTunes and Microsoft Market app stores, has been installed over 190 million times, has more than 32 million monthly active users and has averaged among the top 25 free applications in the Google Play store in the U.S. for the past six years and is ranked in the top 10 most popular free apps in the iTunes Entertainment category. Zedge has grown its user base without material investment in marketing, user acquisition or advertising.

According to a 2014 study conducted by Business Intelligence, mobile users want highly personalized smartphone experiences. Furthermore, in January 2016, Flurry Analytics revealed that personalization apps saw their sessions balloon more than 332% in 2015. Although much of this growth was attributable to Emoji keyboards, the appeal for personalization is evident from their research. We believe that Zedge’s popularity stems from its ability to meet this need by offering a large and diverse content catalogue, providing an intuitive and user-friendly experience and rendering the content in a customized and personally relevant manner. To this end, we invest heavily in both product design and development and the underlying technology required to satisfy our user’s expectations. Our growth has been organic in nature, without any significant investment in marketing or user acquisition campaigns. As a result of Zedge’s large, active user base, we offer advertisers, marketers, consumer brands and content providers, including, musicians, artists and brands a powerful way to engage with their prospects and customers.

Users primarily access Zedge from its smartphone app, which offers consumers an easy and modular way to customize their phones without handing over many of the core elements of the native operating system to a third party and overwhelming the user with a myriad of complex options. Depending on the phone’s mobile operating system users are simply able to select personalization content from all or some of the following categories: ringtones, alarms, notification sounds, wallpapers and app icons. Aside from their selection, everything else remains the same. Furthermore, once a user has installed our app they aren’t required to install any other apps from the app store in order to avail them of our content. Aside from providing an exceptionally fun, easy and intuitive experience that allows the user to maintain the control they desire, our service is attractive because of the wide array of high-quality, free content that we offer, as well as the relevance of our content recommendations.

As of January 31, 2016 Zedge had in excess of 33 million monthly active users. Close to 40% of Zedge’s app user base is located in North America with around 30% in Europe. Approximately 65% of our customers are male.

Zedge generates over 90%of its revenues from selling its advertising inventory to advertising networks/exchanges, real time bidding platforms, direct advertisers and game publishers. Advertisers are attracted to Zedge because of our sizable and growing user base; user demographics; non-incentivized acquisition platform specifically for mobile game publishers; and our focus on mobile phone personalization.

During fiscal year 2015, Zedge generated revenues of $9.1 million and income from operations of $1.6 million compared to revenues of $6.5 million and loss from operations of $26,000, in fiscal year 2014. Of the $9.1 million in revenues, 94% related to advertising.

During the six months ended January 31, 2016, three customers represented 47%, 22% and 12% of Zedge’s revenue. During fiscal year 2015, two customers represented 37%, and 25% of Zedge’s revenue. During fiscal year 2014, three customers represented 23%, 23% and 13% of Zedge’s revenue.

Our Competitive Advantage

We believe that the following competitive strengths have positively impacted the growth of our business:

●	Leading global provider of mobile personalization content. We are a dominant personalization app, globally, enabling users to easily personalize their mobile phones with a wide variety of free, high quality ringtones, wallpapers, app icons and notification sounds. We have averaged in the top 25 free applications in the Google Play store in the United States for six years. In December 2015, Google Play selected Zedge as one of the “Best Apps of 2015” in United States, Canada, Brazil, United Kingdom, Australia, Middle East and North Africa. This recognition and ranking positions us well for continued growth and leadership in the personalization space. Furthermore, our iPhone app climbed to 5th place in Top Free iPhone Entertainment Apps within two weeks of re-launching on iTunes in March 2016.

●	High quality product. Zedge is zealous about providing our customers with a high quality product and superior user experience. We believe that our success has resulted from prioritizing the customer’s needs and that this focus is critical for our long-term growth and expansion. To this end we invest significant resources in product development, design and usability. We beta test product enhancements extensively and closely monitor customer feedback in order to insure that we are meeting the user’s needs. We strive to remain relevant to our users and do our best to insure that we not only have a wide array of excellent content but that we also avail this content to our users in a fashion that is personally germane. Our high user ranking validates our product oriented focus as we enjoy an overall user rating of 4.6 stars out of a total of 5 stars in the Google Play store with more than 2.7 million Five Star ratings out of a total of about 3.8 million ratings. In addition, our retention rate, as defined by the number of users who keep the app installed on their phone vs. the total number of users that have installed the app, remains at approximately 45%.

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●	Large, global customer base. We benefit from having a large customer base of more than 32 million monthly active users. In January of 2016 approximately 40% of our users were in North America and 30% in Europe, regions that provide for exceptional monetization. We are one of around 80 Android apps, globally, that has surpassed 100 million installs. To serve our global user base our Android app is available in nine languages. Our global footprint aids us in securing a highly diverse portfolio of content addressing various customer tastes and preferences. In addition, our customer base attracts advertisers and game publishers that want access to users from lucrative markets that are capable of purchasing their products and services.

●	Employees. We have attracted and retained great employees with solid educational and professional credentials who are passionate about Zedge and its mission to serve as a medium for self-expression. Our culture is one of respect where we empower our employees to be creative, allowing them to make good decisions and accomplish great things.

●	Management team. We have an experienced and stable management team with a strong track record of execution and a deep knowledge of the mobile app landscape. Our core management team possesses a solid understanding of the mobile app universe, product design and development, operations and monetization. Collectively our management team has proven its ability in building and scaling our business, globally, in a fiscally viable fashion.

●	Technology and infrastructure. We pride ourselves on building scalable technology that reliably serves millions of monthly active users. We use a combination of off-the-shelf and proprietary technology and infrastructure solutions that can scale efficiently to meet the needs of our expanding customer base.

Our Strategy

We strive to become the world’s leading platform for helping people express their identity through digital content. To achieve this we anticipate that we will:

●	Continue growing our user base, globally. We expect to continue devoting material resources in growing our user base by studying user needs and enhancing our flagship app accordingly; selectively and opportunistically implementing paid user acquisition campaigns; expanding into new markets by localizing and collaborating with regionally relevant strategic partners; and developing offering new and exciting products and services that extend beyond our current flagship app.

●	Increase usage and retention. We plan on investing in projects and enhancements that will increase customer usage and user retention. This may mean that we forge relationships with content holders or strategic partners interested in gaining access to our customer base in exchange for timely and premium content that is of value to our users or that we develop new and enhanced products and mechanisms for engaging with our customer base.

●	Ongoing product and technology investment. Continued investment in the core product feature sets and functionalities that have positioned us as a leader in the personalization space as well as new technology initiatives deemed to provide value to our users and personalization content acquisition platform.

●	Increase our marketing efforts. Historically we haven’t invested materially in marketing initiatives. Going forward, we envision the need to better promote our brand and amplify our voice. We also envisage entering into commercial relationships with major brands, movie studios, music labels and pop culture influencers whose association is expected to be accretive enhancing our business and value proposition. Furthermore we will also invest in app store optimization, search, marketing automation, social marketing and community management in order to retain and expand our customer base.

●	Improve monetization. We will continue exploring additional monetization methods including in-app purchases, subscription models, e-commerce, new advertising products and brand sponsorships. We believe that our large and ever increasing customer base is an attractive medium for advertisers, brands and content holders and with time new monetization opportunities will arise that prove to be valuable to us.

●	Selectively pursue strategic investments and acquisitions. On a selective basis we will look to invest in or purchase entities that can provide synergistic growth opportunities. Our acquisition of Sincerial AS, in 2010, served as the cornerstone of our focus on data driven content recommendations, one of our strategic advantages. We plan to leverage our understanding of the industry and pursue opportunities that we believe can have a material positive impact on our business.

Our History

In 2003, Tom Arnoy, Kenneth Sundnes and Paul Shaw launched a consumer website that people could use to upload and download ringtones. Traffic to the website grew, primarily by word of mouth, drawing customers in from the emerging markets. In December 2006, IDT acquired 90% of Zedge Limited, a UK based company. Zedge Holdings, Inc. was incorporated in Delaware in 2008.  On September 18, 2008, Zedge Limited, Tom Arnoy, Kenneth Sundnes and IDT entered into a Conversion Agreement, converting the equity in Zedge Ltd. to Zedge Holdings, Inc.  and on September 23, 2008, IDT purchased 94,750 shares of Zedge Holdings’ Series B Preferred Stock for $1,000,000.

In 2010, IDT and Shaman II, L.P. invested an additional $1.7 million in Zedge Holdings, Inc. Over a two-year period in 2011 and 2012, IDT and Shaman II, L.P. invested an additional $2,349,959 in Zedge Holdings, Inc. In January 2016, Zedge Holdings, Inc.’s name was changed to Zedge, Inc.

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In late 2009, we introduced our Android app. The app provided ease-of-use by negating the need for the customer to first download a ringtone or wallpaper to their computer and then upload that content to their mobile phone.

In late 2011, Tom Arnoy was promoted to CEO and Jonathan Reich was retained as COO. We improved our underlying technology. Over a two-year period in 2011 and 2012, IDT and Shaman II, LP invested an additional $2.25 million.

We launched our iOS app in 2013 followed by launch of our Windows Mobile app in 2014.

During 2014 and 2015, Zedge introduced app icons, social sharing features and marketing automation capabilities. In addition, we began localizing our app by not only expanding the number of languages it supported but also by launching localized versions of its Google Play listings. Today, Zedge is available in Chinese, English, French, German, Japanese, Korean, Norwegian, Portuguese and Spanish.

Our Technology

Zedge has developed a scalable distributed platform that is comprised of both open source and proprietary technologies centered on content management and discovery, web and app development, data mining and analytics, deep learning, mobile content/device compatibility, advertising and reporting. From an end user’s perspective, the platform minimizes response latency while maximizing content relevancy and discoverability. We optimize by utilizing systems, algorithms and heuristics that organize the content based upon real user data and that render the content in the most relevant fashion possible. Zedge’s architecture provides a fully redundant production environment that can tolerate multiple server failures with minimal end-user disruption. It utilizes a variety of bare-metal and cloud-hosted servers; a mix that we find gives the right balance between performance, scalability, flexibility, cost and ease of use.

Competition

Zedge faces competition across many different fronts including:

●	Mobile personalization products. Generally, we compete with other mobile app developers. More specifically, ringtones, wallpapers and app icons are a commodity and many smaller app developers and websites offer both free and paid ringtones, wallpapers and app icons. In addition, Android app launchers offer users a limited set of similar personalization options when compared to Zedge. We believe that Zedge has a competitive advantage in this space due to its large user base, its modular approach that allows the customer to selectively choose what they would like to personalize without handing over the core elements of the native operating system to a third party and overwhelming the user with a myriad of complex options, its large content catalogue, its proprietary recommendation engine, its market ranking and its longevity. Zedge is unaware of any service that hosts a content library as extensive as Zedge’s library, or that curates the content in such a relevant and easy to use fashion.

●	Advertisers. We face significant competition for advertising spend from both digital media providers and traditional media outlets, including television, radio and print.

Intellectual Property

Our trademarks, copyrights, domain names, proprietary technology, know-how and other intellectual property are vital to our success. We seek to protect our intellectual property rights by relying on federal, state and common law rights in the United States and other countries, as well as contractual restrictions. We enter into confidentiality and non-disclosure agreements with our employees and business partners. The agreements we enter into with our employees also provide that all software, inventions, developments, works of authorship and trade secrets created by them during the course of their employment are Zedge’s property.

As of January 31, 2016, we have been granted trademark protection for “Zedge” in the U.S., E.U., U.K. and Canada and for “Tonesync” in the U.S. and E.U. We also have applied for trademark protection for “We make phones personal”, “Tattoo your phone” and “Zedge Snakk” in the U.S. and “Zedge” in India as well as for copyright protection for our flagship app, Zedge. In addition, we have registered, amongst others, the following domain names: zedge.net and zedge.com.

Employees

As of January 31, 2016 we had 53 full time employees.

Facilities

Our principal executive office is located in a leased premise comprising approximately 500 square feet of space in New York City. This location currently houses commercial operations including sales, marketing, business development and ad operations. Our Trondheim, Norway facility with approximately 11,000 square feet of space accommodates our product, design and technology teams and is under lease through 2018. Finally, we entered into a lease in October 2014 for approximately 400 square feet of office space in Helsinki, Finland, where we employ a satellite development center. Our servers are hosted in leased data centers in different geographic locations in the U.S. These data centers are owned and maintained by a third party data center provider.

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MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning our executive officers and directors.

Name	Age	Position
Tom Arnoy	40	Chief Executive Officer
Jonathan Reich	49	Chief Financial Officer and Chief Operating Officer
Marie Therese Carney	47	Director Nominee
Mark Ghermezian	33	Director Nominee
Stephen Greenberg	71	Director Nominee
Howard S. Jonas	59	Director Nominee
Michael Jonas	32	Director Nominee

 * Ms. Carney and Messrs. Ghermezian, Greenberg, H. Jonas and M. Jonas have agreed to serve as directors effective upon the spin-off and each has consented to inclusion herein.

Set forth below is biographical information with respect to the Company’s current executive officers:

Tom Arnoy is one of our founders, has served as our Chief Executive Officer since 2011 and has served as a member of our board of directors since September 2008. From 2008 to 2011, Mr. Arnoy served as our President. Prior to joining Zedge, Mr. Arnoy was involved in several different mobile internet businesses including Webway AS, a Norwegian based venture; IMC Labs, which Mr. Arnoy founded in 2000 and ultimately became a part of Mobile Forza AS, a Norwegian mobile incubator and consulting company.  At Mobile Forza AS, Mr. Arnoy managed the product and technology teams in Trondheim, Norway.  In addition to these roles, Mr. Arnoy was a project leader for MobileZone AS, a joint venture between Siemens Mobile and Mobile Forza AS. Mr. Arnoy has served as a director of Patchbox, AS, a private investment company, since 2015.

Jonathan Reich has served as Chief Financial Officer since 2016 and Chief Operating Officer of Zedge since 2011.  From 2007 to 2014, Mr. Reich served as President of Fabrix Systems, Inc. and from 1999 to 2007 he served in various positions at Net2Phone, Inc. culminating with him serving as Chief Executive Officer of Net2Phone Global Services. Mr. Reich is a director at the non-profit organization, Hand-in-Hand, since 2005.   Mr. Reich received a B.S. and M.S. in Operations Research from Columbia University’s School of Engineering and Applied Science in 1989 and 1993 respectively.

Marie Therese (MT) Carney has been the Chief Executive Officer and Founder of Untitled Worldwide, LLC since 2013. At Untitled Worldwide, Ms. Carney builds efficient marketing campaigns that help startups using her extensive experience building and managing large teams of creative people, designing shared goals and finding ways for groups to work together. Prior to founding Untitled Worldwide, Ms. Carney was Worldwide-President of Marketing at Walt Disney Studios from 2011 to 2012 where she was responsible for a complete overhaul of the studios marketing organization creating a more efficient and streamlined process that produced exciting, integrated, targeted and cost efficient campaigns. Prior to Disney, MT co-founded Naked Communications in America, a company that created a wave of change across the marketing community with its highly prized intelligent strategic solutions. Ms. Carney’s previous experiences include Worldwide Planning Director at Ogilvy and Mather and Chief Strategy Officer at Universal McCann.

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Key Attributes, Experience and Skills:

Ms. Carney brings an insightful perspective to the Board based upon her extensive background in marketing and entrepreneurship. She has worked closely with start-ups and multinationals on developing their business and marketing strategies both important areas for us. Her skill and experience in managing creative personnel will also serve to support management in their performance.

Mark Ghermezian has been Chief Executive Officer and Co-Founder of Appboy, Inc., an intelligent CRM for mobile marketers, since 2011. Mr. Ghermezian has also been the Managing Partner of T5 Capital Partners, an investment firm focused on early stage technologies across verticals, since January 2011. Additionally, Ghermezian regularly speaks, writes, and presents about the future of mobile, investment strategy, and the startup landscape.

Key Attributes, Experience and Skills:

Mr. Ghermezian, a serial entrepreneur, is a well-recognized leader in the world of marketing automation and he brings to the Board extensive knowledge of the mobile apps eco-system. Besides his industry-specific experience, his work on the investment side, both as a fund manager and writer and speaker, will benefit Zedge, as it charts its course as an independent public company.

Stephen Greenberg has been managing member of Pilgrim Mediation Group since May 2012 and managing member of Bento Box Entertainment since January 2013. Mr. Greenberg previously served as Chairman of the Board and Chief Executive Officer of Net2Phone, Inc. and IDT Spectrum, Inc. from 2002 to 2006.  In April 2015, Mr. Greenberg was elected the 29th Chairman of the Board the Conference of Presidents of Major American Jewish Organizations, the central coordinating body on international and national concerns for 50 National Jewish Organizations. Immediately prior to his election, Mr. Greenberg served as Chairman of the National Coalition for Eurasian Jewry. Mr. Greenberg has been a member of the board of American Friends of Beit Hatfusot since 1995 and previously served as the organization’s President and a member of the board of Tel Aviv Foundation since 2005. Mr. Greenberg was also a member of the board of International Hillel from 2006 to 2012.  Mr. Greenberg received a B.A. in English Cum Laude from Washington & Jefferson College in 1965 and a J.D. with honors from George Washington University in 1968.

Key Attributes, Experience and Skills:

Mr. Greenberg is a seasoned professional and executive. He has overseen and advised companies as CEO as well as an attorney. Steve’s experience running Net2Phone will bring to the Board the perspective of an executive of a developing company that was newly public and dealing with the challenges of that position. His problem solving skills, proven through his experience as an attorney, a mediator and a leader in public service, as well as his broad contacts in numerous fields, will also serve Zedge well.

Howard S. Jonas has served as Chairman of the Board of Directors of Genie Energy Ltd. since January, 2011, when Genie was spun off from IDT Corporation (IDT). Also, he has served as Chief Executive Officer of Genie since January 2014 and Co-Vice Chairman of Genie Energy International Corporation since September 2009. He has been a director of IDT Energy since June 2007 and a director of American Shale Oil Corporation LLC since January 2008. Mr. H. Jonas founded IDT in August 1990, and has served as Chairman of its Board of Directors since its inception. Mr. Jonas has served as Chief Executive Officer of IDT from October 2009 through December 2013. Mr. H. Jonas also serves as the Chairman of the Board of IDW Media Holdings, Inc., a former subsidiary of IDT that was spun off to stockholders in September 2009. From August 2006 until August 2011, Mr. H. Jonas served as a director of Starz Media Holdings, LLC, Starz Media, LLC and Starz Foreign Holdings, LLC, each of which is a subsidiary of Liberty Media Corporation. Mr. H. Jonas is also the founder and has been President of Jonas Media Group (f/k/a Jonas Publishing) since its inception in 1979. Mr. H. Jonas received a B.A. in Economics from Harvard University.

Key Attributes, Experience and Skills:

As Chairman of IDT Corporation, Genie Energy Ltd. And IDW Media Holdings, Inc., Mr. H. Jonas brings to the Board extensive and detailed knowledge of all aspects of our Company and each industry in which it is involved. In addition, having Mr. H. Jonas on the Board provides our Company with effective leadership.

Michael Jonas has served as Executive Vice President of Genie since May 2014, Director of Global Exploration and Business Development since August 2014, Chief Executive Officer of Genie Oil Development since May 2015. In such capacities, Mr. M. Jonas is responsible for government affairs, public relations, and business development for Genie Oil & Gas and all of the Company’s business development in Mongolia.  From November 2005 through December 2011, Mr. M. Jonas served IDT in various positions such as analyst, vice president and manager of international business. Mr. Jonas is a founding member of Mongolian Oil Shale Association.

Key Attributes, Experience and Skills:

Mr. M. Jonas has served as an executive officer of growing businesses and has managed development efforts for larger organizations. His experience in overseeing operations in growth mode will bring hands-on experience to the Board and guidance to management in executing our growth plan.

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CORPORATE GOVERNANCE

Director Independence

Following the spin-off, our Corporate Governance Guidelines will provide that a majority of our directors must be independent under criteria established by the NYSE MKT. Prior to the spin-off, we intend to add Ms. Carney and Messrs. Ghermezian, Greenberg, Howard Jonas and Michael Jonas to our Board of Directors and Ms. Joyce Mason, Messrs. Arnoy, Eric Cosentino, Reich and Shmuel Jonas will resign from the Board of Directors, such that a majority of our directors will be independent in accordance with our Corporate Governance Guidelines and the rules of the NYSE MKT and other applicable laws.

Controlled Company Exemption

Following the spin-off, we will be a “controlled company” as defined in section 801(a) of the NYSE MKT Company Guide because more than 50% of our voting power will be beneficially held by Howard Jonas. As a “controlled company,” we will be exempt from certain NYSE MKT listing standards As discussed below, we intend to apply the NYSE MKT “controlled company” exemption only for our corporate governance practices with respect to the independence requirements of our Nominating Committee.

Committees of the Board of Directors

Prior to the distribution date, our Board of Directors will establish an Audit Committee, a Nominating Committee, a Compensation Committee, and a Corporate Governance Committee. All members of the Audit, Compensation and Governance Committees will meet the criteria for independence as established by NYSE MKT and under the Sarbanes-Oxley Act of 2002. Each of the Committees is described in greater detail below. The Board will establish written charters for each of the Committees, which will be available on our website located at www.zedge.net following the spin-off. Following the spin-off, any changes to the charters will be reflected on our website.

Audit Committee

We expect to designate three members of our Audit Committee on or prior to the spin-off. The principal duties of the Audit Committee under its written charter will include: (i) responsibilities associated with our external and internal audit staffing and planning; (ii) accounting and financial reporting issues associated with our financial statements and filings with the SEC; (iii) financial and accounting organization and internal controls; (iv) auditor independence and approval of non-audit services; and (v) “whistle-blower” procedures for reporting questionable accounting and audit practices.

The Audit Committee charter will require that the Committee be comprised of at least two directors, all of whom must be independent under the NYSE MKT listing standards and the Sarbanes-Oxley Act of 2002. In addition, each member of the Audit Committee must be financially literate within the meaning of the NYSE MKT listing standards, and at least one member will have sufficient accounting or financial management expertise to qualify as an “audit committee financial expert,” as determined by the Board of Directors in accordance with SEC rules.

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Nominating Committee

We expect to designate members of our Nominating Committee on or prior to the spin-off. The principal duties of the Nominating Committee under its charter will include: (i) developing the criteria and qualifications for membership on the Board of Directors; (ii) recommending candidates to fill new or vacant positions on the Board of Directors; and (iii) conducting appropriate inquiries into the backgrounds of potential candidates. We intend to apply the NYSE MKT exemption related to a controlled company which allows a “controlled company” to be exempted from complying with rules requiring that only independent directors comprise our Nominating Committee.

Compensation Committee

We expect to designate members of our Compensation Committee on or prior to the spin-off. The principal duties of the Compensation Committee under its charter will include: (i) ensuring that a succession plan for the Chief Executive Officer is in place; (ii) reviewing management’s recommendations as to compensation for executive officers and making recommendations to the Board of Directors; (iii) approving the compensation for the Chief Executive Officer and other executive officers; (iv) reviewing and approving compensation policies and practices for the Company more generally; (v) reviewing and approving major changes in employee benefit plans; (vi) reviewing short and long-term incentive plans and equity grants; (vii) recommending to the full Board of Directors changes to the compensation of the independent members of the Board of Directors; and (viii) administering our Stock Option and Incentive Plan. The Compensation Committee charter will require that the Committee be comprised of at least two directors, both of whom must be independent under our Corporate Governance Guidelines.

Corporate Governance Committee

We expect to designate three members of our Corporate Governance Committee on or prior to the spin-off. The principal duties of the Corporate Governance Committee under its charter will include: (i) reviewing our Corporate Governance Guidelines and other policies and governing documents and recommending revisions as appropriate; (ii) reviewing any potential conflicts of independent directors and establishing director independence; (iii) reviewing and monitoring related person transactions; and (iv) overseeing the self-evaluations of the Board of Directors, the Audit Committee and the Compensation Committee. The Corporate Governance Committee charter will require that the Committee be comprised of at least two directors, both of whom must be independent under the NYSE MKT listing standards.

Governance Practices

Following the spin-off, we will observe corporate governance practices and principal governance documents which are designed to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. Prior to the spin-off, our Board of Directors will adopt and will adhere to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices, and will review these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the NYSE MKT listing standards and the regulations of the SEC, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. Our principal governance documents will be as follows:

● Corporate Governance Guidelines; ● Board of Directors committee charters, including:

●	Audit Committee charter;

●	Nominating Committee charter;

●	Compensation Committee charter;

●	Corporate Governance Committee charter; and

●	Code of Business Conduct and Ethics.

Our governance documents will be available following the distribution date on our web site at www.zedge.net.

Our Board of Directors, with assistance from its Corporate Governance Committee, will regularly assess our governance practices in light of legal requirements and governance best practices.

Executive Director Sessions

Under our Corporate Governance Guidelines, the outside directors will meet in regularly scheduled executive sessions without management. We expect that a lead independent director will be selected by the Board of Directors to serve as the presiding director at these meetings.

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Communications with the Board of Directors

After the spin-off, stockholders and other interested persons seeking to communicate directly with the Board of Directors, with the lead independent director or the independent directors as a group, should submit their written comments c/o Lead Independent Director at our principal executive offices set forth on page 5. The lead independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the Board is warranted.

If a stockholder communication raises concerns about the ethical conduct of us or our management, it should be sent directly to our Corporate Secretary at our principal executive offices set forth on page 4. The Corporate Secretary will promptly forward a copy of any such communication to the Chairman of the Audit Committee, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate committee of the Board of Directors, by management and/or by the full Board.

The Corporate Secretary may filter out and disregard or re-direct (without providing a copy to the directors or advising them of the communication), or may otherwise handle at his or her discretion, any director communication that falls into any of the following categories:

●	Obscene materials;

●	Unsolicited marketing or advertising material or mass mailings;

●	Unsolicited newsletters, newspapers, magazines, books and publications;

●	Surveys and questionnaires;

●	Resumes and other forms of job inquiries;

●	Requests for business contacts or referrals;

●	Material that is threatening or illegal; or

●	Any communications or materials that are not in writing.

In addition, the Corporate Secretary may handle in his or her discretion any director communication that can be described as an “ordinary business matter.” Such matters include the following:

●	Routine questions, service and product complaints and comments that can be appropriately addressed by management; and

●	Routine invoices, bills, account statements and related communications that can be appropriately addressed by management.

Code of Business Conduct and Ethics

Prior to the distribution date, we will adopt a Code of Business Conduct and Ethics which will apply to our directors, Chief Executive Officer, Chief Financial Officer and all other Zedge employees.

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DIRECTOR COMPENSATION

None of the Company’s directors who will serve on the Board following the spin-off received compensation for their service as a director. Mr. Arnoy’s compensation was solely in respect of his service as an executive officer, thus is only set forth in the Executive Compensation section of this Information Statement.

Each non-employee director of the Company who attends at least 75% of the regularly scheduled meetings of the Board of Directors during a calendar year will receive total compensation of $50,000. If our market value is $40 million or higher based on a thirty day average ending on the relevant measurement period, all compensation will be in the form of shares of restricted common stock of the Company that will vest over two years from grant. If our market cap is below $40 million using the same formulation, a portion of the compensation will be paid in cash. The portion shall be pro rata based on the difference between $40 million and our market cap. For example, if our market cap is $30 million a non-employee director would receive $12,500 in cash and the remaining in restricted stock. The measurement period for the Company valuation for the directors who serve at the time of the spin-off will be closing prices for the first thirty days of trading post-spin-off, and for all other periods, the average of the closing prices during December of the preceding year. Shares will vest in equal installments on the date of grant and the first and second anniversaries of grant. If a director voluntarily resigns from the Board, unvested shares will be forfeited.

Payments of directors’ fees are to be made in January of the calendar year following attendance of at least 75% of the regularly scheduled Board meetings during the preceding year, and is pro-rated based on the quarter for non-employee directors who join the Board of Directors or depart from the Board of Directors during the prior year, if such director attended 75% of the applicable board meetings for such partial year. The Company’s Chief Executive Officer may, in his discretion, waive the requirement of 75% attendance by a director to receive the annual retainer in the case of mitigating circumstances.  Directors will not be entitled to additional compensation for serving on committees of the Board or per-meeting fees.

The non-employee director compensation will be reflected in the Company’s stock option and incentive plan to achieve the advantages of a stockholder-approved compensation plan. The Compensation Committee periodically reviews our director compensation practices. The Compensation Committee believes that our director compensation is fair and appropriate in light of the responsibilities and obligations of our directors. Directors do not receive any annual fees for committee services, nor are there any additional fees paid to the lead independent director or audit committee financial expert.

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EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers

Prior to the spin-off, all of the named executive officers were employees of IDT and all compensation for fiscal year 2015 disclosed in the table below was paid by IDT for services provided by the named executive officers to our business segments and other units of IDT. During fiscal year 2015, Tom Arnoy served as Chief Executive Officer of Zedge and Jonathan Reich served as the Chief Operating Officer of Zedge.

The historical compensation of Tom Arnoy and Jonathan Reich was set by IDT management and the Zedge Board of Directors.

SUMMARY COMPENSATION TABLE (With respect to IDT Corporation)

Name and Principal Position	Fiscal Year	Salary		Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Tom Arnoy Chief Executive Officer	2015	$244,000		$75,000	$—	$—	$—	$325,000
Jonathan Reich Chief Operating Officer	2015	$355,637	(1)	$75,000	$—	$—	$—	$430,637

(1)	Does not include proceeds from the sale of equity interests in Fabrix System Ltd. in connection with the sale of that company by IDT and the other holders, which equity interests were previously issued to Mr. Reich as compensation.

Following the spin-off, the compensation of our executive officers will be set by the Compensation Committee of our Board of Directors after discussions with management about the recommended levels and components of compensation for each of the individuals.

In general, it is anticipated that each of our executive officers will receive base compensation that is commensurate with the officer’s duties, responsibilities and compensation levels for similarly situated individuals in comparable positions.  In addition, executive officers may receive bonus compensation and compensatory equity-based awards.

Any bonus compensation to executive officers will be determined by our Compensation Committee based on factors it deems appropriate, including the achievement of specific performance targets and our financial and business performance.  No such targets have yet been established.

Equity compensation awards will generally be granted pursuant to our 2016 Stock Option and Incentive Plan described below at levels determined by the Compensation Committee. No grants have been made nor has the Company agreed to any specific grant or level of grants.

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Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information on the current holdings of stock options and unvested restricted stock by our Named Executive Officers at July 31, 2015.

Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Tom Arnoy	9/23/2008	125	—	$10.00	9/23/2018	—	—
	5/12/2010	2,675		$7.80	5/11/2020	—	—
	11/1/2011	1,363		$105.50	10/31/2021

Jonathan Reich	11/1/2011	2,985	—	$105.50	10/31/2021	—	—

(1)	The options listed in this column of the table are options held by the executive officers as of July 31, 2015 to purchase Zedge common stock. These options will convert to purchase Zedge Class B Common Stock immediately prior to the spin-off and as reflected in the beneficial ownership table.

Company Long-Term Incentive Plan

Prior to the spin-off, we intend to adopt, effective as of the distribution date, a long-term incentive plan, to be approved by IDT as our majority stockholder. The following is a general description of the plan.

Objectives. The plan is designed to attract and retain officers, employees and consultants, to encourage the sense of proprietorship of such officers, employees and consultants and to stimulate the active interest of such persons in our development and financial success. These objectives are to be accomplished by making awards under the plan and thereby providing participants with a proprietary interest in our growth and performance.

Eligibility. All of our employees, consultants and directors will be eligible for awards under the plan. Our Compensation Committee will select the participants from time to time by the grant of awards.

Shares Available for Awards. No shares of our Class A common stock and a number of shares of our Class B common stock to be equal to 0.75% of the outstanding shares of our common stock following the spin-off will be available for awards under the plan.

Administration. We intend that the plan will be administered by our Compensation Committee. The Committee will have full and exclusive power to interpret the plan and to adopt such rules, regulations and guidelines for carrying out the plan as they may deem necessary or proper, all of which powers shall be exercised in our best interests and in keeping with the objectives of the plan.

Awards. At the discretion of the Compensation Committee, awards may be in the form of (1) options, representing rights to purchase a specified number of shares Class B common stock at a specified price; (2) stock appreciation rights, representing rights to receive a payment, in cash or common stock, equal to the excess of the fair market value or other specified value of a number of shares of Class B common stock on the rights’ exercise date over a specified strike price; and (3) grants of restricted or unrestricted Class B common stock or deferred stock units denominated in Class B common stock. The Compensation Committee will determine the type or types of awards to be made to each participant under the plan and the terms, conditions and limitations applicable to each such award. Each award will be embodied in an award agreement containing such terms, conditions and limitations as determined by the Compensation Committee in its sole discretion, provided that the Compensation Committee may delegate authority to members of management to approve grants in awards to individuals who are not directors or executive officers.

Payment of Awards. Generally, payment of awards may be made in the form of cash or Class B common stock or combinations thereof and may include such restrictions as the Compensation Committee determines including, in the case of Class B common stock, as applicable, restrictions on transfer and forfeiture provisions.

The following is a brief description of these awards:

Stock Options. An award may consist of a right to purchase a specified number of shares of Class B common stock at a price specified by the Compensation Committee in the award agreement or otherwise. A stock option may be in the form of an incentive stock option to a participant who is an employee, which in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code, or, in the case of participants who are employees or directors, in the form of a nonqualified option. The plan authorizes the Committee to specify the manner of payment of the option price.

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Stock Appreciation Rights. A stock appreciation right (“SAR”), consists of a right to receive a payment, in cash or Class B common stock, as applicable, equal to the excess of the fair market value or other specified valuation of a specified number of shares of Class B common stock on the date the SAR is exercised over a specified strike price as set forth in the award agreement.

Stock Awards. A stock award may consist of Class B common stock, as applicable, or may be denominated in units of Class B common stock, as applicable. All or part of any stock award may be subject to conditions established by the Compensation Committee and set forth in the award agreement. The Committee may permit dividend equivalents with respect to restricted stock units. Such awards may be based on fair market value or other specified valuations.

The plan will have reserved for issuance pursuant to awards made under the plan shares of Class B common stock representing 0.75% of the anticipated outstanding shares of the Company’s common stock following the spin-off.

SECURITY OWNERSHIP BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Eighty two percent (82%) of our outstanding shares are held beneficially and of record by IDT. In addition, shares of our common stock that IDT is expected to receive prior to the distribution, in respect of IDT’s portion of certain existing shareholders purchasing shares of Zedge Class B common stock for $3 million at a pre-investment valuation for Zedge of $27 million, will be held beneficially and of record by IDT. The following table sets forth information concerning shares of our Class A common stock and Class B common stock projected to be beneficially owned immediately after the distribution date by:

●	each person or entity known by us to be the beneficial owner of 5% or more of the outstanding shares each of IDT’s classes of common stock;

●	each person who we currently anticipate will be one of our directors at the time of the distribution;

●	each person who we currently anticipate will be one of our named executive officers at the time of the distribution; and

●	all persons who we currently anticipate will be our directors and executive officers at the time of the distribution as a group.

The projected share amounts in the table below are based on the number of shares of IDT’s Class A common stock and Class B common stock owned by each person or entity at March 12, 2016, adjusted for the three for one distribution ratio in the spin-off. Percentage ownership information is based on the following projected amount of Zedge outstanding shares: (i) 524,775 shares of Class A common Stock (based on 1,574,326 shares of IDT Class A common stock that were outstanding on April 1, 2016), and (ii) 7,151,559 shares of Class B common Stock (based on 21,454,677 shares of IDT Class B common stock that were outstanding on April 1, 2016), which will include the shares of Zedge Class B common stock that IDT is expected to receive in respect of IDT’s portion of certain existing shareholders purchasing $3 million of Zedge Class B common stock at a pre-investment valuation for Zedge of $27 million.

In addition, prior to the spin-off, the equity interests in Zedge not owned by IDT, in addition to that portion of the $3 million of Zedge Class B common stock being purchased by Zedge stockholders other than IDT at a pre-investment valuation for Zedge of $27 million, will be recapitalized into 1,638,854 shares of Zedge Class B common stock. These shares will not be distributed to IDT stockholders in the spin-off. Also, options outstanding to purchase 24,898 shares of current Zedge common stock will be converted into options to purchase 1,543,450 shares of Zedge Class B common stock.

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Percentage ownership information assumes the conversion of all 1,574,326 currently outstanding shares of IDT Class A Common Stock into Class B Common Stock for the percentage ownership information of Howard Jonas and all directors and Named Executive Officers as a group). To our knowledge, except as otherwise indicated in the footnotes below, each person or entity has sole or shared voting and investment power with respect to the shares of common stock set forth opposite such persons or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.

Name	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock		Percentage of Aggregate Voting Power§
Howard S. Jonas	839,302	(1)	9.0%		65.5	%(2)
520 Broad Street Newark, NJ 07102
Shaman II, LLP
11921 Freedom Drive, Suite 730 Reston, VA 20190	1,031,575	(3)	11.0%		4.2%
Tom Arnoy	493,502	(4)	5.2%		1%
Jonathan Reich	187,216	(5)	2%		*
All directors, Named Executive Officers and other executive officers as a group 3 persons)	1,520,020	(6)	15.7	%(7)	66.7%

*	Less than 1%.
§	Voting power represents combined voting power of Class A Common Stock (three votes per share) and Class B Common Stock (one-tenth of one vote per share). Excludes stock options.
(1)	Consists of an aggregate of: (a) 524,775 shares of Class A Common Stock held by Howard Jonas directly; and (b) 314,525 shares of Class B Common Stock, consisting of: (i) 94,000 shares held by Howard Jonas directly; (ii) an aggregate of 2,593 shares held in custodial accounts for the benefit of certain children of Howard Jonas (of which Howard Jonas is the custodian); (iii) 209,936 shares owned by the Howard S. Jonas 2014 Annuity Trust; (iv) 7,035 unvested restricted shares held by Howard Jonas directly; and (v) 961 shares held by Howard Jonas in his 401(k) plan account as of January 31, 2016. Howard Jonas is the trustee of the Howard S. Jonas 2014 Annuity Trust. The foregoing does not include 65,880 shares of Class B Common Stock owned by the Jonas Foundation and 82,811 shares of Class B Common Stock owned by the Howard S. and Deborah Jonas Foundation, Inc., as Howard Jonas does not beneficially own these shares. The foregoing also does not include an aggregate of 988,262 shares of Class B Common Stock beneficially owned by trusts for the benefit of the children of Howard Jonas, as Howard Jonas does not exercise or share voting or investment control over these shares.
(2)	Howard Jonas entered into a voting agreement with IDT, dated December 2, 2010, pursuant to which Howard Jonas agreed to refrain from voting any shares that he controls that represent more than 76.1% of the combined voting power of the Company's outstanding capital stock.
(3)	By virtue of Shaman’s ownership of Zedge common stock.
(4)	Consists of (a) 235,438 shares of the Company’s Class B Common Stock held by Mr. Arnoy directly by virtue of Mr. Arnoy’s ownership of Zedge common stock and (b) options to purchase 258,064 shares of the Company’s Class B Common Stock, which are currently exercisable by virtue of Mr. Arnoy’s ownership of options to purchase Zedge common stock.
(5)	Consists of (a) 2,176 shares of the Company’s Class B Common Stock held by Mr. Reich directly by virtue of Mr. Reich’s ownership of IDT Class B common stock and (b) options to purchase 185,040 shares of the Company’s Class B Common Stock, which are currently exercisable by virtue of Mr. Reich’s ownership of options to purchase Zedge common stock.
(6)	Consists of the shares and options set forth above with respect to the Named Executive Officers and directors (including Howard Jonas’ shares of Class A Common, which are convertible into Class B Common Stock).
(7)	Assumes conversion of all of the shares of Class A Common Stock into shares of Class B Common Stock.

OUR RELATIONSHIP WITH IDT AFTER THE SPIN-OFF
AND RELATED PERSON TRANSACTIONS

General

In connection with the spin-off, we and IDT will enter into a Separation and Distribution Agreement and a Tax Separation Agreement to complete the separation of our businesses from IDT and to distribute our common stock held by IDT to IDT stockholders. These agreements will govern the relationship between us and IDT after the distribution and will also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the distribution. Along with the Separation Agreement and Tax Agreement, we and IDT will enter into a Transition Services Agreement. These agreements will have been prepared before the distribution, and will reflect agreement between affiliated parties established without arms-length negotiation. However, we believe that the terms of this agreement will equitably reflect the benefits and costs of our relationship with IDT.

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The expected key provisions of these agreements, which are subject to change prior to the spin-off, are summarized below. We may enter into other agreements with IDT prior to or concurrently with the separation that would relate to other aspects of our relationship with IDT following the spin-off to allow us to utilize certain personnel of, and obtain administrative, financial, internal audit, treasury, legal, corporate, tax, payroll processing and other services from IDT until we develop those capabilities internally or arrange for such services from other vendors. Unless amended, the Transition Services Agreement will terminate twelve months following the spin-off. Following the separation, we may enter into other commercial agreements with IDT from time to time, the terms of which will be determined at those relevant times. In fiscal year 2015 and fiscal year 2014, IDT allocated to Zedge an aggregate of approximately $2.2 million and $1.4 million, respectively, for payroll, benefits, insurance, facilities and other expenses, which were included in “Selling, general and administrative expense” in the consolidated statements of comprehensive income (loss) and “Purchase of property and equipment” in the consolidated statements of cash flows (relating to capitalized software and technology development costs).

Copies of these agreements described below will be filed as exhibits to our Form 10, of which this information statement is a part. The summaries of the material agreements are qualified in their entireties by reference to the full text of the agreements. We encourage you to read the full text of these material agreements.

Separation and Distribution Agreement

The Separation and Distribution Agreement will set forth the agreements between us and IDT with respect to the principal corporate transactions required to effect our separation from IDT; the distribution of our common shares to IDT stockholders; and other agreements governing the relationship between IDT and us following the separation. IDT will only consummate the spin-off if specified conditions are met or approved by the IDT board. These conditions are intended to include, among others, final approval of the distribution by the Board of Directors of IDT, and that all actions and filings necessary or appropriate under Federal and state securities laws and state blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the distribution shall have been taken and made and, where applicable, become effective or accepted.

Even if these conditions are satisfied, other events or circumstances could occur that could impact the timing or terms of the spin-off or IDT’s ability or plans to consummate the spin-off. As a result of these factors, the spin-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the timeframe currently contemplated.

The Investment

In connection with and prior to the spin-off, certain existing shareholders of Zedge, including IDT, will purchase $3 million of Zedge common stock at a pre-investment valuation for Zedge of $27 million.

The Separation

Following the spin-off, IDT will have no interest in our assets and business and will have no obligation with respect to our liabilities after the distribution other than as described below and set forth in more detail in the Separation and Distribution Agreement. Similarly, we will have no interest in the assets of IDT’s other business segments and will have no obligation with respect to the liabilities of IDT’s retained businesses after the distribution other than as described below and set forth in more detail in the Separation and Distribution Agreement.

The Distribution

Following the satisfaction or waiver of all conditions to the distribution as set forth in the Separation Agreement, IDT will deliver to the distribution agent certificates representing all of the outstanding shares of our common stock that IDT owns. IDT will instruct the distribution agent to distribute those shares on _________2016 or as soon thereafter as practicable, so that each IDT stockholder will receive one share of our Class A common stock for every three shares of IDT Class A common stock and one share of our Class B common stock for every three shares of IDT Class B common stock, in each case, as such stockholder owns as of the record date of the spin-off.

Termination

The Separation Agreement will provide that it may be terminated by IDT at any time prior to the distribution date.

Liabilities and Indemnification

Generally, IDT will indemnify us, and we will indemnify IDT, for losses related to the failure of the other to pay, perform or otherwise discharge, any of the its liabilities and obligations set forth in the Separation Agreement. All liabilities and obligations related to Zedge will remain Zedge’s obligation whether the liability and or obligation arose pre-spin-off or post spin-off and all liabilities and obligations related to IDT will remain IDT’s obligation whether the liability and or obligation arose pre-spin-off or post spin-off.

Expenses

Except as expressly set forth in the Separation Agreement, whether or not the separation and distribution are completed, all third party fees, costs and expenses paid or incurred in connection with the transactions contemplated by the Separation Agreement will be paid by Zedge.

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Tax Separation Agreement

In connection with the spin-off, we and IDT will enter into a tax separation agreement, which sets forth the responsibilities of IDT and us with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. IDT will be generally responsible for our federal, state, local and foreign income taxes for periods before and including the spin-off. We will be generally responsible for all other taxes relating to our business. We and IDT will each generally be responsible for managing those disputes that relate to the taxes for which each of us is responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both of us are responsible.

Transition Services Agreement

In connection with the spin-off, we and IDT will enter into a Transition Services Agreement pursuant to which IDT will provide us, among other things, certain administrative and other services following the distribution date, including services relating to payroll processing and employee benefits administration, finance, accounting, tax, internal audit, investor relations and legal. For each of these areas, a service schedule will summarize the services to be provided and the responsibilities of IDT and us. The services will be paid for by us as calculated in the Transition Services Agreement.

Related Person Transactions

For a complete list of IDT’s fiscal year 2015 related person transactions, please see IDT’s Proxy Statement for its 2015 Annual Meeting of Stockholders, filed with the SEC on October 30, 2015.

LEGAL PROCEEDINGS

On August 9, 2012, Blue Spike LLC filed a patent lawsuit against Zedge in the United States District Court for the Eastern District of Texas. Blue Spike alleged that Zedge was infringing four patents related to automatic content recognition technologies, provided to Zedge by a supplier.  On December 3, 2012, Zedge filed an answer denying the allegations in the complaint and asserting defenses and counterclaims.  On July 15, 2013, Zedge filed an amended answer asserting additional defenses and counterclaims.  Plaintiff served its infringement contentions on February 26, 2014. The case was bifurcated with the plaintiff’s case proceeding solely against the supplier.  Proceedings in the case against Zedge, a customer, being stayed entirely until after the litigation against the supplier concluded.  In the supplier case, the supplier filed a motion for summary judgment of non-infringement, which was heard on August 25, 2015.  On September 8, 2015, the United States District Court for the Northern District of California, in a co-pending case, found asserted claims of the patents in suit to be invalid for lack of patentable subject matter.  On September 11, 2015, the magistrate judge who heard the motion issued a report and recommended granting the motion for summary judgment of non-infringement as to the supplier’s technology, which is the same technology underlying the claim against Zedge.  The Court then continued all activity and case deadlines, to allow the supplier and the plaintiff to negotiate a resolution of the dispute between them.  That process is ongoing.  The Court recently lifted the stay of the case and scheduled trial on all remaining issues in the case between Blue Spike and the supplier.  The supplier is seeking final rulings on non-infringement and invalidity, and is seeking to continue all case deadlines involving Zedge to a date after final resolution of non-infringement and invalidity of the patents, and after the trial involving Blue Spike and the supplier, which has been the structure of the case throughout the course of the proceedings. Zedge is indemnified by the supplier for all losses related to this matter.

In March 2014, Saregama India, Limited filed a lawsuit against Zedge before the Barasat District Court, seeking approximately US$1,595,700 as damages and an injunction for copyright infringement. The main ground for the lawsuit was that Zedge allegedly avails the plaintiff’s sound recordings through Zedge’s platform with full knowledge that the sound recordings have been uploaded and are being communicated to the public without obtaining any license from the plaintiff.  Zedge believes that any possible liability on the matter is remote.

The plaintiff also alleged that, despite the order of interim injunction of the Calcutta High Court, dated February 11, 2013, Zedge continues to make such sound recordings available to the public through the Zedge platform. On June 8, 2015, Zedge moved to dismiss the complaint on the grounds that the Court has no jurisdiction to hear the suit and that the suit has been wrongly instituted in the district court by the plaintiff. On the same day, Zedge also moved the district court seeking a rejection of the complaint on the grounds that the money suit is not maintainable because the Plaintiff has also filed a similar suit in the Calcutta High Court on the same facts and circumstances and cause of action as the present suit. Zedge intends to vigorously defend this suit.

In 2013, the record label Saregama India Limited, along with Phonographic Performance Limited (PPL) and the Indian Music Industry (IMI) filed a civil suit before the Calcutta High Court for copyright infringement seeking, among other things, a permanent and interim injunction restraining certain defendants and internet service providers (“ISPs”) from providing access to a number of websites. The suit listed the platforms and websites that the plaintiffs wanted the defendants to block in India, including zedge.net. The plaintiffs’ grounds for seeking injunctive relief was that these websites provided users access to sound recordings of the plaintiffs, without obtaining any license from the plaintiffs, thereby, infringing their copyright in these sound recordings. Plaintiffs were granted an interim injunction, thereby restraining the defendants and the ISP’s from providing access to the websites (including Zedge’s platform), until the suit is finally decided by the Court. Accordingly, access to Zedge, through any mode, has been blocked in many parts of India since February 2013.

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Zedge was not aware of these orders as it was not made a party to this suit. On becoming aware of the injunction, Zedge moved the Calcutta High Court seeking to be added as a defendant in the suit to enable it to defend against the blocking of the Zedge Platform in India. On the same day, Zedge also filed an application seeking to vacate the interim injunction on the grounds that the orders were obtained without notice to Zedge and by concealing material facts in case. The matter is pending further hearing before the Calcutta High Court.

In addition to the foregoing, the Company may from time to time be subject to other legal proceedings that arise in the ordinary course of business.

RECENT SALES OF UNREGISTERED SECURITIES;
USE OF PROCEEDS FROM REGISTERED SECURITIES

Prior to the spin-off, certain holders of our capital stock, including IDT, will collectively purchase Class B common stock representing approximately 10.0% of our capital stock for $3 million.

DESCRIPTION OF OUR CAPITAL STOCK

As of the date of the spin-off, our authorized capital stock will consist of (i) 2 million shares of Class A common stock, (ii) 40 million shares of Class B common stock, and (iii) 3 million shares of Preferred Stock. We are registering shares of our Class B common stock under the Securities Exchange Act of 1934, as amended, under our registration statement on Form 10 filed with the SEC. We do not anticipate that any shares of Preferred Stock will be outstanding as of the date of the spin-off.

The following statements set forth the material terms of our classes of authorized stock; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our Amended Certificate of Incorporation, a form of which has been filed as an exhibit to registration statement on Form 10 of which this Information Statement forms a part.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to three votes for each share on all matters to be voted on by the stockholders. Holders of our Class A common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Each share of our Class A common stock may be converted, at any time and at the option of the holder, and automatically converts upon transfers to unaffiliated parties, into one fully paid and non-assessable share of our Class B common stock. In the distribution, on the distribution date, each IDT stockholder will receive one share of Zedge Class A common stock for every three shares of IDT Class A common stock held on the record date.

As of April 1, 2016, there were 1,574,326 shares of IDT Class A common stock outstanding. Based on those numbers, we anticipate that upon the distribution, there will be 524,775 shares of our Class A common stock outstanding.

Class B Common Stock

Holders of shares of our Class B common stock are entitled to one tenth of one vote for each share on all matters to be voted on by the stockholders. Holders of our Class B common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the distribution, on the distribution date, each IDT stockholder will receive one share of Zedge Class B common stock for every three shares of IDT Class B common stock held on the record date.

As of April 1, 2016, there were 21,454,677 shares of IDT Class B common stock outstanding. Based on those numbers, plus the portion of our capital stock not held by IDT prior to the spin-off, and the Zedge equity that certain existing shareholders of Zedge, including IDT receive from the purchase of $3 million of Zedge Class B common stock at a pre-investment valuation for Zedge of $27 million, we anticipate that upon the distribution, there will be 8,790,413 shares of our Class B common stock outstanding. This includes approximately 18% of the outstanding equity currently held by non-IDT Zedge shareholders, which will be recapitalized into 1,638,854 shares of Zedge Class B common stock. We expect all the Zedge shareholders to consent to such recapitalization prior to spin-off.

In addition, options outstanding to purchase 24,898 shares of current Zedge common stock will be converted into options to purchase 1,543,450 shares of Zedge Class B common stock.

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Preferred Stock

The Board of Directors has the authority to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

As of April 1, 2016 no shares of IDT preferred stock were outstanding. We do not anticipate that there will be any shares of our preferred stock outstanding upon the distribution.

Anti-Takeover Effects of Our Charter and By-Laws

Some provisions of Delaware law and our Certificate of Incorporation and By-Laws could make the following more difficult:

●	acquisition of us by means of a tender offer;

●	acquisition of us by means of a proxy contest or otherwise; or

●	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Certificate of Incorporation; By-Laws

Our Certificate of Incorporation and By-Laws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Undesignated Preferred Stock. The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Size of Board and Vacancies. Our Certificate of Incorporation provides that the number of directors on our Board of Directors will be fixed exclusively by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Meetings. Under our By-Laws, only our (i) Chief Executive Officer, (ii) President or (iii) Corporate Secretary may call special meetings of our stockholders.

Indemnification and Limitation of Liability of Directors and Officers

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

Our By-Laws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in our right, such director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to us unless a court determines otherwise.

We may enter into agreements to indemnify our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation. Such agreements, among other things, would indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our rights, on account of services as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise to which the person provides services at our request.

We intend to obtain directors’ and officers’ liability insurance providing coverage to our directors and officers.

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Annual Meeting of Stockholders

Our By-Laws provide that an annual meeting of stockholders will be held each year on a date fixed by resolution of our Board of Directors. The first annual meeting of our stockholders after the spin-off is expected to be held in January 2017.

In order for a stockholder to bring, pursuant to our By-Laws, nominations or other proposals before the 2017 annual stockholders meeting, the stockholder must comply with the requirements for stockholder proposals set forth in the Proxy Statement relating to such meeting and submit such proposals by August [____], 2016. In addition, any stockholder proposal submitted with respect to the Company’s 2017 annual meeting of stockholders, which proposal is submitted outside the requirements of Rule 14a-8 under the Exchange Act and, therefore, will not be included in the relevant proxy materials, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if written notice thereof is received by the Company’s Corporate Secretary after October [___], 2016.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to the shares of our common stock to be received by the stockholders of IDT in the spin-off. This information statement does not contain all of the information set forth in the Form 10 registration statement and the exhibits to the Form 10 registration statement. For further information with respect to Zedge and its common stock, reference is hereby made to the Form 10 registration statement, including its exhibits. Statements made in this information statement relating to the contents of any contract, agreement or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document, with each such statement being qualified in all respects by reference to the document to which it refers. You may review a copy of the Form 10 registration statement, including its exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, copies of the Form 10 registration statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

As a result of the spin-off and the filing of the Form 10 Registration Statement, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy statements and other information with the SEC. After the spin-off, these reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above. You also will be able to obtain copies of this material from the public reference facilities of the SEC as described above, or inspect them without charge at the SEC’s website.

In addition, we intend to furnish holders of our common stock with annual reports containing consolidated financial statements audited by an independent accounting firm.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Zedge, Inc. and Subsidiaries

New York, New York

We have audited the accompanying consolidated balance sheets of Zedge, Inc. and Subsidiaries (the “Company”) as of July 31, 2015 and 2014 and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zedge, Inc. and Subsidiaries at July 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Woodbridge, New Jersey

March 8, 2016

F-2

ZEDGE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

July 31,	2015	2014
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$2,170	$765
Trade Accounts Receivable, net of Allowance for Doubtful Accounts of $0 as of July 31, 2015 and 2014	1,622	1,288
Prepaid Expenses	103	43
Other Current Assets	180	127
TOTAL CURRENT ASSETS	4,075	2,223
Property and Equipment, net	1,724	1,449
Goodwill	2,438	3,182
Other Assets	115	107
TOTAL ASSETS	$8,352	$6,961
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade Accounts Payable	$116	$31
Accrued Expenses	1,319	833
Deferred Revenue	4	6
Due to IDT Corporation	369	489
TOTAL CURRENT LIABILITIES	1,808	1,359
TOTAL LIABILITIES	1,808	1,359
MEZZANINE EQUITY:
Series B Convertible Preferred Stock	100	100
TOTAL MEZZANINE EQUITY
STOCKHOLDERS’ EQUITY:
Series A Convertible Preferred Stock (Liquidation Preference of $7,001 as of July 31, 2015 and 2014) $0.10 par value; authorized shares—42,481 42,481 shares issued and outstanding as of July 31, 2015 and 2014	4	4
Series B Convertible Preferred Stock (Liquidation Preference of $5,939 as of July 31, 2015 and 2014) $0.10 par value; authorized shares—56,295 56,295 shares issued and outstanding as of July 31, 2015 and 2014	6	6
Common Stock $0.10 par value; authorized shares—600,000; 34,417 and 33,317 shares issued and outstanding as of July 31, 2015 and 2014, respectively	3	3
Additional Paid-in Capital	17,794	17,706
Accumulated Deficit	(10,708)	(12,295)
Accumulated Other Comprehensive Loss (Income)	(655)	78
TOTAL STOCKHOLDERS’ EQUITY	6,444	5,502
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$8,352	$6,961

See accompanying notes to consolidated financial statements.

F-3

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except share and per share data)

Years ended July 31,	2015	2014
REVENUES	$9,052	$6,529
COSTS AND EXPENSES:
Direct Cost of Revenue (Exclusive of Amortization of Capitalized Software and Technology Development Costs Shown Separately Below)	1,082	909
Selling, General and Administrative	5,723	5,068
Depreciation and Amortization	624	578
INCOME (LOSS) FROM OPERATIONS	1,623	(26)
Interest Income	5	6
Impairment of Investment in Bizgames	—	(63)
Net gains resulting from foreign exchange transactions	171	75
INCOME (LOSS) BEFORE INCOME TAXES	1,799	(8)
Provision for Income Taxes	212	138
NET INCOME (LOSS)	1,587	(146)
Changes in Foreign Currency Translation Adjustment	(733)	(143)
TOTAL OTHER COMPREHENSIVE LOSS	(733)	(143)
TOTAL COMPREHENSIVE INCOME (LOSS)	$854	$(289)

Earnings (loss) per share attributable to Zedge, Inc. common stockholders:
Basic	$11.84	$(4.38)
Diluted	$10.81	$(4.38)
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	34,355	33,317
Diluted	47,124	33,317

See accompanying notes to consolidated financial statements.

F-4

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share data)

	Shares of Common Stock Outstanding	Common Stock	Shares of Preferred Stock Outstanding	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance – July 31, 2013	33,317	$3	98,776	$10	$17,484	$(12,149)	$221	$5,569
Net Loss	—	—	—	—	—	(146)	—	(146)
Foreign Currency Translation Adjustment	—	—	—	—	—	—	(143)	(143)
Stock Based Compensation Expense	—	—	—	—	222	—	—	222
Balance – July 31, 2014	33,317	3	98,776	10	17,706	(12,295)	78	5,502
Net Income	—	—	—	—	—	1,587	—	1,587
Foreign Currency Translation Adjustment	—	—	—	—	—	—	(733)	(733)
Stock Based Compensation Expense	—	—	—	—	79	—	—	79
Exercise of Stock Options	1,100	—	—	—	9	—	—	9
Balance – July 31, 2015	34,417	$3	98,776	$10	$17,794	$(10,708)	$(655)	$6,444

See accompanying notes to consolidated financial statements.

F-5

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

Years ended July 31,	2015	2014
OPERATING ACTIVITIES
Net income (loss)	$1,587	$(146)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	624	578
Stock-based compensation	79	222
Recovery of provision for doubtful accounts	—	(11)
Deferred taxes	(16)	(70)
Impairment of investment in Bizgames	—	63
Net gains resulting from foreign exchange transactions	(171)	(75)
Change in assets and liabilities:
Trade accounts receivable	(334)	(144)
Other current assets and prepaid expenses	(97)	(13)
Other assets	(8)	(4)
Trade accounts payable and accrued expenses	743	252
Due to IDT Corporation	(121)	192
Deferred revenue	(2)	(18)
Net cash provided by operating activities	2,284	826
INVESTING ACTIVITIES
Purchase of property and equipment	(899)	(814)
Net cash used in investing activities	(899)	(814)
FINANCING ACTIVITIES
Proceeds from exercise of stock options	9	—
Net cash provided by financing activities	9	—
Effect of exchange rates on cash and cash equivalents	11	7
Net increase in cash and cash equivalents	1,405	19
Cash and cash equivalents at beginning of year	765	746
Cash and cash equivalents at end of year	$2,170	$765

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments made for taxes	$208	$98

See accompanying notes to consolidated financial statements.

F-6

ZEDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of Business

Zedge, Inc. (“Zedge” or “the Company”), a Delaware corporation, is currently a majority-owned subsidiary of IDT Corporation (“IDT” or the “Parent”). Zedge was incorporated in 2008. Zedge’s discovery platform offers free games, ringtones and wallpapers. IDT owns approximately 82% of Zedge, which conducts business as one operating segment.

The consolidated financial statements include all of the accounts of Zedge, Inc. and Zedge Europe AS, a Norwegian corporation. All significant intercompany accounts and transactions have been eliminated.

Basis of Accounting

The assets and liabilities in these financial statements are recorded at historical cost. Direct expenses historically incurred by IDT on behalf of the entities are reflected in these financial statements. The most significant expenses as covered under a Master Services Agreement with IDT are as follows: legal and professional fees, salaries and employee benefits have been allocated based on specific identification; certain facility costs, as well as certain salaries consisting of payroll, human resources, purchasing, accounts payable, treasury, network and telephone services, legal, travel, and consulting fees were allocated to these entities based on estimates of the incremental cost incurred by IDT; medical and dental benefits were allocated to these entities based on rates similar to COBRA health benefit provision rates charged to former IDT employees; stock-based compensation and retirement benefits under IDT’s defined contribution plan were allocated to these entities based on specific identification. Insurance was allocated to these entities based on a combination of headcount and specific policy identification. Management believes that the assumptions and methods of allocation used were reasonable. However, the costs as allocated are not necessarily indicative of the costs that would have been incurred if these entities operated on a stand-alone basis. Therefore, the consolidated financial statements included herein may not necessarily be indicative of the financial position, results of operations, changes in stockholders’ equity and cash flows of the Company to be expected in the future or what they would have been had the Company been a separate stand-alone entity during the periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue Recognition

Zedge generates over 90% of its revenues from selling its advertising inventory to both advertising networks/exchanges and real time bidding platforms, direct advertisers and game publishers. The Company recognizes advertising revenue as advertisements are delivered to users through impressions or ad views, as long as evidence of the arrangement with the payor exists (generally through an executed contract), the price is fixed and determinable, and the Company has assessed collectability as reasonably assured.

The Company generally reports its revenue net of amounts due to agencies and brokers because the Company is not the primary obligor in the relevant arrangements, it does not finalize the pricing, and it does not establish or maintain a direct relationship with the advertiser. Certain advertising arrangements that are directly between the Company and advertisers are recognized gross equal to the price paid to the Company by the customer since it is the primary obligor and the Company determines the price. Any third party costs related to such direct relationships are recognized as direct cost of revenues.

Concentration of Credit Risk and Significant Customers

The Company routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited and has not experienced significant write-downs in its accounts receivable balances. As of July 31, 2015 and for the year then ended, two customers represented 37%, and 25% of the Company's revenue, and three customers represented 55%, 13% and 12% of the Company’s accounts receivable balance, respectively. As of July 31, 2014 and for the year then ended, three customers represented 23%, 23% and 13% of the Company's revenue and 42%, 17%, and 13% of the Company’s accounts receivable balance, respectively.

Direct Cost of Revenues

Direct cost of revenues for the Company consists primarily of server, network and connectivity costs. Such costs are charged to expense as incurred.

F-7

Long-Lived Assets

Equipment, buildings, computer software and furniture and fixtures are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives, which range as follows: capitalized software and technology development costs—3 years; other—3, 5, 7, 10 or 20 years. Other is comprised of equipment, computer software, furniture and fixtures and leasehold improvements. Leasehold improvements are recorded at cost and are depreciated on a straight-line basis over the term of their lease or their estimated useful lives, whichever is shorter.

The Company tests the recoverability of its long-lived assets with finite useful lives whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company tests for recoverability based on the projected undiscounted cash flows to be derived from such asset. If the projected undiscounted future cash flows are less than the carrying value of the asset, the Company will record an impairment loss, if any, based on the difference between the estimated fair value and the carrying value of the asset. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows from such asset using an appropriate discount rate. Cash flow projections and fair value estimates require significant estimates and assumptions by management. Should the estimates and assumptions prove to be incorrect, the Company may be required to record impairments in future periods and such impairments could be material.

Capitalized Software and Technology Development Costs

The Company accounts for capitalized software and technology development costs that consist of costs to develop software programs to be used solely to meet the Company’s internal needs in accordance with ASC (“Accounting Standard Codification”) 350-40. Costs incurred during the application development stage for software programs to be used solely to meet its internal needs are capitalized. Capitalized software and technology development costs are included in property and equipment, net and are amortized over the estimated useful life of the software, generally three years. All ordinary maintenance costs are expensed as incurred.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of the business acquired. As of July 31, 2015 and 2014, goodwill that arose from an acquisition was $2,438,000 and $3,182,000, respectively and is carried on the balance sheet of Zedge Europe AS. Under ASC 350 Intangibles-Goodwill and Other, goodwill is not amortized, but instead is tested for impairment annually, or if certain circumstances indicate a possible impairment may exist. The Company evaluates the recoverability of goodwill using a two-step impairment test approach at the reporting unit level. In the first step, the fair value for the reporting unit is compared to its book value including goodwill. In the case that the fair value of the reporting unit is less than the book value, a second step is performed which compares the implied fair value of the reporting unit’s goodwill to the book value of the goodwill. If the fair value of the goodwill is less than the book value, the difference is recognized as impairment.

The Company’s estimated fair value exceeded its carrying value in Step 1 of our annual impairment tests as of May 1st for the years ended July 31, 2015 and 2014; therefore it was not necessary to perform Step 2. The Company uses a combination of income approach (discounted cash flows) and market approach (guideline company method) for its Step 1 analysis.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Investments

The Company consolidates entities that it controls and accounts for investments in joint ventures using the equity method of accounting when it owns between 20% and 49% or otherwise exercises significant influence over the venture. If the Company does not exercise significant influence, it accounts for the investment using the cost method of accounting.

Income Taxes

The accompanying financial statements include provisions for federal, state and foreign income taxes. The Company joins with its Parent and other subsidiaries in filing a federal income tax return on a consolidated basis.  Income taxes for the Company are calculated on a separate tax return basis.

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in its assessment of a valuation allowance. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

F-8

The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. Tax positions that meet the more-likely-than-not recognition threshold are measured to determine the amount of tax benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability.

The Company classifies interest and penalties on income taxes as a component of income tax expense.

Contingencies

The Company accrues for loss contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. When the Company accrues for loss contingencies and the reasonable estimate of the loss is within a range, the Company records its best estimate within the range. When no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount in the range. The Company discloses an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

Earnings Per Share

In accordance with ASC 260-10-55, Share-Based Payment Arrangements and Participating Securities and the Two-Class Method, the Company’s Series A and Series B Convertible Preferred Shares are considered participating securities. During periods of net income, the calculation of basic earnings per share for common stock is reclassified to exclude the income attributable to the Series A and Series B Convertible Preferred Shares from the numerator. Diluted earnings per share is determined in the same manner as basic earnings per share, except that the number of shares is increased to assume exercise of potentially dilutive stock options using the treasury stock method and the Series A and Series B Convertible Preferred Shares using the if-converted method, unless the effect of such increase is anti-dilutive. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

In computing the Basic and Diluted EPS, the Company has included the 947 Series B Convertible Preferred Shares issued in excess of the amount authorized and which are included in Mezzanine Equity (see Note 8).

During periods of net loss, no effect is given to the participating securities because they do not share in the losses of the Company.

The following is a reconciliation of the Company’s basic and diluted earnings per share calculation:

Year ended July 31,	2015	2014
Numerator for Basic Income (Loss) Per Share:
Net Income (Loss)	$1,587	$(146)
Less Allocation of Earnings to Participating Securities	(1,180)	—
Net Income (Loss) Available to Common Stockholders	$407	$(146)
Numerator for Diluted Income (Loss) Per Share:
Net Income (Loss) Available to Common Stockholders	$407	$(146)
Allocation of Earnings to Participating Securities	1,180	—
Less diluted allocation of earnings to participating securities	(1,078)	—
Net Income (Loss) Available to Common Stockholders	$509	$(146)
Basic Weighted Average Number of Shares	34,355	33,317
Stock Options	12,769	—
Diluted Weighted Average Number of Shares	47,124	33,317
Income (Loss) Per Common Share
Basic	$11.84	$(4.38)
Diluted	$10.81	$(4.38)

The following shares were excluded from the diluted earnings per share computations because their inclusion would have been anti-dilutive:

Year ended July 31,	2015	2014
Stock Options	11,628	27,098

F-9

Stock-Based Compensation

The Company recognizes compensation expense for all of its grants of stock-based awards based on the estimated fair value on the grant date. The Company uses a Black-Scholes valuation model to estimate the fair value of the options at the grant date. Compensation cost for awards is recognized using the straight-line method over the vesting period. Stock-based compensation is included in selling, general and administrative expense.

Fair Value Measurements

Fair value of financial and non-financial assets and liabilities is defined as an exit price, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three-tier hierarchy for inputs used to measure fair value, which prioritizes the inputs to valuation techniques used to measure fair value, is as follows:

Level 1 –	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 –	quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.
Level 3 –	unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Derivative Instruments – Foreign Exchange Forward Contracts

The Company’s earnings and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, primarily the Norwegian Krone (“NOK”). The Company’s risk management policy allows for the use of derivative financial instruments to prudently manage foreign currency exchange rate exposure. Foreign currency derivative activities are subject to the management, direction and control of the executive management. Foreign exchange forward contracts are recognized on the Consolidated Balance Sheet at their fair value in other current assets and accrued expenses in fiscal year 2015, with changes in fair value recognized in the Consolidated Statements of Comprehensive Income (Loss) in non-operating expenses.

Functional Currency

The U.S. Dollar is the functional currency of our entity operating in the United States. The functional currency for our entity operating outside of the United States is the NOK, the currency of the primary economic environment in which the entities primarily expend cash. For consolidated entities whose functional currency is not the U.S. Dollar, the Company translates their financial statements into U.S. dollars. The Company translates assets and liabilities at the exchange rate in effect as of the financial statement date, and translate accounts from the statements of comprehensive income (loss) using the weighted average exchange rate for the period. The Company reports gains and losses from currency exchange rate changes related to intercompany receivables and payables, currently in non-operating expenses.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The allowance is determined based on known troubled accounts, historical experience and other currently available evidence. Doubtful accounts are written-off upon final determination that the trade accounts will not be collected.

Recently Issued Accounting Standard Not Yet Adopted

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the impact of our pending adoption of the new standard on our consolidated financial statements.

In November 2015, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) to simplify the presentation of deferred income taxes, as well as align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (“IFRS”). The ASU requires that deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet instead of separated into current and noncurrent amounts. The ASU is effective for the Company’s financial statements beginning August 1, 2017. Earlier application is permitted. The change may be applied either prospectively or retrospectively. The Company is evaluating when to apply the ASU for its consolidated balance sheet.

F-10

In May 2014, the Financial Accounting Standards Board and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard that will supersede most of the current revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards (“IFRS”). The goals of the revenue recognition project were to clarify and converge the revenue recognition principles under U.S. GAAP and IFRS and to develop guidance that would streamline and enhance revenue recognition requirements. To accomplish this objective, the standard requires five basic steps: i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company will adopt this standard on August 1, 2018. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. The Company is evaluating the impact that the standard will have on its consolidated financial statements.

Note 2—Fair Value Measurements

The following table presents the balance of assets and liabilities measured at fair value on a recurring basis (in thousands):

July 31, 2015	Level 1	Level 2	Level 3	Total
Assets:
Foreign exchange forward contracts	$—	$38	$—	$38

Liabilities:
Foreign exchange forward contracts	$—	$39	$—	$39

At July 31, 2014, the Company did not have any assets or liabilities measured at fair value on a recurring basis.

Fair Value of Other Financial Instruments

The Company’s other financial instruments include accounts receivable, accounts payable, and due to IDT Corporation. The recorded carrying amount of accounts receivable, accounts payable and due to IDT Corporation approximates their fair value due to their short-term nature. The Company did not have any other assets or liabilities that were measured at fair value on a recurring basis as of July 31, 2015 and 2014.

Note 3—Derivative Instruments

The primary risk managed by the Company using derivative instruments is foreign exchange risk. Foreign exchange forward contracts are entered into as hedges against unfavorable fluctuations in the U.S. Dollar - NOK exchange rate. Zedge Europe AS is based in Norway and much of its operations are located in Norway. The Company does not apply hedge accounting to these contracts; therefore the changes in fair value are recorded in earnings. By using derivative instruments to mitigate exposures to changes in foreign exchange rates, the Company is exposed to credit risk from the failure of the counterparty to perform under the terms of the contract. The Company minimizes the credit or repayment risk by entering into transactions with high-quality counterparties.

The Company’s outstanding contracts at July 31, 2015 were as follows:

Settlement Date	U.S. Dollar Amount	NOK Amount
September 2015	750,000	6,163,000
November 2015	2,729,000	22,169,000
January 2016	3,000,000	24,257,000
May 2016	1,000,000	8,239,000
July 2016	1,000,000	8,200,000

The fair value of outstanding derivative instruments recorded as assets in the accompanying consolidated balance sheets were as follows (in thousands):

July 31,		2015	2014
Assets Derivatives:	Balance Sheet Location
Derivatives not designated or not qualifying as hedging instruments
Foreign exchange forward contracts	Other Current Assets	$38	$—

F-11

The fair value of outstanding derivative instruments recorded as liabilities in the accompanying consolidated balance sheets were as follows:

July 31,		2015	2014
Liabilities Derivatives:	Balance Sheet Location
Derivatives not designated or not qualifying as hedging instruments
Foreign exchange forward contracts	Accrued Expenses	$39	$—

The effects of derivative instruments on the consolidated statements of comprehensive income (loss) were as follows:

Amount of Loss Recognized on Derivatives Year Ended July 31		2015	2014
Derivatives not designated or not qualifying as hedging instruments	Statement of Comprehensive Income (Loss) Location
Foreign exchange forward contracts	Selling, General and Administrative Expenses	$(58)	$—

Note 4—Property and Equipment

Property and equipment consisted of the following (in thousands):

July 31	2015	2014
Capitalized Software and Technology Development Costs	$4,346	$3,485
Other	174	138
	4,520	3,623
Less accumulated depreciation and amortization	(2,796)	(2,174)
Total	$1,724	$1,449

Capitalized Software and Technology Development Costs consists primarily of internal labor for website development capitalized during the application development stage. Other property and equipment consists of furniture and fixtures, office and video conference equipment and miscellaneous computer hardware and software.

Depreciation and amortization expense pertaining to property and equipment was $624,000 and $578,000 for the fiscal years ended July 31, 2015 and 2014.

Note 5—Goodwill

The Company’s goodwill related to an acquisition made in a prior period was $2,438,000 and $3,182,000 as of July 31, 2015 and 2014, respectively.

The table below reconciles the change in the carrying amount of goodwill for the period from July 31, 2013 to July 31, 2015:

(in thousands)
Balance at July 31, 2013	$3,353
Foreign Exchange Translation Effect	(171)
Balance at July 31, 2014	3,182
Foreign Exchange Translation Effect	(744)
Balance at July 31, 2015	$2,438

Goodwill is tested for impairment annually as of May 1, or at an interim date if an event occurs or conditions change that would more likely than not reduce the fair value of the Company’s reporting unit below its carrying value. The Company has determined that it has one reporting unit.

The Company performed its annual goodwill impairment test and concluded that no goodwill impairment existed during the fiscal years ended July 31, 2015 and 2014.

Note 6—Investments

In August 2012, Zedge Europe AS made an investment to purchase 10.5% of the common shares of Bizgames Studios AS, a Norwegian corporation. At that time, Zedge, Inc. entered into a promotional, advertising and porting services agreement (“PAPS agreement”) with Bizgames for an additional 4.0% of Bizgames common shares. The fair value ascribed to the shares transferred in conjunction with the PAPS agreement was determined based on the price of the shares purchased at that time by both Zedge and an unaffiliated Norwegian investor. The combined 14.5% investment in Bizgames common shares was recorded at $67,000. Additionally, also alongside another investor, Zedge Europe AS loaned Bizgames approximately $30,000 at an annual interest rate of 8.0%, which was to be repaid by February 2014.

F-12

In determining whether Zedge had sufficient control to account for Bizgames under the equity method, the Company considered the following:

●	Zedge and Zedge Europe AS had a total ownership interest of 14.5% of Bizgames.

●	Zedge Europe AS holds one of five board seats, while material decisions of Bizgames require a 2/3 majority vote of board members.

As such, the Company determined that it did not have significant influence over Bizgames and accounted for its investment in Bizgames under the cost method.

As of the date of this report, the loan has not been repaid and there is currently no timetable for repayment. Additionally, the Company has not collected any cash associated with Bizgames revenue, nor has the Company been successful in obtaining timely financial information. As such, the Company has written-off the balance of its investment in Bizgames, and reserved for the entirety of its loan outstanding to Bizgames, inclusive of related interest, as of July 31, 2014.

Note 7—Accrued Expenses

Accrued expenses consist of the following (in thousands):

July 31	2015	2014
Accrued Vacation	$356	$308
Accrued Payroll Taxes	172	158
Accrued Payroll and Bonuses	90	105
Accrued Cost of Advertising	530	139
Accrued Foreign Taxes	80	76
Other	91	47
Total	$1,319	$833

Note 8—Stockholders’ Equity

Authorized Capital Stock

The Company is authorized to issue a total of 1,000,000 shares of capital stock consisting of 600,000 shares of Common Stock (par value $0.10 per share) and 400,000 shares of preferred stock (par value $0.10 per share).

Series A Convertible Preferred Stock and Series B Convertible Preferred Stock

Of the Convertible Preferred Stock issued and outstanding, 42,481 shares are designated as Series A Convertible Preferred Stock and 56,295 shares are designated as Series B Convertible Preferred Stock. The holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be entitled to that number of votes equal to one vote per share of Common Stock that would be issuable upon conversion of such holder's shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock on the record date of the vote, as well as entitled to participate in dividends with shares of any other class or series of stock.

Any holder of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may, at any time or from time to time, convert all or part of such shares into that number of fully paid and non-assessable shares of Common Stock equal to the quotient of (a) the aggregate Liquidation Price of the shares being converted divided by (b) the Series A Liquidation Price ($164.80) or Series B Liquidation Price ($105.50), as applicable, or in the event that the Conversion Rate shall have been previously adjusted (see below), the new Protected Conversion Price as so adjusted.

On a distribution of asset's upon the occurrence of a Liquidation, the assets of the Company remaining after the payment of the Company’s liabilities shall be applied in the following order of priority (to be applied pro rata among holders of securities having the same ranking in the event that the proceeds of the Liquidation shall not suffice to make the payments hereunder):

(a) First, in paying to the holders of the (x) Series A Convertible Preferred Stock an amount equal to the Series A Liquidation Price for each share so held, together with a sum equal to any arrears or accruals of the dividends, if any, on the Series A Convertible Preferred Stock so held payable through the date on which such payment is made; and (y) Series B Convertible Preferred Stock, which shall rank pari passu to the Series A Convertible Preferred Stock, an amount equal to the Series B Liquidation Price for each share so held, together with a sum equal to any arrears or accruals of the dividends, if any, on the Series B Convertible Preferred Stock so held payable through the date on which such payment is made.

F-13

(b) Second, the balance of such assets shall be distributed amongst the holders of the Company’s equity securities in proportion to their respective holdings whereby the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock participate in proportion to the number of shares of Common Stock they would have received had the holders converted their shares of such Convertible Preferred Stock into Common Stock at the then applicable Conversion Rate.

If the Company issues common stock for non-cash consideration or for cash or cash equivalents, other than in respect of any common stock issued to employees or consultants pursuant to a stock option plan, at a price less than the Protected Conversion Price, then the conversion rate for the Series A and Series B Convertible Preferred Stock shall be adjusted to a new price equal to the quotient obtained by dividing: (a) an amount equal to (x) total number of shares of common stock outstanding immediately prior to such issuance or sale multiplied by the then Protected Conversion Price, plus (y) the aggregate consideration received or deemed to be received by the Company by (b) the total number of shares of common stock outstanding immediately after such issuance or sale.

The conversion rate shall also be adjusted any time the Company declares a stock dividend, subdivides its common stock, combines the outstanding shares into a smaller number of shares or issues any shares in a reorganization of the common stock.

The Company evaluated whether the conversion option required bifurcation from the host contract and concluded that it did not, because it is clearly and closely related to the host contract.

Mezzanine Equity

Share Imperfections

In 2012, preferred shares were issued by the Board of Directors of the Company in excess of the number of shares duly authorized by the Company’s Certificate of Incorporation. The Company has classified these preferred shares as mezzanine equity at the original purchase price in the consolidated balance sheets because they do not meet the definition of permanent equity as a result of these legal imperfections.

To address these issues, in February 2016, the Company prepared and filed a certificate of validation with the State of Delaware for an amendment to the Restated Certificate of Incorporation requesting an increase in the number of authorized Series B Convertible Preferred shares to 57,242. On February 24, 2016, the State of Delaware certified this validation, which is retroactive to the date of the defective act.

Statement of Mezzanine Equity

Changes to mezzanine amounts during 2014 and 2015 were as follows (dollars in thousands):

	Series B Convertible Preferred
	Shares	Amount
Balance at July 31, 2013	947	$100
2014 Activity	—	—
Balance at July 31, 2014	947	$100
2015 Activity	—	—
Balance at July 31, 2015	947	$100

Note 9—Commitments and Contingencies

Legal Proceedings

In March 2014, Saregama India, Limited filed a lawsuit against Zedge before the Barasat District Court, seeking approximately US$1,595,700 as damages and an injunction for copyright infringement. The main ground for the lawsuit was that Zedge allegedly avails the plaintiff’s sound recordings through Zedge’s platform with full knowledge that the sound recordings have been uploaded and are being communicated to the public without obtaining any license from the plaintiff.  The Company believes that any possible liability on the matter is remote.

The Company may from time to time be subject to other legal proceedings that arise in the ordinary course of business. Although there can be no assurance in this regard, the Company does not expect any of those legal proceedings to have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

Lease Commitments

We have no future contractual obligations or other commercial commitments as of July 31, 2015, other than as follows (in thousands):

Year ended July 31,	2016	2017	2018	Thereafter	Total
Real estate leases	$251	$214	$89	$—	$554
SaaS licensing	67	—	—	—	67
Total obligations	$318	$214	$89	$—	$621

On February 9, 2016, the Company extended one of its real estate leases through December 2018, increasing the aggregate future minimum payments for this lease by approximately $284,000.

F-14

On February 24, 2016, the Company extended its license to utilize one of its SaaS (Software as a Service) licenses through March 2018, increasing the aggregate future commitment by $250,000.

The February 2016 extensions are not included in the above table.

Rental expense under operating leases was $211,000 and $197,000 in fiscal years 2015 and 2014, respectively.

Note 10—Income Taxes

The Company is a member of a consolidated group of entities for which income tax returns are filed for the consolidated group. Income taxes for the Company are calculated on a separate tax return basis. The current U.S. Federal and State income tax expense is recorded as an increase in the payable amount Due to IDT Corporation.

The Company provides for deferred taxes based on the difference between the basis of assets and liabilities for financial reporting purposes and the basis for income tax purposes, calculated using enacted rates that will be in effect when the differences are expected to reverse.

The components of income (loss) before income taxes are as follows (in thousands):

Year Ended July 31,	2015	2014
Domestic	$1,121	$(503)
Foreign	678	495
Income (Loss) Before Income Taxes	$1,799	$(8)

Provision for income taxes as presented in the Statement of Comprehensive Income (Loss) consisted of the following (in thousands):

Year Ended July 31,	2015	2014
Current:
Foreign	$200	$208
Federal	28	—
State	—	—
Total current expense	228	208
Deferred:
Foreign	(16)	(70)
Federal	—	—
State	—	—
Total deferred expense	(16)	(70)
Income tax expense	$212	$138

The differences between income taxes expected at the U.S. federal statutory income tax rate and income taxes are reported as follows (in thousands):

Year Ended July 31,	2015	2014
U.S. federal income tax at statutory rate	$629	$(3)
State income tax	63	(28)
Valuation allowance	(422)	189
Foreign tax rate differential	(52)	(35)
Permanent differences	3	6
Other	(9)	9
Income tax expense	$212	$138

The Company has not recorded U.S. income tax expense for foreign earnings, as such earnings are permanently reinvested outside the United States. The cumulative undistributed foreign earnings are included in accumulated deficit in the Company’s consolidated balance sheets and consisted of approximately $1.6 million at July 31, 2015. Upon distribution of these foreign earnings to the Company’s domestic entities, the Company may be subject to U.S. income taxes and withholding of foreign taxes; however, it is not practicable to determine the amount, if any, which would be paid.

F-15

Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows (in thousands):

July 31,	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$1,413	$1,991
AMT carryforwards	29	1
Reserves and accruals	289	183
Stock-based compensation	691	659
Gross deferred tax assets	2,422	2,834
Less valuation allowance	(2,305)	(2,733)
Total deferred tax assets	117	101
Total deferred tax liabilities	—	—
Deferred tax, net	$117	$101

Net deferred tax assets are included in “Other current assets” in the consolidated balance sheets.

At July 31, 2015 and 2014, the Company has available Federal and State net operating loss (“NOL”) carryforwards from domestic operations of approximately $3,476,000 and $4,898,000, respectively, to offset future taxable income. The Federal and State NOL carryforwards will begin to expire in 2031. The Company has no available NOLs from foreign operations. The AMT carryforwards do not expire.

Due to the history of losses generated in the past, the Company believes that it is not more-likely-than-not that all of the deferred tax assets can be realized. Therefore, the Company has a full valuation allowance on all U.S. deferred tax assets. The Company’s deferred tax asset valuation allowance decreased by $428,000 year ended July 31, 2015 and increased by $166,000 for the year ended July 31, 2014.

The Company has adopted the accounting policy that interest and penalties will be classified as a component of the provision for income taxes. As of the date of adoption of ASC 740 and through July 31, 2015, the Company did not have any interest or penalties associated with unrecognized tax benefits. The Company does not anticipate any significant changes to the unrecognized tax benefits within twelve months of this reporting date.

The Company is a member of IDT’s consolidated group; therefore its income or loss was included in IDT’s tax return. IDT currently remains subject to examinations of its consolidated U.S. federal tax returns for fiscal years 2012 through 2015, and state and local tax returns generally for fiscal years 2011 through 2015. Zedge remains subject to examinations of its Norwegian tax returns for fiscal years 2012 through 2015.

Note 11—Stock-Based Compensation

Employees of the Company have received grants of options to purchase the Company’s common stock. Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, are pursuant to individual written agreements, and generally vest over a four-year period, with 25% vesting after one year and the remainder vesting ratably on a monthly basis over the remaining three years. Certain option agreements provide for accelerated vesting of options upon the effective date of an initial public offering or a change in control of the Company.

The Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors based on estimated grant date fair values. The fair value of share-based payment awards to employees and directors on the date of grant is estimated using the Black-Scholes (“BSM”) pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over a straight-line basis over the requisite service period in the Statement of Comprehensive Income (Loss). As stock-based compensation expense is based on awards ultimately expected to vest, it has been reduced for the estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The determination of fair value of share-based payment awards to employees on the date of grant using the BSM pricing model is affected by assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the current fair value of the Company’s stock price, the expected stock price volatility over the expected term of the awards, and actual and projected employee stock option exercise behaviors. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data; therefore, expected term is estimated using the simplified method, which computes expected term as the average of the sum of the vesting term plus the contract term. Historical data is used to estimate forfeitures. The risk-free rate is based on U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility is based on historical volatility of peer companies. The fair value of common stock was established by valuations of the Company’s stock, based on estimates developed by the Company, conducted for each respective date.

F-16

The Company used the following weighted average assumptions in its BSM pricing model:

Years ended July 31,	2014
Expected term	5.3 – 6.0 years
Volatility	145.0%
Risk free interest rate	0.023%
Dividends	—
Grant date fair value	$71.02

A summary of the stock option activity for the Company’s employees follows:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Grant Date Fair Value	Aggregate Intrinsic Value (in thousands)
Outstanding at July 31, 2013	26,298	$47.99	$55.74	$1,033
Granted	800	105.50	71.03	—
Exercised	—	—	—	—
Cancelled/Forfeited-Unvested	—	—	—	—
Cancelled/Expired-Vested	—	—	—	—
Outstanding at July 31, 2014	27,098	$49.69	$56.19	$1,003
Granted	—	—	—	—
Exercised	(1,100)	8.20	52.00	58
Cancelled/Forfeited-Unvested	—	—	—	—
Cancelled/Expired-Vested	—	—	—	—
Outstanding at July 31, 2015	25,998	$51.65	$56.30	$755

The following table summarizes information about currently outstanding and vested stock options at July 31, 2015:

Options Outstanding			Options Vested
Exercise Price	Number of Options	Weighted-Average Remaining Contractual (Life Years)	Number of Options
$7.80	12,600	4.91	12,600
$10.00	1,770	3.17	1,770
$105.50	11,628	7.15	10,155
	25,998		24,525

At July 31, 2015, the Company had total unrecognized stock-based compensation expense for options granted to Company employees of approximately $12,000, the entirety of which is expected to be recognized in the year ending July 31, 2016.

Note 12—Related Party Transactions

The Company continues to maintain an intercompany balance due to IDT that relates to charges for services provided to us by IDT and payroll costs for Zedge’s personnel that are paid by IDT. IDT charges the Company for certain transactions and allocates routine expenses based on company specific items covered under a Master Services Agreement. The original expiration of the Master Services Agreement has passed and services are currently being performed on a month-to-month basis. This agreement provides for, among other things: (1) the allocation between the Company and IDT of employee benefits, taxes and other liabilities and obligations; (2) services to be provided by IDT relating to human resources and employee benefits administration; (3) the allocation of responsibilities relating to employee compensation and benefit plans and programs and other related matters; and (4) finance, accounting, tax, facilities and legal services to be provided by IDT to the Company. In 2015 and 2014, IDT allocated amounts for payroll, benefits, insurance, facilities and other expenses to the Company, which were included in “Selling, general and administrative expense” in the consolidated statements of comprehensive income (loss) and “Purchase of property and equipment” in the consolidated statements of cash flows (relating to capitalized software and technology development costs). In all periods presented, the Company was included in IDT’s consolidated federal income tax return.

F-17

The change in the Company’s liability to IDT was as follows:

Years ended July 31, (in thousands)	2015	2014
Balance at beginning of year	$489	$382
Payments by IDT on behalf of the Company	1,982	1,292
Cash repayments, net of advances	(2,102)	(1,185)
Balance at end of year	$369	$489

Federal tax payments made by IDT on behalf of the Company totaled $25,000 for the year ended July 31, 2015. No Federal tax payments were made by IDT on behalf of the Company for the year ended July 31, 2014.

Note 13—Business Segment Information

Zedge conducts business as one operating segment. There were no revenues from customers located outside of the United States in all periods presented. Net long-lived assets and total assets held outside of the United States, which are located primarily in Norway, were as follows:

(in thousands)	United States	Foreign	Total
July 31, 2015
Long-lived Assets, net	$1,727	$112	$1,839
Total Assets	5,305	3,047	8,352
July 31, 2014
Long-lived Assets, net	$1,382	$174	$1,556
Total Assets	3,250	3,711	6,961

Note 14—Subsequent Events

The Company evaluated events or transactions that occurred after July 31, 2015 through March 8, 2016, the date that the financial statements were available to be issued, for potential recognition or disclosure in these consolidated financial statements.

Other than noted above, no other subsequent events requiring disclosure have occurred.

F-18

ZEDGE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	January 31, 2016 (Unaudited)	July 31, 2015 (Note 1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,193	$2,170
Trade accounts receivable, net of allowance for doubtful accounts of $0 at January 31, 2016 and July 31, 2015	2,350	1,622
Prepaid expenses	91	103
Other current assets	132	180
TOTAL CURRENT ASSETS	5,766	4,075
Property and equipment, net	1,753	1,724
Goodwill	2,297	2,438
Other assets	109	115
TOTAL ASSETS	$9,925	$8,352
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$75	$116
Accrued expenses	1,652	1,319
Deferred revenue	4	4
Due to IDT Corporation	364	369
TOTAL CURRENT LIABILITIES	2,095	1,808
TOTAL LIABILITIES	2,095	1,808
MEZZANINE EQUITY:
Series B convertible preferred stock	100	100
TOTAL MEZZANINE EQUITY	100	100
STOCKHOLDERS’ EQUITY:
Series A convertible preferred stock (liquidation preference of $7,001 at January 31, 2016 and July 31, 2015) $0.10 par value; authorized shares—42,481 42,481 shares issued and outstanding at January 31, 2016 and July 31, 2015	4	4
Series B convertible preferred stock (liquidation preference of $5,939 at January 31, 2016 and July 31, 2015) $0.10 par value; authorized shares—56,295 56,295 shares issued and outstanding at January 31, 2016 and July 31, 2015	6	6
Common stock $0.10 par value; authorized shares—600,000; 34,417 shares issued and outstanding at January 31, 2016 and July 31, 2015	3	3
Additional paid-in capital	17,803	17,794
Accumulated deficit	(9,272)	(10,708)
Accumulated other comprehensive loss	(814)	(655)
TOTAL STOCKHOLDERS’ EQUITY	7,730	6,444
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$9,925	$8,352

See accompanying notes to consolidated financial statements.

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Six months ended January 31,
(in thousands, except share and per share data)	2016	2015

REVENUES	$6,089	$4,425
COSTS AND EXPENSES:
Direct cost of revenue (exclusive of amortization of capitalized software and technology development costs included below)	605	535
Selling, general and administrative	3,466	2,936
Depreciation and amortization	317	356
INCOME FROM OPERATIONS	1,701	598
Interest income	2	4
Net (losses) gains resulting from foreign exchange transactions	(161)	128
INCOME BEFORE INCOME TAXES	1,542	730
Provision for income taxes	106	82
NET INCOME	1,436	648
Other comprehensive loss:
Changes in foreign currency translation adjustment	(159)	(622)
TOTAL OTHER COMPREHENSIVE LOSS	(159)	(622)
TOTAL COMPREHENSIVE INCOME	$1,277	$26

Earnings per share attributable to Zedge, Inc. common stockholders:
Basic	$10.71	$4.84
Diluted	$9.76	$4.42

Weighted-average number of shares used in calculation of earnings per share:
Basic	34,417	34,050
Diluted	47,343	46,745

See accompanying notes to consolidated financial statements.

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended January 31,
(in thousands)	2016	2015
OPERATING ACTIVITIES
Net income	$1,436	$648
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	317	356
Stock-based compensation	9	53
Net losses (gains) resulting from foreign exchange transactions	161	(128)
Change in assets and liabilities:
Trade accounts receivable	(728)	(443)
Other current assets and prepaid expenses	60	(12)
Other assets	6	(15)
Trade accounts payable and accrued expenses	172	663
Due to IDT Corporation	(5)	(194)
Deferred revenue	—	29
Net cash provided by operating activities	1,428	957
INVESTING ACTIVITIES
Purchase of property and equipment	(344)	(438)
Net cash used in investing activities	(344)	(438)
FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	9
Net cash provided by financing activities	—	9
Effect of exchange rates on cash and cash equivalents	(61)	(94)
Net increase in cash and cash equivalents	1,023	434
Cash and cash equivalents at beginning of period	2,170	765
Cash and cash equivalents at end of period	$3,193	$1,199

See accompanying notes to consolidated financial statements.

ZEDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1—Description of Business and Basis of Presentation

Description of Business

Zedge, Inc. (“Zedge” or the “Company”), a Delaware corporation, is currently a majority-owned subsidiary of IDT Corporation (“IDT”). Zedge was incorporated in 2008. Zedge’s discovery platform offers free games, ringtones and wallpapers. IDT owns approximately 82% of Zedge, which conducts business as one operating segment.

The consolidated financial statements include all of the accounts of Zedge and Zedge Europe AS, a Norwegian corporation. All significant intercompany accounts and transactions have been eliminated.

Basis of Presentation

The accompanying unaudited consolidated financial statements the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended January 31, 2016 are not necessarily indicative of the results that may be expected for the year ending July 31, 2016. The balance sheet at July 31, 2015 has been derived from the Company’s audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, please refer to the consolidated financial statements and footnotes thereto included elsewhere in this information statement.

The assets and liabilities in these financial statements are recorded at historical cost. Direct expenses historically incurred by IDT on behalf of the entities are reflected in these financial statements. The most significant expenses as covered under a Master Services Agreement with IDT are as follows: legal and professional fees, salaries and employee benefits have been allocated based on specific identification; certain facility costs, as well as certain salaries consisting of payroll, human resources, purchasing, accounts payable, treasury, network and telephone services, legal, travel, and consulting fees were allocated to these entities based on estimates of the incremental cost incurred by IDT; medical and dental benefits were allocated to these entities based on rates similar to COBRA health benefit provision rates charged to former IDT employees; stock-based compensation and retirement benefits under IDT’s defined contribution plan were allocated to these entities based on specific identification. Insurance was allocated to these entities based on a combination of headcount and specific policy identification. Management believes that the assumptions and methods of allocation used were reasonable. However, the costs as allocated are not necessarily indicative of the costs that would have been incurred if these entities operated on a stand-alone basis. Therefore, the consolidated financial statements included herein may not necessarily be indicative of the financial position, results of operations, changes in stockholders’ equity and cash flows of the Company to be expected in the future or what they would have been had the Company been a separate stand-alone entity during the periods presented.

Significant Customers

For the six months ended January 31, 2016, three customers represented 47%, 22% and 12% of the Company’s revenue. For the six months ended January 31, 2015, three customers represented 28%, 25% and 9% of the Company’s revenue. All were advertising exchanges operated by leading companies.

Note 2—Fair Value Measurements

The following table presents the balance of assets and liabilities measured at fair value on a recurring basis:

January 31, 2016 (in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Foreign exchange forward contracts	$—	$—	$—	$—

Liabilities:
Foreign exchange forward contracts	$—	$131	$—	$131

July 31, 2015 (in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Foreign exchange forward contracts	$—	$38	$—	$38

Liabilities:
Foreign exchange forward contracts	$—	$39	$—	$39

ZEDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Other Financial Instruments

The Company’s other financial instruments at January 31, 2016 and July 31, 2015 included accounts receivable, accounts payable and Due to IDT Corporation. The carrying amounts of the accounts receivable, accounts payable and Due to IDT Corporation balances approximated fair value due to their short-term nature. The Company did not have any other assets or liabilities that were measured at fair value on a recurring basis as of January 31, 2016 and July 31, 2015.

Note 3—Derivative Instruments

The primary risk managed by the Company using derivative instruments is foreign exchange risk. Foreign exchange forward contracts are entered into as hedges against unfavorable fluctuations in the U.S. Dollar - Norwegian Krone (“NOK”) exchange rate. Zedge Europe AS is based in Norway and much of its operations are located in Norway. The Company does not apply hedge accounting to these contracts; therefore the changes in fair value are recorded in earnings. By using derivative instruments to mitigate exposures to changes in foreign exchange rates, the Company is exposed to credit risk from the failure of the counterparty to perform under the terms of the contract. The Company minimizes the credit or repayment risk by entering into transactions with high-quality counterparties.

The Company’s outstanding contracts at January 31, 2016 were as follows:

Settlement Date	U.S. Dollar Amount	NOK Amount
February 2016	800,000	6,772,360
May 2016	1,000,000	8,238,600
July 2016	1,000,000	8,200,000

The fair value of outstanding derivative instruments recorded as assets in the accompanying consolidated balance sheets were as follows:

(in thousands)		January 31, 2016	July 31, 2015
Assets Derivatives:	Balance Sheet Location
Derivatives not designated or not qualifying as hedging instruments
Foreign exchange forward contracts	Other Current Assets	$—	$38

The fair value of outstanding derivative instruments recorded as liabilities in the accompanying consolidated balance sheets were as follows:

(in thousands)		January 31, 2016	July 31, 2015
Liabilities Derivatives:	Balance Sheet Location
Derivatives not designated or not qualifying as hedging instruments
Foreign exchange forward contracts	Accrued Expenses	$131	$39

The effects of derivative instruments on the consolidated statements of comprehensive income were as follows:

Amount of Loss Recognized on Derivatives Six months ended January 31, (in thousands)		2016	2015
Derivatives not designated or not qualifying as hedging instruments	Statement of Comprehensive Income Location
Foreign exchange forward contracts	Net losses resulting from foreign exchange transactions	$(225)	$—

ZEDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4—Accrued Expenses

Accrued expenses consist of the following:

(in thousands)	January 31, 2016	July 31, 2015
Accrued vacation	$432	$356
Accrued payroll taxes	245	172
Accrued payroll and bonuses	48	90
Accrued cost of advertising	640	530
Accrued foreign taxes	98	80
Other	189	91
Total	$1,652	$1,319

Note 5—Equity

Stockholders’ Equity

Changes to the components of Stockholders’ Equity were as follows for the six months ended January 31, 2016:

(in thousands)	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance – July 31, 2015	$3	$10	$17,794	$(10,708)	$(655)	$6,444
Stock-based compensation	—	—	9	—	—	9
Comprehensive income:
Net income	—	—	—	1,436	—	1,436
Foreign currency translation adjustments	—	—	—	—	(159)	(159)
Total comprehensive income	—	—	—	1,436	(159)	1,277
Balance – January 31, 2016	$3	$10	$17,803	$(9,272)	$(814)	$7,730

Mezzanine Equity

Share Imperfections

In 2012, preferred shares were issued by the Board of Directors of the Company in excess of the number of shares duly authorized by the Company’s Certificate of Incorporation. The Company classified these preferred shares as mezzanine equity at the original purchase price in the consolidated balance sheets because they do not meet the definition of permanent equity as a result of these legal imperfections.

To address these issues, in February 2016, the Company prepared and filed a certificate of validation with the State of Delaware for an amendment to the Restated Certificate of Incorporation requesting an increase in the number of authorized shares of Series B Convertible Preferred Stock to 57,242 shares. On February 24, 2016, the State of Delaware certified this validation, which is retroactive to the date of the defective act.

Statement of Mezzanine Equity

Changes to mezzanine amounts in the six months ended January 31, 2016 were as follows:

	Series B Convertible Preferred Stock
(dollars in thousands)	Shares	Amount
Balance at July 31, 2015	947	$100
Changes during the six months ended January 31, 2016	—	—
Balance at January 31, 2016	947	$100

ZEDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6—Earnings Per Share

In accordance with ASC 260-10-55, Share-Based Payment Arrangements and Participating Securities and the Two-Class Method, the Company’s Series A and Series B Convertible Preferred Stock are considered participating securities. During periods of net income, the calculation of basic earnings per share for common stock is reclassified to exclude the income attributable to the Series A and Series B Convertible Preferred Stock from the numerator. Diluted earnings per share is determined in the same manner as basic earnings per share, except that the number of shares is increased to assume exercise of potentially dilutive stock options using the treasury stock method and the Series A and Series B Convertible Preferred Stock using the if-converted method, unless the effect of such increase is anti-dilutive. In computing diluted earnings per share, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options. Diluted earnings per share exclude all dilutive potential shares if their effect is anti-dilutive.

In computing the basic and diluted earnings per share, the Company has included the 947 Series B Convertible Preferred Stock shares issued in excess of the amount authorized that are included in Mezzanine Equity (see Note 5).

The following is a reconciliation of the Company’s basic and diluted earnings per share calculation:

Six months ended January 31,
(in thousands, except share and per share data)	2016	2015
Numerator for basic earnings per share:
Net income	$1,436	$648
Less allocation of earnings to participating securities	(1,068)	(483)
Net income available to common stockholders	$368	$165
Numerator for diluted earnings per share:
Net income available to common stockholders	$368	$165
Allocation of earnings to participating securities	1,068	483
Less diluted allocation of earnings to participating securities	(974)	(441)
Net income available to common stockholders	$462	$207
Basic weighted-average number of shares	34,417	34,050
Stock options	12,926	12,695
Diluted weighted-average number of shares	47,343	46,745
Earnings per common share:
Basic	$10.71	$4.84
Diluted	$9.76	$4.42

The following shares were excluded from the diluted earnings per share computations because their inclusion would have been anti-dilutive:

Six months ended January 31,	2016	2015
Stock options	11,628	11,628

Note 7—Related Party Transactions

IDT charges the Company for certain transactions and allocates routine expenses based on company specific items covered under a Master Services Agreement. The original term of the Master Services Agreement expired and services are currently being performed on a month-to-month basis. This agreement provides for, among other things: (1) the allocation between the Company and IDT of employee benefits, taxes and other liabilities and obligations; (2) services to be provided by IDT relating to human resources and employee benefits administration; (3) the allocation of responsibilities relating to employee compensation and benefit plans and programs and other related matters; and (4) finance, accounting, tax, facilities and legal services to be provided by IDT to the Company. The charges for payroll, benefits, insurance, facilities and other expenses were included in “Selling, general and administrative expense” in the consolidated statements of comprehensive income and “Purchase of property and equipment” in the consolidated statements of cash flows (relating to capitalized software and technology development costs). In all periods presented, the Company was included in IDT’s consolidated federal income tax return.

Six months ended January 31,
(in thousands)	2016	2015
Payments by IDT on behalf of the Company	$865	$409
Cash repayments, net of advances	$(870)	$(603)

ZEDGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8—Business Segment Information

Zedge conducts business as one operating segment. There were no revenues from customers located outside of the United States in all periods presented. Net long-lived assets and total assets held outside of the United States, which are located primarily in Norway, were as follows:

(in thousands)	United States	Foreign	Total
January 31, 2016
Long-lived assets, net	$1,672	$190	$1,862
Total assets	5,650	4,275	9,925
July 31, 2015
Long-lived assets, net	$1,727	$112	$1,839
Total assets	5,305	3,047	8,352

Note 9—Recently Issued Accounting Standards Not Yet Adopted

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The new standard simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company will adopt the new standard on August 1, 2017. The Company is evaluating the impact that the new standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The Company will adopt the new standard on August 1, 2019. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is evaluating the impact that the new standard will have on its consolidated financial statements.

In November 2015, the FASB issued an ASU to simplify the presentation of deferred income taxes, as well as align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (“IFRS”). The ASU requires that deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet instead of separated into current and noncurrent amounts. The ASU is effective for the Company’s financial statements beginning August 1, 2017. Earlier application is permitted. The change may be applied either prospectively or retrospectively. The Company is evaluating when to apply the ASU for its consolidated balance sheet.

In May 2014, the FASB and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard that will supersede most of the current revenue recognition guidance under U.S. GAAP and IFRS. The goals of the revenue recognition project were to clarify and converge the revenue recognition principles under U.S. GAAP and IFRS and to develop guidance that would streamline and enhance revenue recognition requirements. To accomplish this objective, the standard requires five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company will adopt this standard on August 1, 2018. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. The Company is evaluating the impact that the standard will have on its consolidated financial statements.

Note 10—Legal Proceedings

In March 2014, Saregama India, Limited filed a lawsuit against Zedge before the Barasat District Court, seeking approximately US$1,595,700 as damages and an injunction for copyright infringement. The main ground for the lawsuit was that Zedge allegedly avails the plaintiff’s sound recordings through Zedge’s platform with full knowledge that the sound recordings have been uploaded and are being communicated to the public without obtaining any license from the plaintiff. The Company believes that any possible liability on the matter is remote.

The Company may from time to time be subject to other legal proceedings that arise in the ordinary course of business. Although there can be no assurance in this regard, the Company does not expect any of those legal proceedings to have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

Note 11—Subsequent Events

The Company evaluated events or transactions that occurred after July 31, 2015 through April 25, 2016, the date that the financial statements were available to be issued, for potential recognition or disclosure in these consolidated financial statements.

Other than noted above, no other subsequent events requiring disclosure have occurred.